  As filed with the Securities and Exchange Commission on March 24, 1999

                                                 Registration No. 333-70841
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------

                              Amendment No. 1

                                    to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ----------------
                                   BUCA, INC.
             (Exact name of Registrant as specified in its charter)
                               ----------------

        Minnesota                      5812                  41-1802364
     (State or other             (Primary Standard        (I.R.S. Employer
     jurisdiction of                Industrial           Identification No.)
    incorporation or            Classification Code
      organization)                   Number)

                         1300 Nicollet Mall, Suite 3043
                          Minneapolis, Minnesota 55403
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------
                              Joseph P. Micatrotto
                     President and Chief Executive Officer
                                   BUCA, Inc.
                         1300 Nicollet Mall, Suite 3043
                          Minneapolis, Minnesota 55403
                                 (612) 288-2382
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
        Douglas P. Long, Esq.                    Jonathan B. Abram, Esq.
         Faegre & Benson LLP                      Dorsey & Whitney LLP
         2200 Norwest Center               Pillsbury Center South, 20th Floor
       90 South Seventh Street                   220 South Sixth Street
    Minneapolis, Minnesota 55402              Minneapolis, Minnesota 55402
                                ---------------





                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Proposed
                                                   Proposed      Maximum
                                                   Maximum      Aggregate   Amount of
     Title of Each Class of      Amount to be   Offering Price  Offering   Registration
  Securities to be Registered    Registered(1)   Per Share(2)   Price(2)       Fee
---------------------------------------------------------------------------------------
                                  3,190,410
 Common Stock, $.01 par value..      Shares         $12.50     $39,880,125  $11,087(3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 416,140 shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.

(3) Of this amount, $10,591 was previously paid.

  The Registrant hereby amends this Registration Agreement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

    Subject to completion, dated March 24, 1999

2,770,819 Shares

BUCA, INC.                                             [LOGO]

Common Stock


$   per share


            ------------------------------------------------------

                            . This is our initial public offering and no
 . BUCA, Inc. is offering      public market currently exists for our shares.
  2,500,000 shares and
  selling shareholders
  are offering
  270,819 shares.

 . We anticipate that the    . Proposed trading symbol: Nasdaq National
  initial public              Market--BUCA.
  offering price will be
  between $10.50 and
  $12.50 per share.

                                  ----------

This investment involves risk. You should carefully consider the "Risk Factors" beginning on page 7.

            ------------------------------------------------------
            ------------------------------------------------------

                                                             Per
                                                            Share     Total
                                                           ------- ------------
Public Offering Price..................................... $       $
Underwriting Discount.....................................
Proceeds to BUCA, Inc. ...................................
Proceeds to Selling Shareholders..........................

            ------------------------------------------------------
            ------------------------------------------------------

The underwriters have a 30-day option to purchase up to 415,622 additional shares of common stock from us and a selling shareholder to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

U.S. Bancorp Piper Jaffray

                             NationsBanc Montgomery
                               Securities LLC

              The date of this prospectus is          , 1999.

                       [PHOTO OF GIRL EATING SPAGHETTI]


"Italian family dining at its best"
Chicago Tribune



Elegant Dining
in a cosmopolitan atmosphere



"ONE BIG RAUCOUS DINNER PARTY"
South Bay Weekly

"PORTIONS ARE NFL TRAINING TABLE WORTHY"
Cleveland Free Times

"BEST FAMILY RESTAURANT 1998"
Seattle Magazine Readers' Poll







BUCA(R) and BUCA di BEPPO(R), as well as additional names and logos appearing in this prospectus, are registered trademarks of BUCA, Inc. This prospectus also includes names and trademarks of other companies. The individual restaurant reviews quoted in this prospectus are not intended to suggest or imply an endorsement by the reviewers or their publishers of the contents of this prospectus or an investment in the common stock.

          [PHOTO OF
      RESTAURANT INTERIOR]

                                            ONE OF
[PHOTO OF DINERS]                          THE BEST
                                        NEW RESTAURANTS
                                          IN AMERICA
   "JUST TRY                             BON APPETIT             [PHOTO OF
  NOT TO SING                                               RESTAURANT INTERIOR]
    ALONG"
Los Angeles Times
                                                          "Exudes the excessive
                                                          exuberant, voluptuous
                                                            Neapolitan spirit"
                                                         San Francisco Chronicle


                                                         [PHOTO OF FOOD]


     [PHOTO OF DINERS]                                    "So much
                                                            FUN
                                                       you won't know
                                                        what hit you"
                                                  Seattle Post-Intelligencer

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
     Summary...............................................................   4
     Risk Factors..........................................................   7
     Use of Proceeds.......................................................  12
     Dividend Policy.......................................................  12
     Capitalization........................................................  13
     Dilution..............................................................  14
     Selected Consolidated Financial Data..................................  15
     Management's Discussion and Analysis of Financial Condition
      and Results of Operations............................................  17
     Business..............................................................  24
     Management............................................................  33
     Certain Relationships and Related Transactions........................  40
     Principal and Selling Shareholders....................................  43
     Shares Eligible for Future Sale.......................................  46
     Description of Capital Stock..........................................  47
     Underwriting..........................................................  51
     Legal Matters.........................................................  53
     Experts...............................................................  53
     Where You Can Find More Information...................................  54
     Index to Consolidated Financial Statements............................ F-1

                                ---------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                    SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements.

Business of BUCA

BUCA, Inc. owns and operates 20 full service, dinner-only restaurants under the name BUCA di BEPPO. Our restaurants offer high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants.

Our food is based on authentic family recipes enjoyed for generations in the villages of Southern Italy and then adapted to American ingredients. Our menu features dishes such as the BUCA di BEPPO 1893 salad, chicken cacciatore, spaghetti with half-pound meat balls, eggplant parmigiana, ravioli al pomodoro, veal marsala, garlic mashed potatoes, pizza arrabiatta and tiramisu. These dishes, often seasoned with garlic and served with vine-ripened tomatoes, communicate the pure, powerful flavors of the immigrant Southern Italian kitchen.

Our oversized portions, served family-style on large platters, are designed to overwhelm guests with an abundance of high quality food. In family-style serving, each item is shared by the entire table, which encourages guests to interact and enjoy the meal together. We believe that the generous portions, combined with an average check per guest of approximately $20.00, including beverages, offer our guests exceptional value. We reinforce this value by encouraging guests to take home their extra food in our logo-bearing BUCA bags, allowing guests to enjoy an additional BUCA meal at home.

BUCA di BEPPO restaurants irreverently exaggerate the cliches of post-War Italian/American restaurants found in Italian neighborhoods of large U.S. cities. We design our restaurants to be a fun, high-energy destination. Each BUCA di BEPPO restaurant in a market is unique, which reinforces our image as a collection of neighborhood restaurants. Restaurant interiors are covered with hundreds of vintage photos and icons of Italian heritage, and feature lively music from classic artists such as Frank Sinatra and Dean Martin. Restaurant exteriors feature flashing bare bulb signage, statuary and humorous neon signs. Our food, decor and family-style servings all promote a fun, celebratory and socially interactive dining experience that emulates a traditional Italian/American evening meal. Our innovative concept has attracted national attention as evidenced by national awards, including a 1998 "Hot Concepts!" award from Nation's Restaurant News, and awards in all of our local markets.

We believe that our restaurants provide superior unit level economics. In fiscal 1998, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.0 million and average cash flow of approximately $693,000, or 23.5% of restaurant sales. We believe that our Paisano Partners program, in which our restaurant general managers, known as Paisano Partners, purchase stock and receive a significant portion of their annual cash compensation based on restaurant cash flow, motivates Paisanos to achieve significantly greater operating efficiencies and contributes to our superior unit level economics. In fiscal 1998, our total cash investment per restaurant averaged $1.4 million, excluding average preopening costs per restaurant of approximately $195,000.

We are pursuing a rapid but disciplined expansion strategy. Our objective is to become the dominant family-style, immigrant Southern Italian restaurant in each of our markets. We focus primarily on metropolitan markets that can support multiple BUCA di BEPPO restaurants. This focus allows us to build brand awareness and realize operating and management efficiencies within each market. We intend to continue our expansion throughout the United States with 13 openings planned in fiscal 1999, of which one has already opened, seven are under construction and the remaining five have signed leases. By the end of fiscal 1999, we plan to have 32 restaurants open in at least 17 markets.

Office Location

We were incorporated on December 2, 1994 as a Minnesota corporation. Our principal executive offices are located at 1300 Nicollet Mall, Minneapolis, Minnesota 55403 and our telephone number is (612) 288-2382.

The Offering

Common stock offered:

By BUCA, Inc.............................. 2,500,000 shares
By selling shareholders...................   270,819 shares
       Total.............................. 2,770,819 shares
Common stock outstanding after the offer-
 ing...................................... 9,738,932 shares
Offering price............................ $      per share
Use of proceeds........................... To fund restaurant development, repay bank debt
                                           and for general corporate purposes.
Proposed Nasdaq National Market symbol.... BUCA

The number of shares being offered by the selling shareholders include 56,375 shares to be issued upon conversion of approximately $389,000 in aggregate principal amount of our outstanding subordinated convertible debt, assuming a public offering price of $11.50 per share. The number of shares being offered by the selling shareholders also includes 64,444 shares to be issued upon the exercise of common stock warrants to be purchased by the underwriters from the warrantholder.

The number of shares to be outstanding after the offering includes the issuance of 4,545,434 shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering and 55,937 shares to be issued upon the conversion of approximately an additional $386,000 in aggregate principal amount of our outstanding subordinated convertible debt in connection with the closing. It excludes (1) 1,050,154 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $6.96 per share, (2) 333,415 shares of common stock issuable upon exercise of warrants remaining outstanding after this offering at a weighted average exercise price of $2.44 per share and (3) 145,646 shares of common stock issuable after the completion of this offering upon conversion of subordinated debt remaining outstanding after this offering, assuming a public offering price of $11.50 per share.

Except as otherwise noted, all information in this prospectus assumes (1) no exercise of the underwriters' over- allotment option, (2) no exercise of those options or warrants to purchase shares of common stock or the conversion of the outstanding convertible subordinated debt into shares of common stock remaining outstanding after the completion of this offering and (3) the issuance of shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering. Information in this prospectus also gives effect to a two-for-three reverse split of the common stock effected on February 17, 1999.

Summary Consolidated Financial Data
(in thousands, except per share and operating data)

We changed our fiscal year-end from December 31 to the last Sunday in December, beginning with the fiscal year ended December 28, 1997.

The pro forma information below gives effect, as of and for the period ending December 27, 1998, to (1) the issuance of shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering, (2) the termination of our obligation to redeem shares of common stock held in the Parasole Employee Stock Ownership Trust and the BUCA Employee Stock Ownership Plan (the "redeemable common stock") upon the closing of this offering, (3) the repayment of $6,600,000 of outstanding subordinated and bank debt with borrowings of $7,000,000 under our credit facility with U.S. Bank, and (4) a one-time extraordinary charge of $1,400,000 related to the early repayment of outstanding debt.

The as adjusted information below gives effect as of December 27, 1998 to (1) our receipt of the estimated net proceeds of $25,875,000 from the sale of 2,500,000 shares of common stock offered by us at an assumed initial public offering price of $11.50 per share, (2) application of a portion of the net proceeds of this offering to repay amounts outstanding under our credit facility with U.S. Bank and the resulting write-off of deferred financing costs, (3) the special non-cash charge of approximately $1,300,000 related to the discount applicable to the right of holders of $1,780,000 of our outstanding subordinated debt to convert such debt into common stock after the closing of this offering, and (4) the conversion of $775,000 in aggregate principal amount of our outstanding subordinated debt into 112,312 shares in connection with this offering, assuming a public offering price of $11.50 per share.

                                                   Fiscal Year Ended
                                         --------------------------------------
                                         December 31, December 28, December 27,
                                             1996         1997         1998
                                         ------------ ------------ ------------
Consolidated Statements of Operations
 Data:
Restaurant sales.......................    $11,316      $19,030      $38,483
Income from restaurant operations......      1,499        2,501        5,581
Operating loss.........................       (919)      (2,399)      (1,893)
Net loss...............................     (1,113)      (3,319)      (2,946)
Net loss applicable to common stock....     (4,800)      (5,305)      (5,135)
Net loss per common share--basic and
 diluted...............................    $ (1.96)     $ (2.13)     $ (2.04)
Weighted common shares assumed
 outstanding--basic and diluted........      2,445        2,490        2,512
Pro forma net loss per common share--
 basic and diluted.....................                              $  (.42)
Common shares assumed outstanding pro
 forma--basic and diluted..............                                7,062
Operating Data:
Comparable restaurant sales
 increase(/1/).........................        0.3%         8.9%        13.3%
Average weekly restaurant sales........    $47,319      $47,579      $52,727
Restaurants open at end of period......          6           11           19
                                                   December 27, 1998
                                         --------------------------------------
                                                                    Pro Forma
                                            Actual     Pro Forma   As Adjusted
                                         ------------ ------------ ------------
Consolidated Balance Sheet Data:
Cash and cash equivalents..............    $ 6,576      $ 6,576      $25,451
Total assets...........................     37,560       37,560       56,135
Total debt, including current portion..      7,866        9,266        1,491
Redeemable stock(/2/)..................     36,973          --           --
Common shareholders' (deficit)/equity..    (13,540)      22,033       48,383

---------------

(/1/) The calculation of comparable restaurant sales increase includes restaurants open for 12 full calendar months, as adjusted to provide comparable 52-week fiscal years.

(/2/) Includes Series A, Series B and Series C preferred stock and the redeemable common stock.

                                  RISK FACTORS

You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus. If any of the following risks actually occur, our business, financial condition, operating results or cash flows, could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

We May Be Unable to Achieve Profitability

Since we were formed, we have incurred net losses of approximately $7.6 million through the end of fiscal 1998, primarily due to new restaurant opening expenses and the costs of hiring senior management to develop and implement our expansion strategy. We intend to continue to expend significant financial and management resources on the development of additional restaurants. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. Failure to achieve these objectives may cause our stock price to decline and make it difficult to raise additional capital. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" for information on the history of our losses.

Our Business Could Be Materially Adversely Affected if We Are Unable to Expand in a Timely and Profitable Manner

To continue to grow, we must open new BUCA di BEPPO restaurants on a timely and profitable basis. We have experienced delays in restaurant openings from time to time and may experience delays in the future. Delays or failures in opening new restaurants could materially adversely affect our business, financial condition, operating results or cash flows. We expanded from 11 restaurants at the end of fiscal 1997 to 19 restaurants at the end of fiscal 1998. We expect to open an additional 13 restaurants during fiscal 1999, one of which is already open. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control, including the:

    .identification and availability of suitable restaurant sites;

    .competition for restaurant sites;

    .negotiation of favorable leases;

    .timely development in certain cases of commercial, residential, street or highway construction near our restaurants;

    .management of construction and development costs of new restaurants;

    .securing required governmental approvals and permits;

    .recruitment of qualified operating personnel, particularly Paisano
          Partners and kitchen managers;

    .competition in new markets; and

    .general economic conditions.

In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these new markets than in our existing markets.

We May Not Be Able to Achieve and Manage Planned Expansion

We face many business risks associated with rapidly growing companies, including the risk that our existing management, information systems and financial controls will be inadequate to support our planned expansion. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and these systems and controls. If we fail to continue to improve management, information systems and financial controls or encounter unexpected difficulties during expansion, our business, financial condition, operating results or cash flows could be materially adversely affected.

Furthermore, we may seek to acquire the operations of other restaurants. To do so successfully, we would need to identify suitable acquisition candidates, obtain financing on acceptable terms, and negotiate acceptable acquisition terms. Even if we are successful in completing acquisitions, they may have a material adverse effect on our operating results, particularly in the fiscal quarters immediately following the completion of an acquisition, while the acquisition is being integrated into our operations. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

Fluctuations in Our Operating Results May Result in Decreases in Our Stock
Price

Our operating results will fluctuate significantly because of several factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. As a result, our operating results may fall below the expectations of public market analysts and investors. In that event, the price of our common stock would likely decrease.

In the past, our preopening costs have varied significantly from quarter to quarter primarily due to the timing of restaurant openings. We typically incur most preopening costs for a new restaurant within the two months immediately preceding, and the month of, its opening. In addition, our labor and operating costs for a newly opened restaurant during the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs. We anticipate that preopening costs, labor and direct and occupancy costs will significantly increase as a percent of restaurant sales in the second and third quarters of fiscal 1999. Due to these factors, results for a quarter may not indicate results to be expected for any other quarter or for a full fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our historical operating results.

We May be Unable to Fund Our Significant Future Capital Needs and We May Need Additional Funding Sooner Than Anticipated

We will need substantial capital to finance our expansion plans, which require funds for capital expenditures, preopening costs and potential initial operating losses related to new restaurant openings. We may not be able to obtain additional financing on acceptable terms. If adequate funds are not available, we will have to curtail projected growth, which could materially adversely affect our business, financial condition, operating results or cash flows. Moreover, if we issue additional equity securities, your holdings may be diluted.

We estimate that capital expenditures during fiscal 1999 will be approximately $17.0 million and that capital expenditures during future years will exceed this amount. In addition, we have experienced negative cash flow from operations of approximately $169,000 in fiscal 1996 and $1.5 million in fiscal 1997, while experiencing a positive cash flow from operations of approximately $338,000 in fiscal 1998. Although we expect that the net proceeds of this offering, combined with other resources, will be sufficient to fund our capital requirements through at least the next 12 months, this may not be the case. We may be required to seek additional capital earlier than anticipated if:

    .future actual cash flows from operations fail to meet our expectations;

    .costs and capital expenditures for new restaurant development exceed anticipated amounts;

    .we are unable to obtain sale-leaseback financing of certain restaurants;

    .landlord contributions, loans and other incentives are lower than expected; or

    .we are required to reduce prices to respond to competitive pressures.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our historical and anticipated capital needs.

Because of Our Small Restaurant Base, Our Operating Results Could Be Materially Adversely Affected By the Negative Performance of a Small Number of Restaurants

We currently operate 20 restaurants, nine of which opened in the last 12 months. Due to our small restaurant base, poor operating results at any one or more restaurants could materially adversely affect our business, financial condition, operating results or cash flows. Our operating results achieved to date may not be indicative of our future operating results with a larger number of restaurants.

Increased Food Costs Could Materially Adversely Affect Our Operating Results

Our profitability depends in part on our ability to anticipate and react to changes in food costs. We rely on SYSCO Corporation, a national food distributor, as the primary distributor of our food. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure to perform by SYSCO could cause our food costs to increase. Further, various factors beyond our control, including adverse weather conditions and governmental regulation, may affect our food costs. We cannot predict whether we will be able to anticipate and react to changing food costs by adjusting our purchasing practices and menu prices, and a failure to do so could materially adversely affect our business, financial condition, operating results or cash flows.

Changes in Consumer Preferences or Discretionary Consumer Spending Could Negatively Impact Our Results

Our restaurants feature immigrant Southern Italian cuisine served family-style. Our continued success depends, in part, upon the popularity of this type of Italian cuisine and this style of informal dining. Shifts in consumer preferences away from our cuisine or dining style could materially adversely affect our future profitability. Also, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could materially adversely affect our business, financial condition, operating results or cash flows.

We May Be Unable to Compete With Larger, Better Established Competitors

The restaurant industry is highly competitive. Due to our limited financial resources and operating history, we may be unable to compete effectively with our larger, better established competitors, which have substantially greater financial resources and operating histories than we do. We will likely face direct competition with these competitors in each of the markets we enter. See "Business--Competition" for a discussion of the competition we face.

We Could Face Potential Labor Shortages

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and wait staff, necessary to keep pace with our expansion schedule. Qualified individuals needed to fill these positions are in short supply in certain areas, and the inability to recruit and retain such individuals may delay the planned openings of new restaurants or result in high employee turnover in existing restaurants which could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

Our Operations Depend on Governmental Licenses and We May Face Liability Under Dram Shop Statutes

Our business depends on obtaining and maintaining required food service and liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. If we receive a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected. See "Business-- Government Regulation" for a discussion of the regulations we must comply with.

Complaints or Litigation From Guests May Materially Adversely Affect Us

We are from time to time the subject of complaints or litigation from guests alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us and our restaurants, regardless of whether the allegations are valid or whether BUCA is liable. These claims may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations.

We Face Uncertainty Regarding Risk of Year 2000 Compliance

BUCA and third parties with which we do business, rely on numerous computer programs for day to day operations. We cannot predict whether we will be able to effectively address our year 2000 issues in a timely and cost-efficient manner and without interruption to our business. We have initiated discussions with our significant suppliers regarding their plans to solve year 2000 issues where their systems interface with our systems or otherwise impact our operations. We cannot predict whether year 2000 difficulties encountered by our suppliers and other third parties with whom we do business will have a material adverse impact on our business, financial conditions, operating results or cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a discussion of our Year 2000 readiness.

We Could Face Consolidated Tax Group Liability

Prior to our spin-off in late fiscal 1996, we were a member of the consolidated tax group of Parasole Restaurant Holdings, Inc. Under the Internal Revenue Code, as a former member of the consolidated tax group, we could be held liable for unpaid federal tax liabilities, if any, of the consolidated tax group through the end of 1996 in the event of nonpayment by Parasole.

Our Existing Shareholders Will Retain Significant Control Which Could Reduce Your Ability to Receive a Premium for Your Shares Through a Change in Control

Upon completion of this offering, our executive officers, directors and principal shareholders and their affiliates will own approximately 57.8% of the outstanding shares of common stock, or 55.4% if the underwriters' over-allotment option is completely exercised. As a result, they may be able to control us and direct our affairs, including the election of directors and approval of significant corporate transactions. This concentration of ownership also may delay, defer or prevent a change in control of BUCA, and make some transactions more difficult or impossible without the support of these shareholders. These transactions might include proxy contests, mergers, tender offers, open market purchase programs or other purchases of common stock that could give our shareholders the opportunity to realize a premium over the then prevailing market price for shares of common stock. This could depress the price of our common stock. See "Management" and "Principal and Selling Shareholders" for information about these shareholders and the number of shares they will control.

Our Common Stock May Not Develop an Active, Liquid Trading Market

Prior to this offering, there has been no public market for our common stock. We cannot assure that an active, liquid trading market for our stock will develop or continue after the offering. The initial public offering price of our common stock will be determined by negotiations among us, the selling shareholders and the underwriters. You may not be able to resell the common stock you buy at or above the initial public offering price.

Our Common Stock Price May Be Volatile

The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Fluctuations or decreases in the trading price of our common stock may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

Future Sales of Our Common Stock May Depress Our Stock Price and Limit Our Ability to Raise Capital in the Market

Sales of substantial amounts of our stock in the public market, or the perception that these sales may occur, could adversely affect the market price our stock and our ability to raise capital through a public offering of our equity securities. After this offering, the shares offered under this prospectus will be freely tradeable. The remaining 6,968,113 shares outstanding will be available for sale at various times, with 6,811,545 shares available for sale after their 180-day lock-up period. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.

Provisions of Our Articles of Incorporation, Our By-Laws and Minnesota Law Could Discourage Potential Acquisition Proposals and Delay or Prevent a Change in Control

Anti-takeover provisions of our Articles of Incorporation, By-Laws and Minnesota law could diminish the opportunity for shareholders to participate in acquisition proposals at a price above the then current market price of our common stock. The provisions may also inhibit increases in the market price of our stock that could result from takeover attempts. For example, while we have no present plans to issue any preferred stock, our Board of Directors, without further shareholder approval, may issue preferred stock that could have the effect of delaying, deterring or preventing a change in control. The issuance of preferred stock could adversely affect the voting power of your shares. In addition, our Articles of Incorporation provide for a classified Board of Directors consisting of three classes as well as require a 75% supermajority vote for removal of directors. These classified board and supermajority removal provisions could also have the effect of delaying, deterring or preventing a change in control. See "Management--Board of Directors; Committees" and "Description of Capital Stock" for a discussion of these provisions.

This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "plans," and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed above and elsewhere in this prospectus.

                                USE OF PROCEEDS

The net proceeds to us from the sale of the 2,500,000 shares of common stock offered by us at an assumed initial public offering price of $11.50 per share are estimated to be approximately $25,875,000, after deducting the underwriting discount and estimated offering expenses (approximately $30,149,000 if the over-allotment option granted by us is exercised in full). We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

We intend to use approximately $17.0 million of the net proceeds of this offering to finance the development of new BUCA di BEPPO restaurants during the next twelve months and $7.0 million to retire existing bank debt. Our agreement with our commercial lender, U.S. Bank National Association, requires us to repay all amounts outstanding under the $7.0 million term loan with the lender, which bears interest at 9.63% and matures on December 31, 2000. This debt was incurred to repay other BUCA debt and for the development of restaurants. In addition, we are required to repay all amounts outstanding in excess of $3.0 million under our revolving line of credit with the lender, which bears interest at lender's prevailing reference rate plus 0.75% to 1.25% (based on the then-applicable cash flow coverage ratio) and expires on December 31, 2000. Currently, we do not have any amounts outstanding under our revolving line of credit. We anticipate that prior to the completion of the offering we will borrow from our revolving line of credit to fund a portion of our new restaurant development. We plan to repay these outstanding amounts, which will be a part of the $17.0 million of development expenditures, with the net proceeds from this offering.

The balance of the net proceeds from this offering will be used to finance the development of BUCA di BEPPO restaurants in subsequent periods and for general corporate purposes. We may also use a portion of the net proceeds for the acquisition of other restaurant operations. We do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition. Pending application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for additional information regarding our sources and uses of capital.

                                DIVIDEND POLICY

  We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our Board and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our Board. In addition, our current credit facility prohibits us from paying any cash dividends without our lender's consent.

                                 CAPITALIZATION

The following table sets forth, at December 27, 1998, our consolidated cash and cash equivalents and capitalization on three different bases. First, the information is set forth on an actual basis. Second, the information is set forth on a pro forma basis to reflect the issuance of common stock in connection with the conversion of the preferred stock upon the closing of this offering, the termination of our redemption obligations with respect to the redeemable common stock, the repayment of $6,600,000 of outstanding subordinated and bank debt with borrowings of $7,000,000 under our credit facility with U.S. Bank, and a one-time extraordinary charge of $1,400,000 related to the early repayment of outstanding debt. Third, the information is set forth on a pro forma as adjusted basis to reflect the sale of the shares of common stock offered by us by this prospectus at an assumed initial public offering price of $11.50 per share and the application of the estimated net proceeds from the offering, the resulting write-off of deferred financing costs, the non-cash charge of $1,300,000 related to the discount applicable to the right of holders of $1,780,000 of our outstanding subordinated debt to convert the debt into common stock after the closing of this offering, the conversion of $775,000 in aggregate principal amount of our outstanding subordinated debt into 112,312 shares in connection with this offering and the exercise of the warrant to be included in this offering. See "Use of Proceeds" for a discussion of how we intend to use the proceeds. This table should be read in conjunction with the Consolidated Financial Statements and their notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                       December 27, 1998
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (in thousands)
Cash and cash equivalents......................  $  6,576   $ 6,576    $25,451
                                                 ========   =======    =======
Long-term debt, including current portion......  $  7,866   $ 9,266    $ 1,491
Redeemable stock(/1/)..........................    36,973       --         --
Common stock: $.01 par value;
 13,100,000 shares authorized, 1,918,056 shares
 issued and outstanding, actual; 7,062,176
 shares issued and outstanding, pro forma;
 9,738,932 shares issued and outstanding, pro
 forma as adjusted(/2/)........................        19        71        117
Additional paid-in capital.....................       --     36,921     64,825
Accumulated deficit............................   (13,266)  (14,666)   (16,266)
                                                 --------   -------    -------
                                                  (13,247)   22,326     48,676
Notes receivable from shareholders.............      (293)     (293)      (293)
  Total common shareholders' (deficit) equity
   ............................................   (13,540)   22,033     48,383
                                                 --------   -------    -------
  Total capitalization.........................  $ 31,299   $31,299    $49,874
                                                 ========   =======    =======

---------------

(/1/)Includes Series A, Series B and Series C preferred stock and the redeemable common stock.

(/2/Excludes)(1) 1,050,154 shares of common stock issuable upon exercise of options outstanding as of the date of this prospectus at a weighted average exercise price of $6.96 per share, (2) 333,415 shares of common stock issuable upon exercise of warrants remaining outstanding after this offering at a weighted average exercise price of $2.44 per share and (3) 145,646 shares of common stock issuable after the completion of this offering upon conversion of subordinated debt remaining outstanding after this offering, assuming a public offering price of $11.50 per share.

                                    DILUTION

Our net tangible book value as of December 27, 1998 was approximately $22.8 million, or $3.15 per share of common stock. Net tangible book value per share is determined by dividing BUCA's net tangible worth, which consists of tangible assets less liabilities, by the aggregate number of shares of common stock outstanding, giving effect to the conversion of the preferred stock, the conversion of a portion of our outstanding subordinated debt in connection with this offering and the exercise of the warrant to be included in this offering. After giving effect to the sale of the 2,500,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $11.50 per share and the application of the net proceeds from the offering, our pro forma net tangible book value as of December 27, 1998 would have been approximately $48.7 million, or $5.00 per share of common stock. This represents an immediate increase in net tangible book value of $1.85 per share to existing shareholders and an immediate dilution of $6.50 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...................        $11.50
  Net tangible book value per share before this offering..........  $3.15
  Increase per share attributable to new investors................   1.85
                                                                    -----
Pro forma as adjusted net tangible book value per share after this
 offering.........................................................          5.00
                                                                          ------
Dilution per share to new investors...............................        $ 6.50
                                                                          ======

The following table sets forth as of December 27, 1998, giving effect to the conversion of the preferred stock, the conversion of a portion of our outstanding subordinated debt in connection with this offering and the exercise of the warrant to be included in this offering, the difference between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors at an assumed initial public offering price of $11.50 per share:

                                                                         Average
                                   Shares Purchased  Total Consideration  Price
                                   ----------------- -------------------   Per
                                    Number   Percent   Amount    Percent  Share
                                   --------- ------- ----------- ------- -------
Existing shareholders............. 7,238,932   74.3% $31,736,976   52.4% $ 4.38
New investors..................... 2,500,000   25.7   28,750,000   47.6   11.50
                                   ---------  -----  -----------  -----  ------
  Total........................... 9,738,932  100.0% $60,486,976  100.0% $ 6.21
                                   =========  =====  ===========  =====  ======

Sales by the selling shareholders in this offering will reduce the number of shares held by existing shareholders to 6,968,113, or 71.5% of the total number of shares of common stock outstanding, and will increase the number of shares held by new investors to 2,770,819, or 28.5% of the total number of shares of common stock outstanding after the offering. To the extent shares are issued upon the exercise of options and warrants or the conversion of subordinated debt remaining outstanding after the completion of this offering, there will be further dilution to new investors. See "Management" and "Description of Capital Stock" for information regarding outstanding options, warrants and convertible subordinated debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA
           (in thousands, except share, per share and operating data)

The following selected consolidated financial data for the five fiscal years ended December 27, 1998 are derived from our audited Consolidated Financial Statements. The Consolidated Financial Statements and the notes thereto for each of the three fiscal years ended December 27, 1998, and the reports of independent public accountants on those years, are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and their notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. We changed our fiscal year-end from December 31 to the last Sunday in December, beginning with the fiscal year ended December 28, 1997. The pro forma information included in the following data gives effect as of December 27, 1998 to (1) the issuance of shares of common stock in connection with the conversion of all outstanding shares of preferred stock upon the closing of this offering, (2) the termination of our obligation to redeem the redeemable common stock upon the closing of this offering, and (3) the repayment of $6,600,000 of outstanding subordinated and bank debt with borrowings of $7,000,000 under our credit facility with U.S. Bank; and (4) a one-time extraordinary charge of $1,400,000 related to the early repayment of outstanding debt.

                                                   Fiscal Year Ended
                            ----------------------------------------------------------------
                            December 31, December 31, December 31, December 28, December 27,
                                1994         1995         1996         1997         1998
                            ------------ ------------ ------------ ------------ ------------
Consolidated Statements of
Operations Data:
Restaurant sales..........   $    4,114   $    7,142   $   11,316   $   19,030   $   38,483
Restaurant costs:
  Product.................        1,345        2,303        3,471        5,520       10,876
  Labor...................        1,354        2,258        3,723        6,478       12,548
  Direct and occupancy....          829        1,270        2,242        3,750        7,861
  Depreciation and
   amortization...........           79          173          381          781        1,617
                             ----------   ----------   ----------   ----------   ----------
    Total restaurant
     costs................        3,607        6,004        9,817       16,529       32,902
                             ----------   ----------   ----------   ----------   ----------
Income from restaurant
 operations...............          507        1,138        1,499        2,501        5,581
General and administrative
 expenses.................          332          656        1,988        3,760        5,579
Preopening costs..........          151          183          430        1,140        1,895
                             ----------   ----------   ----------   ----------   ----------
Operating income (loss)...           24          299         (919)      (2,399)      (1,893)
Interest expense..........           98          219          295          497        1,036
                             ----------   ----------   ----------   ----------   ----------
Income (loss) before
 income taxes and
 cumulative effect of
 change in accounting
 principle................          (74)          80       (1,214)      (2,896)      (2,929)
Provision (benefit) for
 income taxes.............            1           43         (101)          72           17
                             ----------   ----------   ----------   ----------   ----------
Income (loss) before
 cumulative effect of
 change in accounting
 principle................          (75)          37       (1,113)      (2,968)      (2,946)
Cumulative effect of
 change in accounting
 principle related to
 preopening costs.........          --           --           --          (351)         --
                             ----------   ----------   ----------   ----------   ----------
Net income (loss).........   $      (75)  $       37   $   (1,113)  $   (3,319)  $   (2,946)
                             ==========   ==========   ==========   ==========   ==========
Cumulative preferred stock
 dividends, accretion of
 preferred stock to
 redemption value, and
 change in redeemable
 common stock.............          --           --        (3,687)      (1,986)      (2,189)
                             ----------   ----------   ----------   ----------   ----------
Net income (loss)
 applicable to common
 stock....................   $      (75)  $       37   $   (4,800)  $   (5,305)  $   (5,135)
                             ==========   ==========   ==========   ==========   ==========
Net income (loss) per
 share--basic and
 diluted..................   $     (.03)  $      .02   $    (1.96)  $    (2.13)  $    (2.04)
                             ==========   ==========   ==========   ==========   ==========
Weighted average common
 shares assumed
 outstanding--basic and
 diluted shares ..........    2,444,666    2,444,666    2,444,666    2,490,136    2,512,309
                             ==========   ==========   ==========   ==========   ==========
Pro forma net loss per
 share--
 basic and diluted .......                                                            $(.42)
                                                                                 ==========
Common shares assumed
 outstanding pro forma--
 basic and diluted........                                                        7,062,176
                                                                                 ==========

                                                  Fiscal Year Ended
                                        --------------------------------------
                                        December 31, December 28, December 27,
                                            1996         1997         1998
                                        ------------ ------------ ------------
Operating Data:
Comparable restaurant sales in-
 crease(/1/)...........................       0.3%         8.9%        13.3%
Average weekly restaurant sales........   $47,319      $47,579      $52,727
Restaurants open at end of period......         6           11           19

                                                      As of
                         ----------------------------------------------------------------
                         December 31, December 31, December 31, December 28, December 27,
                             1994         1995         1996         1997         1998
                         ------------ ------------ ------------ ------------ ------------
Consolidated Balance
 Sheet Data:
Cash and cash equiva-
 lents..................    $1,222       $  805      $ 5,750      $ 6,099      $  6,576
Total assets............     2,480        4,477       12,771       21,288        37,560
Total debt, including
 current portion........     2,062        3,011        3,940        5,460         7,866
Redeemable stock(/2/)...       --           --        11,301       21,824        36,973
Shareholders' deficit...      (179)        (148)      (4,942)      (9,284)      (13,540)

---------------

(/1/)The calculation of comparable restaurant sales increase includes restaurants open for 12 full calendar months, as adjusted to provide comparable 52-week fiscal years.

(/2/)Includes Series A, Series B and Series C preferred stock and the redeemable common stock.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following discussion of the financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and their notes appearing elsewhere in this prospectus.

Overview

We own and operate 20 full service, dinner-only restaurants that offer high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants. In late 1996, BUCA, then a wholly owned subsidiary of Parasole Restaurant Holding, Inc., was spun-off to the shareholders of Parasole. At the time of the spin-off, we operated five restaurants and had recently hired Joseph P. Micatrotto as President and Chief Executive Officer. Since then, Mr. Micatrotto has hired an experienced management team to embark on a strategic expansion of the BUCA di BEPPO concept, targeted at major metropolitan areas throughout the United States. Since late 1996, we have pursued a rapid but disciplined expansion strategy, opening two restaurants in 1996, five in 1997 and eight in 1998. We intend to open 13 new restaurants in fiscal 1999, of which one opened in Louisville, Kentucky, in January, seven are under construction and the remaining five have signed leases.

We believe that the sales growth pattern of our new restaurants in the two years after they open differs from the typical sales growth pattern for new restaurants in other casual dining concepts. Our restaurants typically experience lower restaurant sales during the first few periods after opening, with gradually increasing restaurant sales during the remainder of the restaurant's first year of operation. In the second year of operation, our restaurants experience significant comparable restaurant sales growth. In calculating comparable restaurant sales, we include a restaurant in the comparable base once it has been open for 12 full calendar months. We believe we have this "discovery" growth pattern over the first two years of operations because we rely primarily on word-of-mouth advertising and repeat business to generate increased restaurant sales. This new restaurant opening trend has contributed to our high levels of comparable restaurant sales increases of 8.9% in fiscal 1997 and 13.3% in fiscal 1998. After two years of operation, our restaurants typically experience lower comparable restaurant sales increases than experienced in prior periods. We expect this sales growth trend for new restaurants to continue in the future; however, we expect that the impact of new restaurant openings on total comparable restaurant sales will decrease as our mature restaurant base continues to increase.

During fiscal 1997 and fiscal 1998, we expanded the use of daily specials and began other measures to build sales in existing restaurants and reduce our product costs as a percentage of restaurant sales. Each day, every restaurant offers from two to four specials. These daily specials are selected from a list of approximately 60 recipes. These daily specials typically are priced higher than normal menu items and generate higher margins. We have increased sales of specials to approximately 15% of restaurant sales in fiscal 1998. The increase in sales of specials along with price increases of approximately 2% in fiscal 1997 and 3% in fiscal 1998 have produced an increase in our average check from $17.50 in fiscal 1996 to $18.80 in fiscal 1997 and to $20.00 in fiscal 1998. In addition to achieving reduced costs through our sales of daily specials, we have achieved cost efficiencies through the improved management of product purchasing. Each restaurant orders items primarily from our national distributor, SYSCO Corporation, on terms negotiated by our centralized purchasing staff. We expect to introduce a new wine list in the second quarter of fiscal 1999, which is intended to increase wine sales and reduce the cost of wine as a percentage of wine sales.

During fiscal 1999, we expect to incur special non-cash charges in the aggregate amount of approximately $3.0 million related to the early repayment of debt. On February 5, 1999, we entered into a new credit facility with U.S. Bank. A portion of this facility was used to repay our outstanding subordinated debt in the amount of $6.0 million. This early repayment of debt resulted in a one-time extraordinary charge of approximately $1.4 million in the first quarter of fiscal 1999. We also have outstanding $1.8 million of convertible subordinated debt that is convertible, at the option of the holders, into common stock at a conversion price equal to 60% of the initial public offering price. As a consequence of this right, we will recognize a special non-cash charge of approximately $1.3 million in the second quarter of fiscal 1999. Holders of $775,000 in aggregate principal amount of the outstanding convertible subordinated debt have elected to convert their debt into shares of common stock in connection with this offering. In addition, the $7.0 million term loan portion of our credit facility with U.S. Bank is required to be repaid upon the completion of this offering. This will result in a one-time extraordinary charge of approximately $300,000 in the second quarter of fiscal 1999 for the write-off of costs related to this loan.

Our restaurant sales are comprised almost entirely of the sales of food and beverages. In fiscal 1998, alcohol sales accounted for 26.6% of total restaurant sales. Product costs include the costs of food and beverages. Labor costs include direct hourly and management wages, bonuses, taxes and benefits for restaurant employees. Direct and occupancy costs include restaurant supplies, marketing costs, rent, utilities, real estate taxes, repairs and maintenance and other related costs.

Depreciation and amortization principally includes depreciation on capital expenditures for restaurants. Preopening costs consist of direct costs related to hiring and training the initial restaurant workforce and certain other direct costs associated with opening new restaurants. General and administrative expenses are composed of expenses associated with all corporate and administrative functions that support existing operations, management and staff salaries, employee benefits, travel, information systems and training and market research. Management believes that future expansion and resulting increases in restaurant sales will require proportionately smaller incremental increases in general and administrative expenses, causing general and administrative expenses as a percentage of sales to decrease further in the future.

We adopted a fiscal year ending on the last Sunday in December beginning in 1997. Prior to that, our fiscal year followed the calendar year. Therefore, fiscal 1997 included only 362 days instead of 364 days. Our fiscal quarters include two four week periods followed by a five week period. Fiscal 2000 will be a 53-week-year, with the final quarter of the fiscal year totaling 14 weeks.

Results of Operations

Our operating results for fiscal years 1996, 1997 and 1998 expressed as a percentage of restaurant sales were as follows:

                                                   Fiscal Year Ended
                                         --------------------------------------
                                         December 31, December 28, December 27,
                                             1996         1997         1998
                                         ------------ ------------ ------------
Consolidated Statement of Operations
 Data:
Restaurant sales.......................     100.0%       100.0%       100.0%
Restaurant costs:
  Product..............................      30.7         29.0         28.3
  Labor................................      32.9         34.0         32.6
  Direct and occupancy.................      19.8         19.7         20.4
  Depreciation and amortization .......       3.4          4.1          4.2
Income from restaurant operations......      13.2         13.1         14.5
General and administrative expenses....      17.6         19.8         14.5
Preopening costs.......................       3.8          6.0          4.9
                                            -----        -----        -----
Operating loss.........................      (8.1)       (12.6)        (4.9)
Interest expense.......................       2.6          2.6          2.7
                                            -----        -----        -----
Loss before income taxes and cumulative
 effect of change in accounting princi-
 ple...................................     (10.7)       (15.2)        (7.6)
(Benefit) provision for income taxes...      (0.9)         0.4          --
Net loss...............................      (9.8)%      (17.4)%       (7.7)%
                                            =====        =====        =====

Fiscal Year Ended December 27, 1998 Compared to Fiscal Year Ended December 28, 1997

Restaurant Sales. Restaurant sales increased by $19.5 million, or 102.2%, to $38.5 million in fiscal 1998 from $19.0 million in fiscal 1997. The increase was attributable to restaurant sales of $9.8 million at new restaurants opened in fiscal 1998 and to increased sales at restaurants open prior to fiscal 1998. Comparable restaurant sales increased by 13.3% in fiscal 1998, primarily as a result of an increase in guest visits of approximately 7%, a price increase of approximately 3% in July 1998 and increased sales of daily specials. The price increase and sales of daily specials resulted in an increase in the average check per guest to $20.00 in fiscal 1998 from $18.80 in fiscal 1997.

Product. Product costs increased by $5.4 million to $10.9 million in fiscal 1998 from $5.5 million in fiscal 1997. Product costs as a percentage of restaurant sales decreased to 28.3% in fiscal 1998 from 29.0% in fiscal 1997. This reduction was a result of management's efforts to reduce the cost of food products and improve margins. We entered into an agreement with a national food distributor which reduced our food product costs beginning in the second quarter of fiscal 1997. We also sought to increase the percentage of daily specials that are sold at the restaurants.

Labor. Labor costs increased by $6.1 million to $12.6 million in fiscal 1998 from $6.5 million in fiscal 1997. Labor costs decreased as a percentage of restaurant sales to 32.6% in fiscal 1998 from 34.0% in fiscal 1997. This decrease resulted from a reduction in hourly labor to 18.3% of restaurant sales in fiscal 1998 from 19.0% in fiscal 1997. This decrease in hourly labor resulted from lower average wage costs due to the opening of new stores in states that allow tips credit toward minimum wage requirements. The decrease in labor costs as a percentage of restaurant sales from fiscal 1997 to fiscal 1998 also resulted from improved management of hourly staff levels, particularly during the new store openings.

Direct and Occupancy. Direct and occupancy costs increased by $4.1 million to $7.9 million in fiscal 1998 from $3.8 million in fiscal 1997. Direct and occupancy costs increased as a percentage of restaurant sales to 20.4% in fiscal 1998 from 19.7% in fiscal 1997. This increase was a result of the higher occupancy costs in our California restaurants opened in the last half of fiscal 1997 and during fiscal 1998.

Depreciation and Amortization. Depreciation and amortization expenses increased by $836,000 to $1.6 million in fiscal 1998 from $781,000 in fiscal 1997. This increase was the result of depreciation recognized on capital expenditures for new restaurants.

General and Administrative. General and administrative expenses increased by $1.8 million to $5.6 million in fiscal 1998 from $3.8 million in fiscal 1997. General and administrative expenses decreased as a percentage of restaurant sales to 14.5% in fiscal 1998 from 19.8% in fiscal 1997. This increase in dollars was primarily the result of the addition of management personnel in fiscal 1997 and fiscal 1998, resulting in $600,000 of additional compensation and benefits and $300,000 of additional travel expenses, and an increase in legal fees of $600,000. We expect that general and administrative expenses will continue to increase in dollar amount in the future, but decrease as a percentage of restaurant sales because our expansion plans will require proportionately smaller incremental increases in general and administrative expenses.

Preopening. Preopening costs increased by $400,000 to $1.9 million in fiscal 1998 from $1.5 million in fiscal 1997, including the cumulative effect of the change in accounting principle related to preopening expenses, due to the greater number of restaurants that were opened or under development in fiscal 1998 compared to fiscal 1997.

Interest Expense. Interest expense increased by $539,000 to $1.0 million in fiscal 1998 from $497,000 in fiscal 1997 due to an increase in our long-term debt.

Provision for Income Taxes. The provision for income taxes for fiscal 1998 and fiscal 1997 represents certain minimum state taxes based on taxable factors other than earnings and a minor charge for federal taxes primarily related to deferred income taxes. We did not record a tax benefit in fiscal 1998 or fiscal 1997 for the losses generated in previous years as utilization of these losses in future periods was deemed uncertain. At December

27, 1998, we had a net operating loss carryforward of $3.5 million. The net operating loss carryforwards begin to expire in fiscal 2003. The expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of an increase in the deferred income tax asset valuation allowance.

Fiscal Year Ended December 28, 1997 Compared to Fiscal Year Ended December 31, 1996

Restaurant Sales. Restaurant sales increased by $7.7 million, or 68.2%, to $19.0 million in fiscal 1997 from $11.3 million in fiscal 1996. The increase was attributable to restaurant sales of $2.8 million at restaurants opened in fiscal 1997, increased sales of $4.2 million at restaurants opened in the third and fourth quarters of fiscal 1996 and the comparable restaurant sales increase of 8.9%. The increase in comparable restaurant sales resulted primarily from an increase in guest visits of approximately 3%, a price increase of approximately 2% in June of 1997 and increased sales of daily specials. The increased sales of daily specials and the price increase in fiscal 1997 contributed to the increase in the average check per guest to $18.80 in fiscal 1997 from $17.50 in fiscal 1996.

Product. Product costs increased by $2.0 million to $5.5 million in fiscal 1997 from $3.5 million in fiscal 1996. Product costs as a percentage of restaurant sales decreased to 29.0% in fiscal 1997 from 30.7% in fiscal 1996. This decrease was a result of the agreement entered into with a national food distributor in the second quarter of fiscal 1997, as well as efforts to reduce excess food preparation costs and the increased sales of daily specials.

Labor. Labor costs increased by $2.8 million to $6.5 million in fiscal 1997 from $3.7 million in fiscal 1996. Labor costs increased as a percentage of restaurant sales to 34.0% in fiscal 1997 from 32.9% in fiscal 1996. This increase was a result of the increased number of new restaurants opened in fiscal 1997 compared to fiscal 1996, and the timing of these openings in each year. Labor costs at new restaurants generally are higher both in dollars and as a percentage of restaurant sales for the first six months after opening.

Direct and Occupancy. Direct and occupancy costs increased by $1.5 million to $3.8 million in fiscal 1997 from $2.2 million in fiscal 1996. Direct and occupancy costs decreased as a percentage of restaurant sales to 19.7% in fiscal 1997 from 19.8% in fiscal 1996. This decrease was primarily due to lower occupancy costs in the restaurants opened in the third and fourth quarters of fiscal 1996 and during fiscal 1997.

Depreciation and Amortization. Depreciation and amortization increased by $400,000 to $781,000 in fiscal 1997 from $381,000 in fiscal 1996. This increase was principally the result of depreciation recognized on capital expenditures for new restaurants opened in fiscal 1997.

General and Administrative. General and administrative expenses increased
$1.8 million to $3.8 million in fiscal 1997, from $2.0 million in fiscal 1996. General and administrative expenses increased as a percentage of restaurant sales to 19.8% in fiscal 1997 from 17.6% in fiscal 1996. The increase in fiscal 1997 was primarily related to the costs associated with adding management staff necessary to operate BUCA as a separate company. For most of fiscal 1996, we operated as wholly owned subsidiary of Parasole Restaurant Holdings, Inc.

Preopening. Preopening costs increased by $1.1 million to $1.5 million in fiscal 1997 from $430,000 in fiscal 1996. This increase was a result of the increased number of new stores developed in fiscal 1997 as well as the $351,000 charge for the change in accounting principle related to preopening costs.

Interest Expense. Interest expense increased by $202,000 to $497,000 in fiscal 1997 from $295,000 in fiscal 1996 due primarily to the increase in our long-term debt.

Benefit/Provision for Income Taxes. The provision for income taxes for fiscal 1997 represents certain minimum state taxes based upon taxable factors other than earnings and a minor charge for federal taxes primarily related to deferred income taxes. In fiscal 1996, we recorded a benefit of $101,000 related to the net operating loss carryforwards. In fiscal 1997, the expected income tax benefit derived by applying the statutory income tax rate has been eliminated as a result of an increase in the deferred income tax asset valuation allowance.

Quarterly Results

Our quarterly operating results will fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions. In the past, we have experienced significant variability in preopening costs from quarter to quarter. These fluctuations are primarily a function of the timing of restaurant openings. We typically incur the most significant portion of preopening costs associated with a given restaurant within the two months immediately preceding, and the month of, the opening of the restaurant. In addition, our experience to date has been that labor and direct and occupancy costs associated with a newly opened restaurant for the first three to six months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of restaurant sales. Accordingly, the volume and timing of new restaurant openings in any quarter has had and is expected to continue to have a significant impact on quarterly preopening costs and labor and direct and occupancy costs. We anticipate that this effect will significantly increase preopening costs, labor and direct and occupancy costs as a percentage of sales in the second and third quarters of fiscal 1999.

Liquidity and Capital Resources

Since we were formed, we have incurred significant net losses, primarily due to restaurant development and the costs of hiring senior management to develop and implement our expansion strategy. We have generated income from our restaurant operations, but have incurred aggregate net losses of $7.6 million. We have funded our capital requirements through private sales of equity securities, debt financing and sale-leaseback arrangements. Net cash used in operating activities was $1.5 million for fiscal 1997 and net cash provided by operations was $338,000 for fiscal 1998.

Accounts receivable increased by $876,000 to $1.2 million at December 27, 1998. Of this increase, $504,000 was due to greater credit card receivables and $336,000 was related to property insurance damage claims. Our property insurance carrier has paid a substantial portion of the receivable subsequent to December 27, 1998.

We use cash primarily to fund the development and construction of new restaurants. Net cash used in investing activities was $8.1 million for fiscal 1997 and $15.6 million for fiscal 1998. Capital expenditures were $7.9 million for fiscal 1997 and $17.9 million for fiscal 1998. During fiscal 1997 and 1998, we purchased the land and building for our Wheeling, Cleveland and St. Paul locations. We subsequently entered into sale-leaseback arrangements for both the Wheeling and Cleveland locations during 1998. These purchases of land and buildings, along with our expansions of the Seattle and St. Paul restaurants, accounted for $2.2 million of fiscal 1998 capital expenditures. We intend to open 13 restaurants in fiscal 1999, one of which has already opened. Total capital expenditures are expected to be approximately $17.0 million in fiscal 1999. Each new restaurant is expected to require, on average, a total cash investment of between $1.0 million and $1.5 million, excluding preopening costs expected to range from $175,000 to $210,000. Total capitalized investment includes the capitalized lease value of the property, which can vary greatly depending on the specific trade area. To date, all of our restaurants are renovations of existing facilities ranging in size from 4,500 to 10,000 square feet. We anticipate that future restaurants will typically range in size from 7,000 to 9,000 square feet. In 1999, we will build at least two restaurants based on our prototype designs. These designs are expected to require between $1.5 million and $2 million in total cash investment per restaurant. This investment represents an incremental $500,000 increase over the historical cash investment for remodeled restaurants. We plan to refinance any purchases of land or buildings through sale-leaseback transactions. We cannot predict whether this financing will be available when needed or on terms acceptable to us.

Net cash provided by financing activities was $9.9 million in fiscal 1997 and $15.8 million in fiscal 1998. Financing activities in fiscal 1997 and fiscal 1998 consisted primarily of sales of preferred stock as well as the incurrence of additional long-term debt. We have an $8.0 million revolving line of credit which matures on December 31, 2000 under which we currently have no borrowings and which bears interest at the bank's reference rate plus .75% to 1.25%. We also have a $7.0 million term loan which expires on December 31, 2000 and bears a fixed rate of interest of 9.63%. Pursuant to the terms of the credit agreement, the term loan must be repaid upon the consummation of this offering. In addition, we must repay any borrowings under the revolving line of credit in excess of $3.0 million, which will become the line's credit limit. The credit agreement contains covenants which place restrictions on sales of properties, transactions with affiliates, creation of additional debt, and other customary covenants. Borrowings under the credit agreement are collateralized by substantially all of our assets. We do not anticipate that the above covenants and restrictions will have a significant impact on us. After this offering, we intend to renegotiate our line of credit and we believe that the lender will be willing to increase the amount of the line of credit on terms and conditions which are comparable to those contained in our existing line of credit, or that other financing will be available in an amount and on terms and conditions which are adequate to meet our currently planned working capital and liquidity needs. However, we cannot predict whether our existing lender will ultimately agree to any increase or whether any alternative financing will be available.

Our capital requirements, including development costs related to the opening of additional restaurants, have been and will continue to be significant. We will need substantial capital to finance our expansion plans, which require funds for capital expenditures, preopening costs and initial operating losses related to new restaurant openings. The adequacy of available funds after this offering and our future capital requirements will depend on many factors, including the pace of expansion, the costs and capital expenditures for new restaurant development and the nature of contributions, loans and other arrangements negotiated with landlords. Although we can make no assurance, we believe that cash flow from operations together with the net proceeds from this offering and available borrowings will be sufficient to fund our capital requirements through at least the next twelve months. We will need to raise additional capital in fiscal 2000 through public or private equity or debt financings to continue our growth. Future capital funding transactions may result in dilution to you. We cannot predict whether additional capital will be available on favorable terms, if at all.

We lease restaurant and office facilities and certain real property under operating leases expiring between fiscal 1999 and fiscal 2018. Future minimum lease payments under operating leases, including restaurant facilities currently under construction or yet to be constructed as of December 27, 1998 were as follows: $3.0 million in fiscal 1999, $4.0 million in fiscal 2000, $4.0 million in fiscal 2001, $4.1 million in fiscal 2002, $4.2 million in fiscal 2003 and thereafter $29.4 million.

Inflation

The primary inflationary factors affecting our operations are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage directly affect our labor costs. To date, inflation has not had a material impact on our operating results. See "Business--Government Regulation" for a discussion of the effects of changes in applicable minimum wage requirements.

Year 2000 Compliance

We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to "00". The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. We have reviewed both our information technology and our non-information technology systems to determine whether they are year 2000 compliant, and we have not identified any material systems which are not year 2000 compliant. We have substantially completed year 2000 testing of our systems and have identified those components deemed noncompliant. We have initiated formal communications with all significant suppliers and service providers to determine the extent to which we are vulnerable to those third parties' failure to solve the year 2000 problem. We have received written assurances of year 2000 compliance from a majority of the third parties with whom we have relationships, including our national food distributor, and payroll and credit card service providers. Unless public suppliers of water, electricity and natural gas are disrupted for a substantial period of time, we believe that our operations will not be significantly disrupted even if third parties with whom we have relationships are not year 2000 compliant. If public suppliers of water, electricity and natural gas are disrupted for a substantial period of time, our business may be materially adversely affected. We will develop a contingency plan to deal with potential third party failure issues. Testing and replacement of all systems is scheduled to be completed by June 30, 1999. A decision to implement a contingency plan is expected by June 30, 1999. We estimate that we incurred approximately $100,000 in fiscal 1998 to address year 2000 issues, principally testing our existing systems, and that we will incur an additional $100,000 in fiscal 1999 to replace certain system components deemed non-year 2000 compliant. These amounts do not include insurance proceeds used to replace hardware and software systems destroyed in the recent fire at our headquarters with new systems represented to be year 2000 compliant. However, uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance, and we intend to continue to make efforts to ensure that third parties with whom we have relationships are year 2000 compliant. Any year 2000 compliance problem of ours or our vendors could materially adversely affect our business, financial condition, operating results or cash flows, and could prohibit us from operating our restaurants.

Quantitative and Qualitative Disclosure About Market Risks

We are exposed to market risk from changes in interest rates on borrowings under our revolving line of credit that bears interest from time to time at the lending bank's reference rate plus 0.75% to 1.25%. Because we have no borrowings under our revolving line of credit and we do not believe that the maximum available borrowings under the revolving line of credit are material, we do not believe this risk will be material.

We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We invest our cash and cash equivalents and investments in investment grade, highly liquid investments, consisting of money market instruments, bank certificates of deposit and overnight investments in commercial paper. We anticipate investing our net proceeds from this offering in similar investment grade and highly liquid investments pending their use as described in this Prospectus. See "Use of Proceeds." Primarily all of our transactions are conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to foreign currency risk.

Many of the food products purchased by us are affected by commodity pricing and are, therefore, subject to price volatility caused by weather, production problems, delivery difficulties and other factors which are outside our control. To control this risk in part, we have fixed price purchase commitments with terms of one year or less for food and supplies from vendors who supply our national food distributor. In addition, we believe that substantially all of our food and supplies are available from several sources, which helps to control food commodity risks. We believe we have the ability to increase menu prices, or vary the menu items offered, if needed in response to a food product price increases. To compensate for a hypothetical price increase of 10% for food and supplies, we would need to increase menu prices by an average of 3%, which is consistent with average price increases of 3% in fiscal 1998 and 2% in fiscal 1997. Accordingly, we believe that a hypothetical 10% increase in food product costs would not have a material effect on our operating results.

                                    BUSINESS

Overview

BUCA, Inc. owns and operates 20 full service, dinner-only restaurants under the name BUCA di BEPPO. Our restaurants offer high quality, immigrant Southern Italian cuisine served family-style in large portions in a fun and energetic atmosphere that parodies the decor and ambiance of post-War Italian/American restaurants.

Our Business Strategy

Our objective is to become the dominant family-style, immigrant Southern Italian restaurant in each of our markets. To achieve our objective, we have developed the following strategies:

Offer Vital, Vibrant and Powerfully Flavored Food. BUCA di BEPPO restaurants feature foods with the pure, powerful flavors of the immigrant Southern Italian kitchen. Our BUCA di BEPPO 1893 salad, for example, combines a large bed of greens with olives, two kinds of cheese, mortadella, pepperoni, peperoncini, onions, cucumbers and tomatoes. Our chicken vesuvio features fresh, tender chicken, seasoned with oregano, sauteed with spicy Italian sausage and tossed in a sauce of olive oil, sweet white wine, garlic, chunks of tomato, broccoli, red onion and white cannellini beans. For dessert, our cannoli's three crispy shells are covered with powdered sugar and filled with a thick, creamy ricotta and sweet mascarpone, sprinkled with pistachios and covered in chocolate sauce.

Create a Fun, Energetic, Destination Dining Experience. BUCA di BEPPO promotes a fun, irreverent and socially interactive atmosphere. The family-style, participatory dining format, "kitschy" decor, unique restaurant layouts, and festive atmosphere all combine to make our restaurants entertaining and fun for guests. We believe that this atmosphere results in BUCA di BEPPO restaurants being a destination for diners who will seek out our restaurant locations. We also believe this atmosphere is attractive for a wide variety of dining occasions, including weekend evenings, business occasions, family celebrations as well as regular weeknight dining.

Provide Superior Dining Value. Our restaurants provide high quality, moderately priced food in oversized portions. We believe that the generous portions, combined with an average check per guest of approximately $20.00, including beverages, offer our guests exceptional value. We reinforce this value by encouraging guests to take home their extra food in our logo-bearing BUCA Bags, allowing guests to enjoy an additional BUCA meal at home.

Achieve Excellent Restaurant Economics. We believe that our restaurants provide superior unit level economics. During fiscal 1998, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.0 million and average cash flow of approximately $693,000, or 23.5% of restaurant sales.

Leverage Our Paisano Partners Program. We believe that our Paisano Partners program, in which restaurant general managers purchase BUCA stock, receive stock options and share in their restaurant's profits, enables us to attract and retain experienced and high caliber managers. We believe this program motivates our Paisanos to achieve significantly greater operating efficiencies, results in lower turnover and contributes to our superior unit level economics.

Pursue Rapid but Disciplined Restaurant Expansion. Since fiscal 1997, BUCA has pursued a rapid but disciplined restaurant development strategy. Our current development plan is to open 13 new restaurants in fiscal 1999, of which one is already open, seven are under construction and the remaining five have signed leases.

Create a Passionate Culture of Service. We foster a passionate culture of guest service among our employees by emphasizing consideration of the guest first in all decisions. From the moment a guest walks in the front door, the BUCA di BEPPO experience is enhanced by a high level of guest service provided by a knowledgeable, energetic staff. Servers are trained to introduce guests to the BUCA di BEPPO concept, explain the menu and encourage guest interaction. The Paisano also interacts with guests to make them feel welcome and is responsible for ensuring their satisfaction with the dining experience.

The BUCA di BEPPO Concept

The BUCA di BEPPO concept irreverently exaggerates the cliches of traditional post-War neighborhood Italian/American restaurants but also pays tribute to and emulates their reverence for food, vibrant atmosphere, colorful decor and high degree of social interaction. The innovation of this concept has attracted national attention as evidenced by national awards won by BUCA, including a 1998 "Hot Concepts!" award from Nation's Restaurant News, and awards in all of our local markets.

Powerfully Flavored High Quality Food. We believe that the authenticity, quality and consistency of our food is the most important component of our long-term success. In contrast to the levity of our decor and ambiance, we take menu development and food preparation very seriously. Our menu is based on authentic family recipes enjoyed for generations in the villages of Southern Italy and then adapted to American ingredients. We make regular trips to Southern Italy and Sicily to find new recipes for our menu that are then extensively tested and refined before introduction in our restaurants.

Some of our most popular menu items include the BUCA di BEPPO 1893 salad, chicken cacciatore, spaghetti with half-pound meat balls, eggplant parmigiana, ravioli al pomodoro, veal marsala, garlic mashed potatoes, pizza arrabiatta and tiramisu. Our foods, often seasoned with garlic and served with vine-ripened tomatoes, communicate the pure, powerful flavors of the immigrant Southern Italian kitchen. We also offer daily specials centered around a genre of Southern Italian cooking called "cucina di povera," which translates as "cuisine of the poor." These daily specials consist of year-round specials such as manicotti or cannelloni as well as seasonal specials such as mozzarella caprese that is offered only in the summer in order to assure the availability of high quality ingredients and to take advantage of seasonal customer demand. We believe that our daily specials play a vital role in keeping the menu fresh and allow us to test prospective permanent menu items. In fiscal 1998, daily specials accounted for approximately 15% of food sales.

To ensure that the food we are serving is of consistently high quality, we have developed extensive quality control practices. For example, every member of our kitchen staff must participate in a thorough training program. We also have strict specifications that ensure only high quality ingredients are used in our food. A kitchen manager at each restaurant is responsible for making a final check of each item to assure it meets our high quality standards before it leaves the kitchen.

Our menu pricing is consistent within a market, but may differ slightly from one market to the next. Menu entrees range in price from $9.95 to $19.95 and are designed to be shared by the entire party at the table. The average check per guest is approximately $20.00, including beverages. In fiscal 1998, alcoholic beverages, primarily table wine, accounted for 26.6% of total restaurant sales.

Family-Style Serving and Ambiance. BUCA di BEPPO restaurants' oversized portions, served family-style on large platters, are designed to overwhelm guests with an abundance of high quality food. An order of our spaghetti and meatballs, for example, features 2.5 pounds of pasta and three half-pound meatballs, covered by a pound of marinara sauce. Our chicken cacciatore consists of a whole chicken served on two pounds of garlic mashed potatoes, ladled with cacciatore sauce and weighs seven pounds. Guests can enjoy their meal with bottles of Italian table wine of up to five liters in size.

In family-style serving, each item is shared by the entire table, which encourages guests to interact and enjoy the meal together. We locate menu boards on our restaurant's walls instead of distributing individual menus, encouraging guests to wander from their seats to read the menu. Guests take note of what other tables have ordered and may interact with other parties. We believe the fun and socially interactive dining experience typical of a meal at one of our restaurants differentiates us from our competitors and promotes guest loyalty from a wide range of guests. We maintain a policy of serving dinner-only which reinforces our family-style concept.

We believe that serving guests family-style offers us a competitive advantage. Because larger portions are more efficient to produce and serve, cost savings are passed along to the guest. Furthermore, by exclusively serving larger portions, we are able to consistently and emphatically make a value statement to our guests.

Irreverent Decor and Unique Layout. Our restaurants are designed with an irreverence that exaggerates the cliches of traditional post-War Italian/American neighborhood restaurants. Our restaurant exteriors are typically clad in faux flagstone and painted Tuscan red, feature flashing bare bulb signage, statuary, fake flowers and humorous neon window signs promising "elegant dining," "sanitary bathrooms" and "air conditioning." Our restaurant interiors are decorated with hundreds of vintage photos of Italian and Italian/American families and celebrities, bright strings of Christmas lights displayed year-round and numerous other icons of Italian heritage. Boxes of pasta, cans of olive oil and roasted peppers and jugs of wine fill window sills and shelves throughout our restaurants. Lively music from classic artists such as Frank Sinatra and Dean Martin adds to the fun and energetic atmosphere. The combined effect of these exaggerated cliches is a lighthearted, tongue-in-cheek, "kitschy" atmosphere that makes BUCA di BEPPO restaurants fun and entertaining destinations.

The individual layout of each BUCA di BEPPO restaurant in a market is unique. The restaurant's collection of individual dining rooms provide a variety of seating possibilities. We believe that this individuality reinforces the image of BUCA as a collection of quirky neighborhood restaurants. In most of our restaurants, for example, guests must pass through the kitchen before being seated. Some elements such as the signage, menu and service are consistent throughout all restaurants. All restaurants feature a visible pizza kitchen, several distinct dining rooms and a bar that is used primarily as a waiting area.

BUCA di BEPPO restaurants are designed to accommodate groups, with a predominance of tables seating four to six guests and many tables seating parties of eight or more. Additionally, most locations feature a "Pope's Table" and a "Kitchen Table." The Pope's Table is a large table that seats 16 to 20 people and occupies a marquee location in the restaurant. The Kitchen Table seats six to ten people in the heart of the restaurant's loud and boisterous kitchen, providing the ultimate BUCA di BEPPO experience.

Exemplary Guest Service. At BUCA, we are committed to guest satisfaction. From the moment guests walk in the door, they are treated as part of the BUCA di BEPPO family. The server ensures that first-time guests understand the BUCA di BEPPO family-style servings and provides an explanation of the menu, if necessary. When guests are ordering, our server highlights the daily specials and helps them determine an appropriate amount of food to order. We emphasize to our employees that they should consider the guest first in all decisions they make. The restaurant's Paisano Partner interacts with guests to make them feel welcome and is responsible for ensuring their satisfaction with the dining experience. We also contract with an independent company to send its personnel to dine in each of our restaurants unannounced at least twice each month. After each visit, these anonymous diners issue a written report with both subjective impressions and objective grading of our restaurants in several operational areas.

Unit Level Economics

During fiscal 1998, our restaurants with at least two full years of operating history generated average restaurant sales of approximately $3.0 million. During fiscal 1998, these mature restaurants generated average cash flow of approximately $693,000, or 23.5% of restaurant sales, and average restaurant operating income of approximately $593,000, or 20.0% of restaurant sales. We currently lease all but one of our restaurant locations and plan to lease most, if not all, of our future restaurant sites. We anticipate that, on average, new restaurants will require a cash investment of $1.0 million to $1.5 million. In fiscal 1998, our total cash investment per restaurant averaged approximately $1.4 million, excluding preopening costs of approximately $195,000. Preopening costs for future restaurants are expected to range from $175,000 to $210,000 per restaurant.

However, individual unit investment costs could vary due to a variety of factors, including competition for sites, location, construction costs, unit size and the mix of conversions, build-to-suit and leased locations.

Our current restaurants range in size from 4,500 to 10,000 square feet and have approximately 170 to 375 seats. We anticipate that future restaurants will typically range in size from 7,000 to 9,000 square feet and have approximately 250 to 350 seats. From time to time, we have expanded the size of existing restaurants to meet demand.

Current Restaurant Locations

We currently own and operate the following 20 restaurants, located in 11 markets:

Location                                          Date Opened  Square Feet Seats
--------                                         ------------- ----------- -----
Minneapolis, Minnesota.......................... July 1993        4,465     172
St. Paul, Minnesota............................. May 1994         9,991     375
Eden Prairie, Minnesota......................... June 1995        8,025     230
Milwaukee, Wisconsin............................ November 1995    9,210     293
Palo Alto, California........................... July1996         5,192     197
Seattle, Washington............................. November 1996    8,213     328
Chicago, Illinois............................... May 1997         5,340     185
Wheeling, Illinois.............................. May 1997         6,426     225
San Francisco, California....................... August 1997      6,393     202
Lynnwood, Washington............................ November 1997    6,890     262
Pasadena, California............................ December 1997    6,739     250
Indianapolis, Indiana........................... February 1998    7,678     326
Encino, California.............................. March 1998       6,080     248
Redondo Beach, California....................... June 1998        6,152     272
Lombard, Illinois............................... July 1998        8,278     328
Scottsdale, Arizona............................. October 1998     8,230     298
Burnsville, Minnesota........................... November 1998    7,340     312
Cleveland, Ohio................................. November 1998    9,430     256
Kansas City, Kansas............................. December 1998    7,494     298
Louisville, Kentucky............................ January 1999     8,315     244

We expect that twelve additional restaurants will open during the remainder of fiscal 1999. Construction has commenced on seven of these sites, one each in Claremont, California; Denver, Colorado; Washington, D.C.; Des Moines, Iowa; Detroit, Michigan; Buffalo, New York; and Columbus, Ohio. In addition, we have 11 signed leases for future sites, including six sites for restaurants we expect to open in 1999. We also have entered into a lease for a 10,000 square foot restaurant to be opened during fiscal 2000 at Universal Studios in Los Angeles. We are currently negotiating additional leases for potential future locations.

Expansion Strategy and Site Selection

Beginning in fiscal 1997, following the hiring of Joseph P. Micatrotto as our President and CEO, we accelerated our rate of restaurant expansion. Mr. Micatrotto previously had been instrumental in the expansion of two national restaurant chains, Chi-Chi's Mexican Restaurants and Panda Express. Today we are focused on growing our restaurant base in a rapid but disciplined manner. We intend to open 13 new restaurants in fiscal 1999, of which one is already open, seven are under construction and the remaining five have signed leases. By the end of fiscal 1999, we plan to have 32 restaurants open in at least 17 markets. We intend to continue expanding BUCA primarily in metropolitan markets of the United States with a population of at least 800,000 which we believe can support multiple BUCA di BEPPO restaurants. We do, however, plan to enter one or more smaller markets within the next 12 months. We believe that the majority of our future growth will come from opening new restaurants. We will, however, evaluate opportunities to acquire other restaurant operations, but we do not currently have any definitive agreements, arrangements or understandings regarding any particular acquisition.

We have designated teams of employees that are responsible for opening new restaurant locations, including kitchen personnel and other individuals who are trained as hosts, servers, bartenders and managers. Our training programs enable us to promote existing employees and managers as new restaurants open. We believe that through our training programs and the hiring of outside personnel we will be able to support our expansion strategy.

We believe that our concept is extremely flexible and can be successfully operated in a number of different settings. We have located our restaurants in both urban and suburban areas with equal success. Our restaurants have been successfully opened both as freestanding structures and as tenants in larger multi-purpose buildings. To date, all of our restaurant sites involved the remodeling of existing structures. To develop efficiencies and to increase flexibility with respect to locations, we have developed prototype designs for new construction. While our restaurants typically share common interior decor elements, the layouts of our restaurants differ to accommodate different types of buildings and different square footage of available space.

We believe that a restaurant's location is a critical factor in determining its success. Accordingly, we thoroughly analyze each prospective site before signing a lease. Restaurant sites must be approved by the Real Estate Site Approval Committee, consisting of two outside directors, our Chairman, CEO, CFO, COO and the prospective Divisional Vice President. As a dinner-only concept, we are most concerned about locating restaurants close to areas where our guests typically spend their evening hours. The criteria we consider when selecting a site include: the site's visibility, traffic patterns, general accessibility and availability of suitable parking, competition within the site's trade area, availability of restaurant-level employees and proximity of shopping, entertainment activities, office parks, and tourist attractions. In general, we prefer to open our restaurants within larger metropolitan areas with higher population densities and above-average household incomes.

Operations

Restaurant Management. Our ability to effectively manage restaurants over a diverse geographic area will continue to be critical to our overall success. We currently have three Divisional Vice Presidents of Operations who report directly to the Chief Operations Officer. Each Divisional Vice President supervises a multi-state geographic area and is expected to effectively manage up to 15 restaurants. Our Divisional Vice Presidents supervise each Paisano within his or her territory with the goal of achieving an expected return on investment through the successful implementation and operation of the BUCA di BEPPO concept. We believe that our Divisional Vice Presidents can accomplish this broad supervisory task in large part because of the experience and high caliber of our Paisano Partners. In addition, because we are a dinner-only concept, the number of meal shifts that the Paisano Partner and, indirectly, the Divisional Vice President, must supervise are approximately one-half of most restaurants in the industry. The typical restaurant management team consists of the Paisano Partner, Kitchen Manager, Assistant General Manager and Assistant Kitchen Manager. Under the Paisano Partners program, this management team receives a percentage of incremental restaurant cash flow after their restaurant achieves certain minimum performance levels. Each member of our restaurant management team is cross-trained in all operational areas. As we grow our restaurants and expand geographically, we expect to add additional Divisional Vice Presidents.

Recruiting. We actively recruit and select individuals who share our passion of guest service. Testing and multiple interviews are used to aid in the selection of new employees at all levels. We have developed a competitive compensation plan for restaurant management that includes a base salary, competitive benefits package including a 401(k) plan, and participation in a management incentive plan that rewards the restaurant management team for achieving performance objectives. All of our employees are entitled to discounted meals at our restaurants; in addition, all restaurant employees are invited to the daily pre-shift meal held at each restaurant. We also enjoy the recruiting advantage of being a one-meal-period-only restaurant concept, which provides employees with a more regular schedule than they might have at other restaurant concepts. In addition, because they are working only a dinner shift, where tips are usually greater than other meals, servers realize better per hour compensation than most other multiple meal concepts. It is our policy to promote from within, but we recognize the need to supplement this policy with outside recruiting at this stage of our growth and as new markets are opened.

Training. We provide all new employees with intensive training to ensure they are provided with the tools to excel in their position. This training encompasses classroom instruction, on-the-job training programs for each position, and testing of the new employee's progress at pre-determined stages within the training schedule. Each new member of the restaurant management team receives a minimum of 12 weeks of training before being assigned to a restaurant location. All management employees receive kitchen training. In addition to the formal training programs, we maintain detailed operating procedure manuals, standards, controls, food line management systems and a food culture book to complement the training received at all levels.

Operational Control Systems. All of our restaurants use personal computer systems integrated with management systems to monitor restaurant sales, product costs and labor costs on a daily basis. Financial controls are maintained through a centralized accounting system, which includes a sophisticated theoretical food cost program and a labor scheduling and tracking program. Physical inventories of food and beverage items are taken on a weekly basis. Daily, weekly and monthly financial information is provided to each restaurant and to the Divisional Vice Presidents for analysis and comparison to our budget and to comparable restaurants. We closely monitor restaurant sales, cost of sales, labor and other restaurant trends on a daily, weekly and monthly basis. We believe that our current systems are adequate for our planned expansion strategy.

Hours of Restaurant Operation. BUCA di BEPPO restaurants are open seven days a week for dinner only, typically opening at 5:00 p.m. during the week and 4:00 p.m. on the weekends and closing at the Paisano's discretion, typically 10:00 p.m. on weekdays and 11:00 p.m. on weekends. Additionally, our restaurants open at noon on selected holidays.

Marketing

Our marketing strategy is to communicate the BUCA di BEPPO brand through many creative and non-traditional avenues. We focus our efforts on getting people in the local community, particularly civic, business and media leaders, to talk about the BUCA di BEPPO experience. During fiscal 1998, we spent an aggregate of 2.5% of restaurant sales on marketing efforts. We expect to continue investing approximately 2% to 3% of restaurant sales in marketing efforts in the future, primarily in connection with the opening of new restaurants.

In connection with new restaurant openings, we contract with local public relations firms to assist us in establishing and sustaining the BUCA di BEPPO brand. By organizing events like pre-opening parties and concierge dinners, these firms focus primarily on introducing BUCA di BEPPO restaurants to opinion leaders, such as civic and media personalities, and to hospitality industry leaders such as key hotel staff, meeting planners and convention and visitors bureau representatives.

We sustain restaurant awareness primarily through unpaid media exposure and word-of-mouth advertising, including grassroots neighborhood marketing efforts, primarily by the Paisano Partner. BUCA di BEPPO restaurants have achieved particular success by delivering a sample of menu items to drive-time radio personalities and morning television hosts, earning free media exposure, and often invitations for scheduled return engagements, while developing relationships with high-profile media personalities.

To reinforce our image as a collection of unique neighborhood restaurants, the Paisano Partner works diligently to establish a community presence. Through ongoing neighborhood marketing efforts, supported by our marketing department, the Paisano Partner establishes relationships with area businesses and residents, participates in high-profile events and festivals, and takes advantage of opportunities to introduce area residents and workers to the restaurant. Because of their credibility as local business owners and community members, Paisano Partners play an integral role in establishing BUCA di BEPPO in the neighborhood.

We engage to a limited extent in paid advertising, including billboards, radio spots, and newspaper and magazine ads. We also utilize a variety of printed marketing materials, including restaurant location brochures, hotel concierge cards, take-out menus and direct mailings. Typical themes in these materials include: "Recorded Music in Every Room," "Cocktails in the Lounge and at Your Table" and "Vinyl Booths Mean No Static Cling For the Ladies." All marketing communications work to establish each of our restaurants as an irreverent, distinct, casual and welcoming neighborhood immigrant Southern Italian restaurant.

Purchasing

We endeavor to obtain high quality menu ingredients and other supplies and services for our operations from reliable sources at competitive prices. To this end, we continually research and evaluate various ingredients and products in an effort to maintain the highest quality and to be responsive to changing consumer tastes. Our centralized purchasing staff, under the direction of our Vice President of Purchasing, procures the products specified by our Food and Beverage Department, specifies the products to be used at our restaurants, designates the vendors and provides suppliers with detailed ingredient specifications. To maximize purchasing efficiencies and to provide for the freshest ingredients for our menu items, each restaurant's management determines the quantities of food and supplies required. To obtain the lowest possible prices for the required high quality and consistency, each restaurant orders items primarily from our national food distributor, SYSCO Corporation, on terms negotiated by our centralized purchasing staff. We believe that all essential food and beverage products are available from several qualified suppliers at competitive prices should an alternative source be required.

Competition

The restaurant industry is intensely competitive. We compete on the basis of taste, quality, and price of food offered, guest service, location, ambiance and overall dining experience. We have many well established competitors, both nationally and locally owned Italian and non-Italian concepts, with substantially greater financial resources and a longer history of operations than we do. Their resources and market presence may provide advantages in marketing, purchasing and negotiating leases. We compete with other restaurant and retail establishments for sites. Changes in consumer tastes, economic conditions, demographic trends and the location and number of, and type of food served by, competing restaurants could adversely affect our business as could the unavailability of experienced management and hourly employees.

Our History

The BUCA di BEPPO concept was created in Minneapolis in 1993 by our founder, Philip A Roberts, and originally operated by a company owned by Mr. Roberts, Don W. Hays and Peter J. Mihajlov. On December 31, 1994, this company was acquired by Parasole Restaurant Holdings, Inc., a diversified restaurant company operating in the Minneapolis/St. Paul metropolitan area. Mr. Roberts, Mr. Hays and Mr. Mihajlov are the principle shareholders of Parasole. From January 1995 through September 1996, BUCA operated as a wholly owned subsidiary of Parasole. On September 30, 1996, we were spun-off from Parasole through a share dividend of our common stock pro rata among the Parasole shareholders to create a better vehicle for obtaining financing for our expansion plans. See "Certain Relationships and Related Transactions" for a discussion of the relationship between us and Parasole and with Mr. Roberts, Mr. Hays and Mr. Mihajlov.

Properties

All of our restaurants but one are located in leased facilities. Current restaurant leases have expiration dates ranging from 2003 to 2018, with all of the leases providing for five-year options to renew for at least one additional term.

The building formerly housing our executive offices suffered extensive fire damage in December 1998. Our executive offices are now temporarily located in approximately 10,000 square feet of leased space in Minneapolis, Minnesota.

Employees

At January 31, 1999, we had 1,400 employees. Forty served in administrative or executive capacities, 85 served as restaurant management personnel, and the remainder were hourly restaurant personnel.

None of our employees are covered by collective bargaining agreements, and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be very good.

Intellectual Property

We have registered the servicemarks "BUCA" and "BUCA di BEPPO" with the United States Patent and Trademark Office. We believe that our trademarks and other proprietary rights have significant value and are important to the marketing of our restaurant concept. We have in the past and expect to continue to vigorously protect our proprietary rights. We cannot predict, however, whether steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of these rights or the use by others of restaurant features based upon, or otherwise similar to, our concept. It may be difficult for us to prevent others from copying elements of our concept and any litigation to enforce our rights will likely be costly. In addition, other local restaurant operations with names similar to those we use may try to prevent us from using our marks in those locales.

Government Regulations

Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

Each of our restaurants is required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect that restaurant and our ability to obtain such a license elsewhere.

We are subject to "dram-shop" statutes in the states in which restaurants are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, which we believe is consistent with coverage carried by other entities in the restaurant industry. Although we are covered by insurance, a judgement against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

Our operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant industry in general. We are also subject to the Americans With Disability Act of 1990, which, among other things, may require certain renovations to its restaurants to meet federally mandated requirements. The cost of these renovations is not expected to materially affect us.

Legal Proceedings

From time to time, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from "slip and fall" accidents, claims under federal and state laws governing access to public accommodations, employment-related claims and claims from guests alleging illness, injury or other food quality, health or operational concerns. To date, none of such litigation, some of which is covered by insurance, has had a material effect on us.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

Set forth below is certain information concerning our executive officers, directors and key employees:

  Name                     Age              Position with Company
  ----                     --- ------------------------------------------------
  Joseph P.
   Micatrotto(/1/)          47 President, Chief Executive Officer and Director
  Greg A. Gadel             39 Chief Financial Officer, Treasurer and Secretary
  Leonard A. Ghilani        38 Chief Operations Officer
  Philip A. Rob-
   erts(/1/)(/2/)           60 Chairman of the Board
  Peter J. Mihajlov(/3/)    59 Director
  Don W. Hays(/2/)          57 Director
  John P. Whaley(/2/)(/3/)  46 Director
  David Yarnell(/1/)(/3/)   43 Director
  Paul Zepf(/2/)            34 Director
  Daniel E. Durenberger     31 Divisional Vice President
  Joseph J. Kohaut          35 Divisional Vice President
  Joseph J. Talarico        44 Divisional Vice President
  John J. Motschenbacher    36 Vice President of Finance and Purchasing
  Robert R. Parent          51 Vice President of Development
  Jennifer Percival         39 Vice President of Family Relations
  Vittorio Renda            44 Vice President of Food and Beverage
  Lane Schmiesing           42 Vice President of Marketing

--------
  (/1/)Member of Executive Committee.
  (/2/)Member of the Compensation Committee.
  (/3/)Member of Audit Committee.

Joseph P. Micatrotto joined BUCA in 1996 as our President and Chief Executive Officer, and as a Director. Mr. Micatrotto's twenty-five year career in restaurant management includes being CEO of Panda Management Company, Inc. where he led the company's expansion and president and CEO of Chi-Chi's Mexican Restaurant, Inc., where he was instrumental in its national growth. Mr. Micatrotto is active on various boards and industry groups. He has been nominated to the Board of Directors of the National Restaurant Association.

Greg A. Gadel has been BUCA's Chief Financial Officer and Treasurer since 1997 and its Secretary since 1998. Prior to joining BUCA, Mr. Gadel was CFO for the 32-unit restaurant chain, Leeann Chin. In addition he previously was vice president and controller for the largest Chi-Chi's franchisee, Consul Corporation. He has also worked for Marriot, McDonald's and the Deloitte & Touche LLP accounting firm, and has over 15 years experience in the restaurant industry. Mr. Gadel is a member of the American Institute of Certified Public Accountants.

Leonard A. Ghilani joined BUCA in 1998 as a Divisional Vice President and was named Chief Operations Officer in 1999. He was previously with Einstein Noah Bagel Corporation where he spent two and a half years as Vice President of Operations. Prior to his employment with Einstein Noah Bagel Corporation, Mr. Ghilani worked for Chi-Chi's Mexican Restaurant, Inc., where he held several positions including Divisional Vice President, District Manager, General Manager and Kitchen Manager.

Philip A. Roberts co-founded BUCA in 1993. He has been a Director since 1993 and currently serves as Chairman of our Board of Directors. Mr. Roberts is also a principal of Parasole Restaurant Holdings, Inc., which he co-founded in 1986. Mr. Roberts has been involved in the restaurant industry since 1977, when he co-founded with Mr. Mihajlov the first of several privately-held restaurant companies, which later merged to form Parasole.

Peter J. Mihajlov co-founded BUCA in 1993 and has served as a Director since 1993. Mr. Mihajlov is also a principal of Parasole, which he co-founded in 1986. Mr. Mihajlov has been in the restaurant industry since 1977, when he and Mr. Roberts co-founded the first of several privately-held restaurant companies, which later merged to form Parasole. Prior to that, Mr. Mihajlov served in a variety of marketing and business management positions within The Pillsbury Company over the course of seventeen years.

Don W. Hays co-founded BUCA in 1993 and has served as a Director since 1993. Mr. Hays is also a principal of Parasole, which he co-founded in 1986. Prior to that, Mr. Hays founded Hospitality Management Group, Inc. in 1977, which later merged to form Parasole. Mr. Hays has been involved in the restaurant industry since 1964, when he joined Dayton's Restaurant Division, of which he later became Director of Operations.

John P. Whaley has served as a Director of BUCA since 1996. He is a partner of Norwest Equity Partners and Norwest Venture Partners, and has been a partner or officer of these and affiliated private equity investment funds since 1977. He is also a director of several privately held companies.

David Yarnell has served as a Director of BUCA since 1996. He has been a Vice President of Consumer Venture Partners since June 1993. He has been a General Partner of Brand Equity Ventures since April 1997. Mr. Yarnell also serves on the Board of Directors of Cyberian Outpost, a publicly held company.

Paul Zepf has served as a Director of BUCA since 1998. He has been a Managing Director of Centre Partners Management L.L.C., which manages Centre Capital Investors II, L.P. and related private equity investment funds, since 1995. He is also a Managing Director of Corporate Advisors, L.P., which he joined in 1989. He is a director of The Learning Company, LaSalle Re Holdings Limited, Firearms Training Systems, Inc., and Nationwide Credit, Inc.

Daniel E. Durenberger joined BUCA in 1993 as Paisano of the original BUCA di BEPPO restaurant in Minneapolis, Minnesota and was promoted to his current position of Divisional Vice President in 1998. From 1996 to 1998, Mr. Durenberger served as Director of Training and Team Development at BUCA. Prior to joining BUCA, he held various management positions at the Madison Hotel in Washington, D.C.

Joseph J. Kohaut joined BUCA in 1997 as a Divisional Vice President. From 1994 to 1997, Mr. Kohaut was a regional manager with Panda Management Company, Inc., where he was responsible for developing his region from five to 14 operating units. Mr. Kohaut has more than 18 years of restaurant industry experience, including general management and operations positions with Chi-Chi's and Ground Round prior to joining Panda.

Joseph J. Talarico joined BUCA in 1997 as a Divisional Vice President. Prior to joining BUCA, Mr. Talarico served as Vice President of Development and Training for the Chevy's Mexican Restaurant division of Pepsico from 1994 to 1997. For the 12 years prior to joining Pepsico, Mr. Talarico held several positions with Chi-Chi's, including General Manager, Area Supervisor and Vice President of Training and Development.

John J. Motschenbacher joined BUCA as Corporate Controller in 1998 and was named Vice President of Finance and Purchasing in 1999. Prior to joining BUCA, Mr. Motschenbacher held the position of Controller at Cafe Odyssey, Leann Chin and Bon Appetit. He also held various accounting positions at Consul Corporation, the largest Chi-Chi's franchisee.

Robert R. Parent joined BUCA in 1998 as Vice President of Development. He was previously with Don Pablo's, the Dallas-based division of Apple South, Inc. (renamed Avado Brands, Inc.) and operator of the 93-unit Don Pablo's Mexican restaurant chain, where he served as Senior Vice President of Development. Mr. Parent brings 17 years of retail and restaurant site development experience to BUCA. He previously held various real estate development positions with the Red Lobster and Olive Garden casual dining restaurant chains.

Jennifer Percival joined BUCA in 1999 as Vice President of Family Resources. Ms. Percival was previously with Lufthansa Service USA Corp.'s Venice Market division, a Dallas-based company operating in-flight catering and specialty concepts, where she served as Vice President of Human Resources for the United States. Ms. Percival has more than 20 years of restaurant industry and human resources experience. Prior to her work with Lufthansa, she held various management and human resources positions with La Madeleine and TGI Friday's restaurant companies.

Vittorio Renda has been with BUCA since 1993, first as its Director of Culinary Development and since 1996 as Vice President of Food and Beverage. From 1982 to 1993, Mr. Renda served in various culinary and management roles for Parasole and its predecessor companies, with the exception of 1989-1991 when he was General Manager and Executive Chef with the DeBartolo Corporation. Mr. Renda developed his culinary skills working throughout Italy in the twelve years prior to joining Parasole. Mr. Renda was born and raised in Calabria, Italy.

Lane Schmiesing joined BUCA in 1997 as Vice President of Marketing. He was formerly with Rare Hospitality, Inc., where he spent three years as Vice President of Marketing. He brings to BUCA 20 years of restaurant marketing experience. He has developed award winning advertising and promotional campaigns for such brands as Dairy Queen, Bonanza Restaurants and Longhorn Steakhouses. A member of the Board of Directors of the Marketing Executive Group of the National Restaurant Association, he is also a frequent guest lecturer at colleges and universities on the topics of strategic marketing and brand identity.

Board of Directors; Committees

Our Board consists of seven members. In accordance with our Articles of Incorporation, upon the closing of this offering, the Board of Directors will be divided into three classes with staggered three-year terms. One class will consist of Mr. Yarnell and Mr. Hays, whose terms will expire at the annual shareholders' meeting in 2000. A second class will consist of Mr. Mihajlov and Mr. Zepf, whose terms will expire at the annual shareholders' meeting in 2001. A third class will consist of Mr. Micatrotto, Mr. Roberts and Mr. Whaley, whose terms will expire at the annual shareholders' meeting in 2002. At each annual meeting of shareholders after the closing of this offering, the successors to directors whose terms then expire will be elected to serve for a full term of three years. This classification of the Board may delay or prevent changes in our control or in our management. Pursuant to the terms of Mr. Micatrotto's employment agreement, the Board is required to use its best efforts to cause Mr. Micatrotto to continue to be elected to the Board as long as he is our Chief Executive Officer.

The Executive Committee of the Board, comprised of Messrs. Micatrotto, Roberts and Yarnell, provides advice and counsel to the Chief Executive Officer regarding the day to day operations of BUCA. While the Executive Committee may recommend policies and actions for the Board's consideration, it does not have the authority to take any action on behalf of the Board.

The Compensation Committee of the Board, comprised of Messrs. Roberts, Hays, Whaley and Zepf, is responsible for reviewing and establishing the compensation structure for our officers and directors, including salaries, participation in incentive compensation and benefit plans, stock option plans and other forms of compensation, and is responsible for administering our 1996 Incentive Plan and the Stock Option Plan for Non-employee Directors. See "Stock Incentive Plan and Stock Options" for a discussion of this plan.

The Audit Committee of the Board, comprised of Messrs. Mihajlov, Whaley and Yarnell, is responsible for recommending to the Board our independent auditors, analyzing the reports and recommendations of the auditors and reviewing internal audit procedures and controls.

Limitation of Liability and Indemnification

Pursuant to provisions of the Minnesota Business Corporation Act, we have adopted provisions in our Articles of Incorporation that provide that our directors shall not be personally liable for monetary damages to us or our shareholders for a breach of fiduciary duty as a director to the full extent that the act permits the limitation or elimination of the liability of directors.

Director Compensation

Our directors are reimbursed for certain reasonable expenses incurred in attending Board meetings. Directors who are also our employees receive no remuneration for services as members of the Board or any board committee. Directors who are not employed by us have received certain grants of stock options. See "Stock Incentive Plans and Stock Options" for a discussion of grants previously made to our Directors.

Executive Compensation

Summary Compensation Table. The following table contains information concerning compensation for fiscal 1998 earned by our President and Chief Executive Officer and our Chief Financial Officer, our executive officers whose total salary and bonus for this period exceeded $100,000.

                     Fiscal 1998 Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                            Annual Compensation         Awards
                                        ---------------------------  ------------
                                                       Other Annual   Securities
               Name and                 Salary  Bonus  Compensation   Underlying
          Principal Position              ($)    ($)       ($)       Options (#)
          ------------------            ------- ------ ------------  ------------
Joseph P. Micatrotto................... 300,573 38,139  65,200(/1/)     13,333
 President and Chief Executive Officer
Greg A. Gadel.......................... 139,326 54,000   6,000(/2/)     23,333
 Chief Financial Officer

---------------

(/1/)Includes car allowance, living expenses and college tuition for Mr.
     Micatrotto's child.
(/2/)Represents car allowance.

Stock Option Grants Table. The following table sets forth certain information concerning all stock options granted during fiscal 1998 to the named executive officers. We did not grant any stock appreciation rights or restricted stock awards during fiscal 1998.

                                                                                       Potential Realizable
                                                                                         Value at Assumed
                                                                                       Annual Rates of Stock
                                                                                      Price Appreciation For
                                                               Option Term               Option Term(/2/)
                                                     -------------------------------- -----------------------
                         Number of      Percent of
                           Shares      Total Options
                         Underlying     Granted to    Exercise or
                          Options      Employees in    Base Price      Expiration
          Name            Granted          1998      ($/Share)(/1/)       Date          5% ($)      10% ($)
          ----           ----------    ------------- -------------- ----------------- ----------- -----------
Joseph P. Micatrotto....   13,333(/3/)     5.17           7.68      December 15, 2008     147,360     295,300
Greg A. Gadel...........   23,333(/4/)     9.04           7.68      December 15, 2008     257,883     516,780

                        Fiscal 1998 Stock Option Grants

---------------

(/1/)The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date, or in a combination of cash and shares.
(/2/)The hypothetical potential appreciation shown in these columns reflects the required calculations at annual assumed appreciation rates of 5% and 10%, as set by the Securities and Exchange Commission, and therefore is not intended to represent either historical appreciation or anticipated future appreciation of the common stock.
(/3/)The entire grant of options vested immediately upon grant and all options are transferrable.
(/4/)The grant vests 20% per year beginning one year from the date of grant.

No stock options were exercised by the named executive officers during fiscal 1998. Mr. Micatrotto also received certain options to purchase common stock in February 1999 in connection with the amendment of his employment agreement. See "Employment Agreements" for a discussion of Mr. Micatrotto's employment agreement.

Fiscal Year-End Option Value Table. The following table sets forth certain information concerning unexercised stock options held by the named executive officers as of fiscal 1998 year-end.

               Aggregate 1998 Fiscal Year-End Option Value Table

                                 Number of Shares              Value of
                              Underlying Unexercised         In-the-Money
                                    Options at                Options at
                                 December 27, 1998      December 27, 1998(/1/)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Joseph P. Micatrotto........   131,520      140,000    $1,067,114    $787,489
Greg A. Gadel...............    10,335       66,331        58,468     321,495

---------------

(/1/)There was no public trading market for the common stock as of December 27, 1998. Accordingly, these values have been calculated, in accordance with the rules of the SEC, on the basis of an assumed initial public offering price per share of $11.50 minus the applicable exercise price per share.

Employment Agreements

We entered into an employment agreement with Joseph P. Micatrotto on July 22, 1996, which was subsequently amended and restated in February 1999. Under the terms of the agreement, Mr. Micatrotto is currently serving as our President and Chief Executive Officer for a term expiring on December 31, 2003. The agreement provides that Mr. Micatrotto's annual salary will be $325,000 for the current year, $335,000 for the year ended December 31, 2000, $350,000 for the year ended December 31, 2001 and for the remainder of the term it will be an amount determined by the Board, but not less than the prior year's amount. Mr. Micatrotto is eligible to receive a yearly bonus based upon certain performance criteria established by the Board. In connection with the amendment of Mr. Micatrotto's employment agreement in February 1999, Mr. Micatrotto received options to purchase 126,666 shares of our common stock at an exercise price of $11.25 per share, 6,666 of which vest on each of December 31, 1999, 2000 and 2001 and 53,334 of which vest on each of December 31, 2002 and 2003. We also have agreed to reimburse Mr. Micatrotto's reasonable and necessary business expenses, including relocation expenses. Mr. Micatrotto is entitled to the following termination benefits:

    . If Mr. Micatrotto is terminated by us for cause (as defined in the agreement) or if Mr. Micatrotto terminates his employment, he will receive no additional compensation or termination benefits.

    . If Mr. Micatrotto is terminated because of death or physical or mental disability, he or his estate will be entitled to a termination payment of two years' base salary then in effect, payable in 24 equal monthly installments.

    . If Mr. Micatrotto terminates his employment upon 30 days' prior written notice following a change in control of the company (as defined in the agreement), because his duties are substantially reduced or negatively altered (as defined in the agreement) without his prior written consent, or if Mr. Micatrotto's employment is terminated by us without cause following a change in control or within 180 days prior to a change in control and the termination is related to the change in control, he will be entitled to a termination payment of 18 months' base salary then in effect, payable in 18 monthly installments. If Mr. Micatrotto terminates employment as a result of a change in control, but his duties have not been substantially reduced or negatively altered, he will be entitled to a termination payment of 12 months' base salary then in effect, payable in 12 monthly installments.

    . If Mr. Micatrotto is terminated by us without cause and not associated with a change in control, he will be entitled to a termination payment of 18 months' base salary then in effect, payable in 18 monthly installments.

The agreement also contains fringe benefits, confidentiality and non-competition provisions.

On April 1, 1997, we entered into a letter agreement with Greg A. Gadel under which Mr. Gadel will be entitled one year's base compensation in effect at the time of termination if his employment is terminated as a result of a change in control of BUCA or if he terminates his employment following a change in control if his duties are substantially reduced or negatively altered.

Stock Incentive Plan and Stock Options

1996 Stock Incentive Plan. The 1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies provides an incentive to our key employees through the award of stock options, stock appreciation rights, restricted stock, restricted stock units, stock-based awards, or other performance awards that may be granted in cash, shares of stock, or other property and are related to performance goals. The plan is administered by the Compensation Committee of the Board. The committee has full power and authority, subject to the terms of the plan, to designate participants and the type and terms of any awards. Any options granted may be incentive stock options or nonqualified stock options, must be for no longer than 10 years and, except under limited circumstances, are not transferable. The base price for any stock appreciation right must be not less than 100% of the fair market value of a share of stock at the date of grant.

The plan will be effective until October 1, 2006, but may be amended, altered, suspended or discontinued at any time by the Board, subject to certain limited exceptions. We have reserved 1,500,000 shares for issuance under the plan.

Stock Option Plan for Non-Employee Directors. The Stock Option Plan for Non-Employee Directors is also administered by the Compensation Committee of the Board. Prior to its termination in February 1999, the plan provided for option grants of common stock to each director who was not an employee of BUCA and had not been an employee for at least one year, in the amount of 1,333 shares on first election or appointment to the Board and 666 shares on each of the following anniversaries. The purchase price was 100% of the fair market value of the common stock, as defined in the plan, at the time the option was granted. The term of each option is ten years; however, the option is not exercisable for the first year and will terminate if the optionee ceases to be a director in the one-year period following the grant of the option. The options are not transferable other than by will or the laws of descent and distribution. We have reserved 26,666 shares for issuance under the plan. All options outstanding under the plan when terminated shall remain outstanding. In connection with the termination of the plan, the Board approved grants of options to purchase 8,000 shares of common stock to each of our six non-employee directors under the 1996 Stock Incentive Plan. These options have an exercise price of $11.25 per share, are immediately exercisable and expire 10 years after grant. Non-employee directors will continue to be eligible for option grants under the 1996 Stock Incentive Plan.

Paisano Partners Program. We have established the Paisano Partners program for our general managers, kitchen managers and assistant managers. The program for general managers has three primary components: profit sharing, the purchase of shares of our common stock and a stock option grant. The profit sharing component allows the general manager to participate in the profits of the restaurant he or she manages. To participate in the Paisano Partners program, general managers are required to purchase shares of our common stock worth approximately $20,000, at fair market value. We will also loan the general managers the purchase price of the stock at 8% interest, with the entire amount payable over five years. Under the stock purchase agreement we enter into with each general manager, we have certain repurchase rights regarding the stock. General managers also receive a one-time option grant to purchase 2,000 shares of our common stock at fair market value on the date of grant. The options are exercisable only upon completion of five years of employment as a Paisano Partner and expire 10 years after the date of grant. Participants in the

Paisano Partners program for kitchen managers participate in profit sharing and receive a one-time option grant to purchase 1,000 shares of our common stock on the same terms as that provided to general managers, but have no right to purchase shares under the program. Participants in the Paisano Partners program for assistant managers participate in profit sharing but receive no options and have no right to purchase shares.

Compensation Committee Interlocks and Insider Participation

Philip A. Roberts, Don W. Hays, John P. Whaley and Paul Zepf, each a director, are members of the Board's Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On September 30, 1996, we were spun off from our parent, Parasole Restaurant Holdings, Inc. through a share dividend of our common stock pro rata among the Parasole shareholders. The Parasole shareholders at the time of the dividend included the Parasole Employer Stock Ownership Trust, owner of more than 5% of a class of our capital stock, and Philip A. Roberts, Peter J. Mihajlov and Don
W. Hays, directors and owners of more than 5% of a class of our capital stock.

Series A Preferred Financing. In October 1996, we sold shares of Series A Convertible Preferred Stock convertible into 1,493,331 shares of common stock for an aggregate purchase price of $8,400,000, or $5.625 per common share. Upon completion of this offering, all shares of our outstanding Series A Convertible Preferred Stock will automatically convert into shares of common stock.

The following beneficial holders of more than 5% of a class of our capital stock purchased shares of the Series A Convertible Preferred Stock having an aggregate purchase price of at least $60,000:

     5% Shareholders(/1/)                                  Shares Purchased(/2/)
     --------------------                                  ---------------------
     Norwest Equity Partners V, L.P.......................        711,111
     Consumer Venture Partners II, L.P....................        266,666
     Northwood Ventures...................................        266,666
     Regent Capital Partners, L.P.........................        177,778

---------------

(/1/)See notes to "Principal and Selling Shareholders" for information relating to the beneficial ownership of shares and identification of affiliated shareholders.
(/2/)Represents number of shares of common stock issuable upon conversion of purchased shares of Series A Convertible Preferred Stock.

Series B Preferred Financing. In September 1997, we sold shares of Series B Convertible Preferred Stock convertible into 640,739 shares of common stock for an aggregate purchase price of $4,324,999.50, or $6.75 per common share. In December 1997, we sold additional shares of Series B Convertible Preferred Stock convertible into 640,738 shares of common stock for an aggregate purchase price of $4,324,999.50, or $6.75 per common share. Upon completion of this offering, all shares of our outstanding Series B Convertible Preferred Stock will automatically convert into shares of common stock.

The following beneficial holders of more than 5% of a class of our capital stock purchased shares of the Series B Convertible Preferred Stock having an aggregate purchase price of at least $60,000:

     5% Shareholders(/1/)                                  Shares Purchased(/2/)
     --------------------                                  ---------------------
     Norwest Equity Partners V, L.P.......................        370,370
     National Dining Concepts, Inc........................        296,296
     Walden Investors.....................................        237,036
     Consumer Venture Partners II, L.P....................        148,148
     Northwood Ventures...................................        148,147

---------------

(/1/)See notes to "Principal and Selling Shareholders" for information relating to the beneficial ownership of shares and identification of affiliated shareholders.
(/2/)Represents number of shares of common stock issuable upon conversion of purchased shares of Series B Convertible Preferred Stock.

Series C Preferred Financing. In October 1998, we sold shares of Series C Convertible Preferred Stock convertible into 1,092,679 shares of common stock and related contingent value rights for an aggregate purchase price of $8,400,007.02, or $7.6875 per common share. In December 1998, we sold additional shares of Series C Convertible Preferred Stock convertible into 637,752 shares of common stock and related contingent value rights for an aggregate purchase price of $5,000,000, or $7.84 per common share. The contingent value rights entitle the holders to receive, in the aggregate, up to 610,082 shares of common stock if certain events regarding our common stock do not occur prior to October 2001.

Upon completion of this offering, all shares of our outstanding Series C Convertible Preferred Stock will automatically convert into shares of common stock and the related contingent value rights will terminate. In connection with such conversion and termination, an aggregate of 40,195 additional shares of common stock will be issued to the holders of the Series C Convertible Preferred Stock immediately after the completion of this offering.

The following beneficial holders of more than 5% of a class of our capital stock purchased shares of the Series C Convertible Preferred Stock having an aggregate purchase price of at least $60,000:

     5% Shareholders(/1/)                                  Shares Purchased(/2/)
     --------------------                                  ---------------------
     Centre Capital Investors II, L.P.....................       1,288,156
     Norwest Equity Partners V, L.P.......................         282,802
     Northwood Ventures...................................          65,040
     Walden-SBIC, L.P.....................................          45,994
     Regent Capital Partners, L.P.........................          48,439

---------------

(/1/)See notes to "Principal and Selling Shareholders" for information relating to the beneficial ownership of shares and identification of affiliated shareholders.
(/2/)Represents number of shares of common stock issuable upon conversion of purchased shares of Series C Convertible Preferred Stock.

Subordinated Debt Transactions. In October 1997, we entered into a subordinated loan transaction under which we borrowed $2,500,000, including $500,000 from Regent Capital Partners, L.P. Regent is a beneficial owner of more than 5% of a class of our capital stock. In connection with the transaction, we also issued warrants to purchase 16,111 shares of our common stock at $0.01 per share to Regent. In May 1998, we borrowed an additional $3,500,000, including $1,500,000 from Regent. In connection with the May transaction, we also issued warrants to purchase 48,332 shares of our common stock at $0.01 per share to Regent. The indebtedness was repaid by us from amounts borrowed under our current credit facilities.

In connection with these subordinated debt transactions, we issued warrants to purchase an aggregate of 66,663 shares of our common stock at $0.01 per share to the purchasers of our Series B Convertible Preferred Stock. The warrants vest upon completion of our initial public offering, but only if the public offering price per share is less than $13.50.

Agreements with Parasole. We have entered into an Amended and Restated Management Agreement dated January 1, 1997, as amended, with Parasole. Philip Roberts, Don Hays and Peter Mihajlov are officers, directors and shareholders of Parasole as well as our directors and holders of more than 5% of a class of our capital stock. Under the management agreement, Parasole provides development and design support in connection with our new restaurants. In exchange for these services, we pay Parasole a fee of $12,500 for each new restaurant we open. Prior to the amendment of the management agreement, we agreed to pay Parasole an accounting charge of $1,000 per month for the first 24 months after a new restaurant's opening. While we no longer incur new charges under the amended management agreement, the 24-month period has not expired for all of our restaurants opened prior to the amendment of the management agreement. The amount paid by us to Parasole under the management agreement in fiscal 1996 was $354,000, in fiscal 1997 was $270,000 and fiscal 1998 was $248,000.

We have a vendor relationship with Parasole Good Earth Bakery, owned by Parasole, through which the bakery provides various baked goods to our restaurants in the Minneapolis/St. Paul market. The relationship can be terminated at any time at our discretion. The amount paid by us to the bakery in fiscal 1996 was $211,000, in fiscal 1997 was $180,000, and in fiscal 1998 was $169,000. We believe the terms of the supply arrangement are at least as favorable as we could obtain from unrelated parties.

We have a redemption agreement with Parasole under which we are obligated to repurchase shares of our common stock held by the Parasole Employee Stock Ownership Trust until our stock is publicly traded. The Parasole Employee Stock Ownership Plan holds a total of 499,936 shares of our common stock. Parasole has similar obligations regarding its stock held by our ESOP.

Agreement with Steven Roberts. Steven Roberts, son of Philip Roberts, our director and a holder of more than 5% of a class of our capital stock, from time to time performs architectural services for us under a letter agreement. The amount paid by us to Mr. Roberts for these services in fiscal 1998 was $99,947. We believe the terms of the letter agreement are at least as favorable as we could obtain from unrelated parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this prospectus and as adjusted to reflect the sale of the 2,500,000 shares of common stock offered by us by this prospectus by (1) each shareholder known by us to beneficially own more than five percent of any class of our capital stock, (2) each of our directors, (3) the named executive officers, and (4) all of our directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by the person. The following table gives effect to (1) the conversion of all outstanding shares of our preferred stock, which will occur automatically upon the closing of the offering, (2) the conversion of $775,000 in aggregate principal amount of our outstanding subordinated debt, assuming a public offering price of $11.50 per share, and (3) the exercise of warrants to purchase 64,444 shares of common stock to be sold in this offering, and assumes the vesting of outstanding contingent warrants.

                                    Shares
                                 Beneficially
                                Owned Prior to            Shares Beneficially
                               the Offering(/1/) Shares  Owned After Offering
                               -----------------  Being  -----------------------
Name of Beneficial Owner        Number   Percent Offered   Number      Percent
------------------------       --------- ------- ------- ------------ ----------
Principal Shareholders,
 Directors and Executive
 Officers
Norwest Equity Partners V,
 L.P.(/2/).................... 1,423,246  19.5      --      1,423,246     14.5
Centre Capital Investors II,
 L.P.(/3/).................... 1,348,249  18.5      --      1,348,249     13.8
Philip A. Roberts(/4/)........ 1,138,898  15.7   50,000     1,088,898     11.2
Peter J. Mihajlov(/5/)........ 1,138,862  15.7   50,000     1,088,862     11.2
Don W. Hays(/6/).............. 1,132,330  15.6   50,000     1,082,330     11.1
Parasole Employee Stock
 Ownership Trust(/7/).........   499,936   6.9      --        499,936      5.1
Northwood Ventures(/8/).......   499,210   6.9      --        499,210      5.1
Consumer Venture Partners II,
 L.P.(/9/)....................   438,904   6.0      --        438,904      4.5
National Dining Concepts,
 Inc.(/10/)...................   311,710   4.3      --        311,710      3.2
Regent Capital Partners,
 L.P.(/11/)...................   303,539   4.2      --        303,539      3.1
Walden Investors(/12/)........   296,420   4.1      --        296,420      3.0
John P. Whaley(/13/).......... 1,423,246  19.5      --      1,423,246     14.5
David Yarnell(/14/)...........   438,904   6.0      --        438,904      4.5
Paul Zepf(/15/)............... 1,348,246  18.5      --      1,348,246     13.8
Joseph P. Micatrotto(/16/)....   244,747   3.3      *         244,747      2.5
Greg A. Gadel(/17/)...........    10,335   --       --         10,335      --
All directors and officers as
 a group (9 persons).......... 5,584,021  74.3              5,434,021     54.3
Additional Selling
 Shareholders
Sirrom Funding
 Corporation(/18/)............    64,444   --    64,444             0      --
Wedgewood Capital Limited
 Partnership(/19/)............    11,740   --     7,246         4,494      --
Stewart Applebaum and Lloyd
 Sigel(/20/)..................    11,740   --     7,246         4,494      --
Michael Silverman(/21/).......    11,740   --     7,246         4,494      --
Thomas Wuerzberger(/22/)......    11,740   --     4,500         7,240      --
Harvey Ernest and Doris
 Ernest(/23/).................    11,740   --     3,623         8,117      --
Dermot Rowland and Marvin
 Schenk(/24/).................    10,578   --     4,500         6,078      --
Kevin Kuester(/25/)...........     7,246   --     7,246             0      --
Donn Osmon(/25/)..............     7,246   --     4,000         3,246      --
Thomas Grossman(/25/).........     7,246   --     3,646         3,600      --
Timothy Alevizos(/25/)........     7,246   --     3,500         3,746      --
Howard Kuretsky(/26/).........     2,934   --     1,811         1,123      --
Toby Silverman(/27/)..........     2,934   --     1,811         1,123      --

--------

* Mr. Micatrotto has granted to the underwriters an option to purchase up to an additional 16,000 shares of common stock as part of their option to cover over-allotments, if any. This option will be exercised on a pro rata basis with the option granted to us.

(/1/)Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations prior to and after the offering are based on 7,238,932 shares and 9,738,932 shares, respectively, of common stock outstanding. As of March 24, 1999, we had 105 shareholders of record.

(/2/)Includes (1) warrants for the purchase of 42,442 shares of common stock exercisable within 60 days held by Norwest; (2) 6,522 shares of common stock to be issued to Norwest upon completion of the offering; and (3) options for the purchase of 9,999 shares of common stock exercisable within 60 days granted to John P. Whaley. The address for Norwest is 222 South Ninth Street, Minneapolis, Minnesota 55402.

(/3/)Includes (1) 602,561 shares owned by State Board of Administration of
     Florida; (2) 129,122 shares owned by Centre Capital Tax-Exempt Investors II, L.P.; (3) 86,338 shares owned by Centre Capital Offshore Investors II, L.P.; (4) 67,264 shares owned by Centre Partners Coinvestment, L.P.; (5) 6,082 shares owned by Centre Parallel Management Partners, L.P.; (6) 9,240 shares of common stock to be issued upon completion of the offering to Centre Capital Investors II, L.P.; (7) 14,033 shares of common stock to be issued upon completion of the offering to State Board of Administration of Florida; (8) 3,007 shares of common stock to be issued upon completion of the offering to Centre Capital Tax-Exempt Investors II, L.P.; (9) 2,010 shares of common stock to be issued upon completion of the offering to Centre Capital Offshore Investors II, L.P.; (10) 1,566 shares of common stock to be issued upon completion of the offering to Centre Partners Coinvestment, L.P.; (11) 141 shares of common stock to be issued upon completion of the offering to Centre Parallel Management Partners, L.P.;
     (12) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Paul Zepf; (13) warrants for the purchase of 6,806 shares of common stock exercisable within 60 days held by Centre Capital Investors II, L.P.; (14) warrants for the purchase of 2,216 shares of common stock exercisable within 60 days held by Centre Capital Tax-Exempt Investors II, L.P.; (15) warrants for the purchase of 1,482 shares of common stock exercisable within 60 days held by Centre Capital Offshore Investors II, L.P.; (16) warrants for the purchase of 103 shares of common stock exercisable within 60 days held by Centre Parallel Management Partners, L.P.; (17) warrants for the purchase of 10,336 shares of common stock exercisable within 60 days held by State Board of Administration of Florida and (18) warrants for the purchase of 1,153 shares of common stock exercisable within 60 days held by Centre Partners Coinvestment, L.P. The address for Centre is 30 Rockefeller Plaza, New York, New York 10020.

(/4/)Includes (1) 133,333 shares owned by the Roberts Family Limited
     Partnership II; (2) 106,666 shares owned by Mr. Roberts' wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Roberts; (4) options for the purchase of 35 shares of common stock exercisable within 60 days granted to Mr. Robert's wife; (5) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Roberts is a co-trustee, and (6) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Roberts is a co-trustee. The address for Mr. Roberts is 1300 Nicollet Mall, Minneapolis, Minnesota 55403. Mr. Roberts is one of our directors and our chairman of the board.

(/5/)Includes (1) 166,666 shares owned by the Mihajlov Family Limited
     Partnership; (2) 106,666 shares owned by Mr. Mihajlov's wife; (3) 13,066 shares held in the Mihajlov Irrevocable Grandchildren's Trust; (4) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Mihajlov; (5) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Mihajlov is a co-trustee; and (6) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Mihajlov is a co-trustee. The address for Mr. Mihajlov is 2908 Hennepin Avenue South, Minneapolis, Minnesota 55408. Mr. Mihajlov is one of our directors.

(/6/)Includes (1) 133,333 shares owned by the Hays Family Limited Partnership;
     (2) 100,133 shares owned by Mr. Hays' wife; (3) options for the purchase of 8,000 shares of common stock exercisable within 60 days granted to Mr. Hays; (4) 499,936 shares of common stock held by the Parasole ESOT, of which Mr. Hays is a co-trustee; and (5) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Hays is a co-trustee. The address for Mr. Hays is 2908 Hennepin Avenue South, Minneapolis, Minnesota 55408. Mr. Hays is one of our directors.

(/7/)The address for the Parasole ESOT is 2908 Hennepin Avenue South,
     Minneapolis, Minnesota 55408.

(/8/)Includes (1) 89,466 shares owned by Northwood Capital Partners LLC; (2)
     1,350 shares of common stock to be issued upon completion of the offering to Northwood Ventures; (3) 149 shares of common stock to be issued upon completion of the offering to Northwood Capital Partners LLC; (4) warrants for the purchase of 14,318 shares of common stock exercisable within 60 days held by Northwood Ventures; (5) warrants for the purchase of 1,541 shares of common stock exercisable within 60 days held by Northwood Capital Partners LLC; and (6) options for the purchase of 1,999 shares of common stock exercisable within 60 days granted to Henry T. Wilson. The address for Northwood is 485 Underhill Boulevard, Syosset, New York 11791.

(/9/)Includes (1) warrants for the purchase of 14,757 shares of common stock exercisable within 60 days held by Consumer Venture Partners II, L.P.; and
     (2) options for the purchase of 9,333 shares of common stock exercisable within 60 days granted to David Yarnell. The address for Consumer Venture is 3 Pickwick Plaza, Greenwich, Connecticut 06830.

(/10/)Includes warrants to purchase 15,414 shares of common stock exercisable within 60 days held by National Dining Concepts, Inc. As of the date of this prospectus National Dining Concepts, Inc. holds 23.1% of our Series B Preferred Stock and upon closing of the offering, National Dining Concepts, Inc. will hold less than 5% of our Common Stock.

(/11/)Includes (1) warrants to purchase 68,798 shares of common stock exercisable within 60 days held by Regent Capital Partners, L.P.; and (2) 1,117 shares of common stock to be issued upon completion of the offering to Regent Capital Partners, L.P. As of the date of this prospectus, Regent Capital Partners, L.P. holds 11.9% of our Series A Preferred Stock and upon closing of the offering, Regent Capital Partners, L.P. will hold less than 5% of our common stock. The address for Regent Capital Partners, L.P. is 505 Park Avenue, Suite 1700, New York, New York 10022.

(/12/)Includes (1) 22,222 shares owned by Walden Ventures; (2) 7,407 shares owned by Walden Capital Partners; (3) 172,780 shares owned by Walden-SBIC, L.P.; (4) 28,770 shares owned by Walden Technology Ventures II, L.P. (5) warrants to purchase 2,697 shares of common stock exercisable within 60 days held by Walden Investors; (6) warrants to purchase 1,156 shares of common stock exercisable within 60 days held by Walden Ventures; (7) warrants to purchase 385 shares of common stock exercisable within 60 days held by Walden Capital Partners; (8) warrants to purchase 6,936 shares of common stock exercisable within 60 days held by Walden-SBIC, L.P.; (9) warrants to purchase 1,156 shares of common stock exercisable within 60 days held by Walden Technology Ventures II, L.P.;
      (10) 909 shares of common stock to be issued upon completion of the offering to Walden-SBIC, L.P.; and (11 ) 151 shares of common stock to be issued upon completion of the offering to Walden Technology Ventures II, L.P. As of the date of this Prospectus, Walden holds 18.5% of our Series B Preferred Stock and upon closing of the offering, Walden will hold less than 5% of our common stock. The address for Walden is 750 Battery Street, Suite 700, San Francisco, California 94111.

(/13/)Consists of options for the purchase of 9,999 shares of common stock exercisable within 60 days granted to Mr. Whaley and 1,413,247 shares of common stock beneficially owned by Norwest Equity Partners V, L.P. Mr. Whaley disclaims beneficial ownership of the 1,413,247 shares of common stock owned by Norwest Equity Partners V, L.P. The address for Mr. Whaley is 222 South Ninth Street, Minneapolis, Minnesota 55402.

(/14/)Consists of (1) options for the purchase of 9,333 shares of common stock exercisable within 60 days granted to Mr. Yarnell; (2) 429,571 shares of common stock beneficially owned by Consumer Venture Partners II, L.P.

(/15/)Consists of (1) options to purchase 8,000 shares of common stock exercisable within 60 days granted to Mr. Zepf; and (2) 1,340,249 shares of common stock beneficially owned by Centre Capital Investors II, L.P. The address for Mr. Zepf is 30 Rockefeller Plaza, New York, New York 10020.

(/16/)Includes (1) options for the purchase of 131,521 shares of common stock exercisable within 60 days granted to Mr. Micatrotto and (2) 97,226 shares of common stock held by the BUCA Employee Stock Ownership Plan, of which Mr. Micatrotto is a co-trustee. Mr. Micatrotto is our president and chief executive officer and one of our directors.

(/17/Consists)of options for the purchase of 10,335 shares of common stock exercisable within 60 days granted to Mr. Gadel.

(/18/Consists)of warrants for the purchase of 64,444 shares of common stock exercisable within 60 days issued to Sirrom. In each of October 1997 and May 1998 we borrowed $2 million from Sirrom in a subordinated debt transaction, In connection with the transaction we issued warrants to purchase an aggregate of 128,888 shares of our common stock at $0.01 per share to Sirrom. The indebtedness was subsequently repaid by us from amounts borrowed under our credit facilities.

(/19/Consists)of 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share, and 4,494 shares of common stock held by Wedgewood.

(/20/Consists)of (1) 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt held by Messrs. Applebaum and Sigel, assuming a public offering price of $11.50 per share; (2) 2,247 shares of common stock held by Mr. Applebaum; and (3) 2,247 shares of common stock held by the Lloyd Sigel Trust, of which Mr. Sigel is the beneficial owner.

(/21/Consists)of 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share and 4,494 shares of common stock held by Mr. Silverman.

(/22/Consists)of 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share, and 4,494 shares of common stock held by Mr. Wuerzberger.

(/23/Consists)of (1) 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt held by Mr. Ernest and Ms. Ernest, assuming a public offering price of $11.50 per share; (2) 2,247 shares of common stock held by Mr. Ernest; and (3) 2,247 shares of common stock held by Ms. Ernest.

(/24/Consists)of (1) 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt, assuming a public offering of $11.50 per share, (2) 1,666 shares of common stock held by Mr. Rowland and (3) 1,666 shares of common stock held by Mr. Schenk.

(/25/Consists)of 7,246 shares of common stock issuable upon conversion of $50,000 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share.

(/26/Consists)of 1,811 shares of common stock issuable upon conversion of $12,500 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share and 1,123 shares of common stock held by Mr. Kuretsky.

(/27/Consists)of 1,811 shares of common stock issuable upon conversion of $12,500 in aggregate principal amount of our subordinated debt, assuming a public offering price of $11.50 per share, and 1,123 shares of common stock held by the Toby Silverman Revocable Trust, of which Mr. Silverman is the beneficial owner.

                        SHARES ELIGIBLE FOR FUTURE SALE

Upon the consummation of this offering, the 2,770,819 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by an "affiliate" of ours, as that term is defined in Rule 144 under the Securities Act. The remaining 6,968,113 shares are "restricted shares," as that term is defined in Rule 144. Of these shares (1) 1,597,551 will be eligible for immediate sale in the public market, subject to the limitations of Rule 144, (2) 3,410,560 will be eligible for sale in the public market 90 days from the completion of this offering, subject to the limitations of Rule 144 and (3) the remaining 1,960,002 shares will be eligible for sale pursuant to Rule 144. Of the 6,968,113 restricted shares, holders of an aggregate of 6,811,545 shares have entered into lock-up agreements under which they have agreed that they will not, without the prior written consent of U.S. Bancorp Piper Jaffray, offer, sell or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 180-day period following the date of this prospectus. U.S. Bancorp Piper Jaffray may, in its sole discretion at any time without notice, release any portion of the shares subject to the lock-up agreements during the 180-day period.

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year, within any three-month period commencing 90 days after the date of this prospectus, may sell a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding, this would be 97,389 shares immediately after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the effective date of this offering are entitled to sell the shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

We intend to file a registration statement on Form S-8 covering all shares of common stock issuable upon exercise of stock options in effect on the date of this prospectus and stock option or other benefits to be granted under our 1996 Stock Incentive Plan and Stock Option Plan for Non-Employee Directors. We have outstanding stock options with respect to an aggregate of 1,034,154 shares of common stock as of the date of this prospectus. Upon this registration on Form S-8, an additional 1,034,154 shares of common stock, together with any additional shares of common stock which will be issuable pursuant to stock options or other benefits to be granted under the 1996 Stock Incentive Plan, will be eligible for sale in the public market.

Prior to the offering, there has been no market for the common stock, and we cannot predict the effect, if any, that public sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of common stock in the public market following the offering, or the perception that sales may occur, could adversely affect the prevailing market price of the common stock and our ability to raise capital through a public offering our equity securities.

                          DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering, our authorized capital stock will consist of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 undesignated shares.

Common Stock

As of the date of this prospectus, there are 7,062,176 shares of common stock outstanding, after giving effect to the conversion of preferred stock into common stock in connection with this offering. These shares are held of record by 105 persons.

Holders of common stock are entitled to one vote per share on all matters to be voted upon by shareholders. All shares of common stock rank equally as to voting and all other matters. The shares of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions, are not liable for further call or assessment, and are not entitled to cumulative voting rights. However, shares of common stock held in the Parasole Employee Stock Ownership Trust and the Buca Employee Stock Ownership Plan have contractual redemption rights that will terminate upon the closing of this offering. See note 6 to notes to Consolidated Financial Statements for additional information regarding these plans.

Subject to the prior rights of holders of preferred stock, the holders of common stock are entitled to receive dividends when and as declared by the Board out of funds legally available for dividends. We have never declared or paid cash dividends. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.

Upon a liquidation of BUCA, creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock.The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.

Our common stock has been approved for listing on the Nasdaq National Market under the symbol "BUCA," subject to notice of issuance.

Preferred Stock

Upon completion of the offering, all of our issued and outstanding Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, and Series C Convertible Preferred Stock will be converted into an aggregate of 4,505,239 shares of common stock. The conversion will occur at the applicable conversion price of each series of preferred stock as provided in our Articles of Incorporation. Upon conversion, all accrued and unpaid dividends on the preferred stock will be eliminated.

Additional Preferred Stock

Our Articles of Incorporation empower the Board to issue the undesignated stock from time to time in one or more series. The Board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock without any further vote or action by the shareholders. The issuance of new preferred stock could have the effect of delaying or preventing a change in control of the company or make removal of management more difficult. Additionally, the issuance of new preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. While we have no present intention to issue any shares of new preferred stock, any issuance could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Series A Convertible Subordinated Debentures

We have outstanding $1.8 million in principal amount of Series A Convertible Subordinated Debentures due July 30, 2001. Under the debentures, we have agreed to pay interest at a rate adjusted semi-annually equal to one percent in excess of the rate announced or published by U.S. Bank as its reference or prime rate in effect on the banking day immediately prior to January 1 and July 1 of each year. The holders may elect to have their debentures paid in full on July 30, 1999 and receive a premium payment from us equal to 10% of the original principal sum of the debenture. Upon completion of this offering, the holders of the debentures will have the right, for a period of one year, to convert the entire principal amount of their debentures into shares of our common stock at a price per share equal to 60% of the price of the common stock being sold in this offering. If the holder holds the debenture until maturity, the holder is entitled to a premium payment from us equal to 20% of the original principal sum of the debenture. Holders of $775,000 in aggregate principal amount of the debentures have elected to convert them into shares of common stock in connection with this offering.

Stock Option

In 1998, we granted a non-qualified stock option to purchase up to 16,000 shares of our common stock at an exercise price of $6.75 per share to 1204 Harmon Partnership. The options vest in eight equal annual amounts beginning on May 31, 1999. The option expires upon the earlier to occur of May 31, 2008 or, at our option, upon payment to 1204 Harmon Partnership of the excess of the fair market value of the common stock underlying the option over the exercise price upon the occurrence of certain circumstances. The options provide for adjustments in the number of shares, to the nearest whole share, subject to the option and the exercise price to give effect to any distribution of assets, other than regular dividends, or debt securities to holders of common stock or any change made in the number of outstanding common stock by a recapitalization, reclassification, combination, share dividend, share division, share combination or other similar change.

Warrants

We issued warrants to purchase 156,800 shares of Series A Convertible Preferred Stock at an exercise price of $3.75 per share to our placement agents in connection with the private placement of our Series A Convertible Preferred Stock in October 1996. These warrants expire on October 23, 2003. Upon the closing of this offering, these warrants will automatically convert into warrants to purchase 104,532 shares of common stock at an exercise price of $5.625 per common share.

We issued warrants to purchase 50,000 shares of Series B Convertible Preferred Stock at an exercise price of $4.50 per share to our placement agent in the connection with the private placement of our Series B Convertible Preferred Stock. These warrants expire on September 2, 2004. Upon closing of this offering, these warrants will automatically convert into warrants to purchase 33,333 shares of common stock at an exercise price of $6.75 per common share.

We issued warrants to purchase an aggregate of 66,663 shares of common stock at an exercise price of $.01 per share to the purchasers of our Series B Convertible Preferred Stock. These warrants will become vested and exercisable if the public offering price per share in this offering is less than $13.50. These warrants expire on September 30, 2002.

As partial consideration for subordinated loan financings of $6.0 million, we issued warrants to purchase a total of 193,331 shares of common stock at an exercise price of $.01 per share to our lenders. These warrants expire on September 20, 2002 with respect to 80,555 shares and on June 30, 2003 with respect to the remaining shares. We granted the warrantholders the right to sell their warrants to us for a period of 30 days immediately prior to their expiration at a purchase price equal to the fair market value of the shares of common stock issuable upon exercise of the warrant. This right will expire upon the closing of this offering. Warrants to purchase 64,444 shares of common stock are being exercised in connection with this offering, and the shares issued are being included in this offering.

All of these warrants provide for anti-dilution adjustments in the event of stock splits, stock dividends, sales by us of our stock at, or issuance of options or warrants containing an exercise price of, less than fair market value or merger, consolidation, recapitalization or similar transactions.

Registration and Other Rights

We have granted registration rights to the holders of shares of common stock issued in exchange for any of our preferred stock under the terms of the Securities Purchase Agreement dated as of October 13, 1998 by and between us and the purchasers named in the agreement. Following the closing of this offering, approximately 4,571,902 shares of common stock, including 66,663 shares subject to outstanding warrants, will be entitled to these rights. Under the terms of the Securities Purchase Agreement, the holders have the right to require us to register their shares at our expense under the circumstances described in that agreement. In addition, the holders have the right to have any or all of their shares included, at our expense, in a registration statement relating to common stock filed by us, subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. In connection with any registration under these provisions, we are required to indemnify the holders participating in an offering against civil liabilities under the Securities Act. Warrants to purchase an aggregate of 137,865 shares of our common stock issued in connection with the sales of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock contain similar registration rights provisions.

We also granted piggyback registration rights under the warrants to purchase 193,331 shares of our common stock granted to the lenders in our subordinated debt transactions. Upon completion of this offering 128,887 shares will be subject to these rights. See "Certain Relationships and Related Transactions-- Subordinated Debt Transactions" for a discussion of these subordinated debt transactions. The rights are subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. The warrants grant the holders the right to sell the warrants back to us for a period of 30 days prior to their expiration at a purchase price equal to the fair market value of the shares of common stock issuable upon exercise of the warrants and grant the holders co-sale rights with respect to sales of shares by Philip A. Roberts, Peter J. Mihajlov, Don W. Hays, Joseph P. Micatrotto or Barbara Marshall.

Under the terms of a Non-Statutory Stock Option Agreement between us and 1204 Harmon Partnership, we have granted the holder piggyback registration rights with respect to the 16,000 shares covered by the option agreement. The rights are subject to the right of an underwriter to limit the number of the holders' shares to be included in the registration. In connection with any registration under these provisions, we are required to indemnify the holder participating in an offering against civil liabilities under the Securities Act.

Potential Anti-Takeover Effect of Provisions of Charter Documents and Minnesota Law

Provisions of our Articles of Incorporation and By-Laws to be effective upon the closing of this offering and of Minnesota law described below could have an anti-takeover effect. These provisions are intended to provide management flexibility to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the company, if the Board determines that such a takeover is not in the best interests of the company and our shareholders. However, these provisions could have the effect of discouraging attempts to acquire us which could deprive our shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Under the Articles, the Board will be classified into three classes of Directors, and Directors may be removed by shareholders only by a vote of holders of at least 75% of the voting power. For the shareholders to call a meeting to take action concerning a business combination, the By-Laws require that holders of at least 25% of the voting power must join in the request. The By-Laws establish procedures, including advance notice procedures, with regard to shareholder proposals and the nomination of candidates for election as directors.

Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are party resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a majority vote of our shareholders. In general, shares acquired without this approval are denied voting rights and can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by us, or any subsidiary of us, with any shareholder that purchases 10% or more of our voting shares (an "interested shareholder") within four years following the interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of our Board of Directors before the interested shareholder's share acquisition date.

Section 302A.675 of the Minnesota Statutes generally prohibits an offeror from acquiring shares of a publicly held Minnesota corporation within two years following the offeror's last purchase of the corporation's shares pursuant to a takeover offer with respect to that class, unless the corporation's shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of all of the disinterested members of our Board of Directors before the purchase of any shares by the offeror pursuant to a takeover offer.

Transfer Agent and Registrar

Norwest Bank Minnesota, National Association has been appointed as the transfer agent and registrar for our common stock.

                                  UNDERWRITING

The underwriters named below, for whom U.S. Bancorp Piper Jaffray Inc. and NationsBanc Montgomery Securities LLC are acting as representatives, have agreed to buy, subject to the terms and conditions of the purchase agreement, the number of shares listed opposite their names below. Shares purchased from the selling shareholders include 64,444 shares issuable upon exercise of a warrant that the underwriters are purchasing from a selling shareholder. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

                                                                        Number
          Underwriters                                                 of Shares
          ------------                                                 ---------
          U.S. Bancorp Piper Jaffray Inc. ............................
          NationsBanc Montgomery Securities LLC.......................

                                                                       ---------
              Total................................................... 2,770,819
                                                                       =========

The underwriters have advised us and the selling shareholders that they propose to offer the shares to the public at $ per share. The underwriters propose to offer the shares to certain dealers at the same price less a concession of
not more than $     per share. The underwriters may allow and the dealers may
reallow a concession of not more than $ per share on sales to certain other brokers and dealers. After the offering, these figures may be changed by the representatives.

Of the 2,500,000 shares of common stock offered by us, up to 200,000 shares will be reserved for sale to persons designated by us. Shares not sold to these persons will be reoffered immediately by the underwriters to the public at the initial public offering price.

We have granted to the underwriters an option to purchase up to an additional 399,622 shares of common stock from us and Joseph P. Micatrotto has granted to the underwriters an option to purchase up to an additional 16,000 shares of common stock, on a pro rata basis, at the same price to the public, and with the same underwriting discount, as set forth in the table on the cover page of this prospectus. The underwriters may exercise this option any time during the 30-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares as it was obligated to purchase under the purchase agreement.

We intend to use more than 10% of the net proceeds from the sale of the shares offered by us by this prospectus to repay indebtedness owed by us to U.S. Bank, an affiliate of U.S. Bancorp. See "Use of Proceeds". U.S. Bancorp is an affiliate of U.S. Bancorp Piper Jaffray, one of the underwriters. The decision of U.S. Bancorp Piper Jaffray to underwrite this offering was made independently of U.S. Bancorp, which had no involvement in determining whether or when to underwrite this offering or the terms of this offering. U.S. Bankcorp Piper Jaffray will not receive any benefit from this offering other than its respective portion of the underwriting fees payable by us. The offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc. Conduct Rules. This rule provides generally that if more than 10% of the net proceeds from the sale of stock, not including underwriting compensation, is paid to the underwriters or their affiliates, the initial public offering price of the stock may not be higher than that recommended by a "qualified independent underwriter" ("QIU") meeting standards set forth in Rule 2720(c)(3) of the NASD Conduct Rules. NationsBanc Montgomery Securities LLC has agreed to act as the QIU in pricing the offering and conducting due diligence. The initial public offering price of the shares set forth on the cover page of this prospectus is no higher than the price recommended by NationsBanc Montgomery. Moreover, NationsBanc Montgomery, as QIU, has performed due diligence investigations and has reviewed and participated in the preparation of this prospectus.

The following table shows the underwriting fees to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the over-allotment option.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
         Per Share....................................    $            $
         Total........................................    $            $

U.S. Bancorp Piper Jaffray acted as placement agent in connection with the private placement of our Series A Convertible Preferred Stock in October 1996. We issued warrants to purchase 112,000 shares of Series A Convertible Preferred Stock convertible into 74,666 shares of common stock at an exercise price of $5.625 per common share to U.S. Bancorp Piper Jaffray for its services as placement agent. These warrants became exercisable in May 1997 and expire on October 23, 2003. We paid U.S. Bancorp Piper Jaffray $421,000 for its services as placement agent. U.S. Bancorp Piper Jaffray also purchased 53,333 shares of Series A Convertible Preferred Stock convertible into 35,555 shares of common stock at a price of $5.625 per common share, the same price paid by other investors for the Series A Convertible Preferred Stock.

U.S. Bancorp Piper Jaffray also acted as placement agent in connection with the private placement of our Series B Convertible Preferred Stock in September 1997. We issued warrants to purchase 50,000 shares of Series B Convertible Preferred Stock convertible into 33,333 shares of common stock at an exercise price of $6.75 per common share to U.S. Bancorp Piper Jaffray for its services as placement agent. These warrants became exercisable on October 31, 1997 and expire on September 2, 2004. We paid U.S. Bancorp Piper Jaffray $75,000 for its services as placement agent.

Standby Fund 1997, an entity controlled by affiliates of U.S. Bancorp Piper Jaffray, and U.S. Bancorp Piper Jaffray also purchased a total of 55,556 shares of Series B Convertible Preferred Stock convertible into 37,037 shares of common stock at a price of $6.75 per common share, the same price paid by other investors for the Series B Convertible Preferred Stock. Along with the other purchasers of Series B Preferred Stock, Standby Fund was issued, pro rata, warrants to purchase 1,926 shares of our common stock at an exercise price of $.01 per share. These warrants only become vested and exercisable upon completion of this offering if the public offering price per share is less than $13.50.

U.S. Bancorp Piper Jaffray has provided investment banking services to us in 1998 and 1999 and will receive fees in the amount of $45,000 for such services.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect to those liabilities.

The underwriters have informed us that neither they, nor any other underwriter participating in the distribution of the offering, will make sales of the common stock offered by this prospectus to accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

The offering of our shares of common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or part.

We and each of our directors, executive officers and principal shareholders and the selling shareholders have agreed to certain restrictions on our ability to sell additional shares of our common stock for a period of 180 days after the date of this prospectus. We have agreed not to directly or indirectly offer for sale, sell, contract to sell, grant any option for the sale of, or otherwise issue or dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or any related security or instrument, without the prior written consent of U.S. Bancorp Piper Jaffray. The agreements provide exceptions for (1) sales to underwriters pursuant to the purchase agreement (2) our sales in connection with the exercise of options granted and the granting of options to purchase shares under our existing stock option plans and (3) other exceptions.

Prior to the offering, there has been no established trading market for the common stock. The initial public offering price for the shares of common stock offered by this prospectus was negotiated by us and the underwriters as recommended by the QIU. The factors considered in determining the initial public offering price include the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering and other relevant factors. There can be no assurance that the initial public offering price of the common stock will corresponded to the price at which the common stock will trade in the public market subsequent to this offering or that an active public market for the common stock will develop and continue after this offering.

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than have been sold to them by us and the selling shareholders. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to the underwriters. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock on the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus and certain other legal matters will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. The validity of the shares of common stock offered by this prospectus will be passed upon for the underwriters by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

The consolidated financial statements at December 27, 1998 and December 28, 1997 and for each of the two fiscal years in the period ended December 27, 1998, included in this prospectus and registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 1996 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market you should call (212) 656-5060.

                                   BUCA, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
     Independent Auditors' Report........................................  F-2
     Report of Independent Public Accountants............................  F-3
     Consolidated Balance Sheets as of December 28, 1997 and December 27,
      1998...............................................................  F-4
     Consolidated Statements of Operations for the fiscal years ended
      December 31, 1996, December 28, 1997 and December 27, 1998 ........  F-5
     Consolidated Statements of Shareholders' Deficit for the fiscal years
      ended December 31, 1996, December 28, 1997 and December 27, 1998...  F-6
     Consolidated Statements of Cash Flows for the fiscal years ended
      December 31, 1996, December 28, 1997 and December 27, 1998.........  F-7
     Notes to Consolidated Financial Statements..........................  F-8

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
BUCA, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of BUCA, Inc. and Subsidiaries (the Company) as of December 28, 1997 and December 27, 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the fiscal years ended December 28, 1997 and December 27, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the 1997 and 1998 consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1998 consolidated financial statements present fairly, in all material respects, the financial position of BUCA, Inc. and Subsidiaries as of December 28, 1997 and December 27, 1998, and the results of their operations and their cash flows for the fiscal years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in fiscal 1997 the Company changed its method of accounting for preopening costs.

                                          /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 17, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To BUCA, Inc:

We have audited the accompanying consolidated statements of operations, shareholders' deficit and cash flows of BUCA, Inc. (a Minnesota corporation) and Subsidiaries (the Company) for the year ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of BUCA, Inc. and Subsidiaries for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP

Minneapolis, Minnesota
March 14, 1997

                          BUCA, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets
                    December 28, 1997 and December 27, 1998
              (in thousands, except for share and per share data)

                                                                     Pro forma
                                                                   Shareholders'
                                                                    Equity 1998
                                                 1997      1998      (Note 12)
                                                -------  --------  -------------
                    ASSETS
CURRENT ASSETS:
 Cash and cash equivalents....................  $ 6,099  $  6,576
 Accounts receivable..........................      284     1,160
 Inventories..................................      545       935
 Prepaids and other...........................      457       585
                                                -------  --------
   Total current assets.......................    7,385     9,256
PROPERTY AND EQUIPMENT, net...................   13,428    27,697
OTHER ASSETS..................................      475       607
                                                -------  --------
                                                $21,288  $ 37,560
                                                =======  ========
LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
 Accounts payable.............................  $ 2,309  $  3,257
 Accrued expenses.............................      962     2,638
 Current maturities of long-term debt.........      320       205
                                                -------  --------
   Total current liabilities..................    3,591     6,100
LONG-TERM DEBT, less current maturities.......    5,140     7,661
DEFERRED RENT.................................       17       239
OTHER LIABILITIES.............................                127
COMMITMENTS AND CONTINGENCIES (Notes 6, 7, and
 8)
REDEEMABLE STOCK (Notes 6 and 9):
 Preferred stock, $.01 par value, cumulative,
  Series A convertible--2,396,800 shares
  authorized; 2,240,000 shares issued and
  outstanding.................................    8,984     9,665    $    --
 Preferred stock, $.01 par value, cumulative,
  Series B convertible--2,100,000 shares
  authorized; 1,922,222 shares issued and
  outstanding.................................    8,777     9,441         --
 Preferred stock, $.01 par value, cumulative,
  Series C convertible--3,679,053 shares
  authorized; 2,614,634 shares issued and
  outstanding.................................             13,154         --
 Common stock, $.01 par value; 601,929 shares
  issued and outstanding......................    4,063     4,713         --
                                                -------  --------    --------
                                                 21,824    36,973         --
SHAREHOLDERS' (DEFICIT) EQUITY:
 Undesignated stock, 617,147 shares
  authorized, none issued or outstanding
 Common stock, $.01 par value--13,100,000
  shares authorized; 1,899,246 and 1,918,056
  shares issued and outstanding,
  respectively................................       19        19          93
 Additional paid-in capital...................                         36,899
 Accumulated deficit..........................   (9,032)  (13,266)    (13,266)
                                                -------  --------    --------
                                                 (9,013)  (13,247)     23,726
 Notes receivable from shareholders...........     (271)     (293)       (293)
                                                -------  --------    --------
   Total shareholders' (deficit) equity ......   (9,284)  (13,540)     23,433
                                                -------  --------    --------
                                                $21,288  $ 37,560    $ 37,560
                                                =======  ========    ========

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Operations
                 For the Fiscal Years Ended December 31, 1996,
                    December 28, 1997 and December 27, 1998
              (in thousands, except for share and per share data)

                                                1996        1997        1998
                                             ----------  ----------  ----------
RESTAURANT SALES...........................  $   11,316  $   19,030  $   38,483
RESTAURANT COSTS:
 Product...................................       3,471       5,520      10,876
 Labor.....................................       3,723       6,478      12,548
 Direct and occupancy......................       2,242       3,750       7,861
 Depreciation and amortization.............         381         781       1,617
                                             ----------  ----------  ----------
    Total restaurant costs.................       9,817      16,529      32,902
                                             ----------  ----------  ----------
INCOME FROM RESTAURANT OPERATIONS..........       1,499       2,501       5,581
GENERAL AND ADMINISTRATIVE EXPENSES........       1,988       3,760       5,579
PREOPENING COSTS...........................         430       1,140       1,895
                                             ----------  ----------  ----------
OPERATING LOSS.............................        (919)     (2,399)     (1,893)
INTEREST EXPENSE...........................         295         497       1,036
                                             ----------  ----------  ----------
LOSS BEFORE INCOME TAXES AND CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE..      (1,214)     (2,896)     (2,929)
(BENEFIT) PROVISION FOR INCOME TAXES.......        (101)         72          17
                                             ----------  ----------  ----------
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE......................      (1,113)     (2,968)     (2,946)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE RELATED TO PREOPENING COSTS.....                    (351)
                                             ----------  ----------  ----------
NET LOSS...................................  $   (1,113) $   (3,319) $   (2,946)
                                             ==========  ==========  ==========
CUMULATIVE PREFERRED STOCK DIVIDENDS,
 ACCRETION OF PREFERRED STOCK TO REDEMPTION
 VALUE, AND CHANGE IN REDEEMABLE COMMON
 STOCK.....................................      (3,687)     (1,986)     (2,189)
                                             ----------  ----------  ----------
NET LOSS APPLICABLE TO COMMON STOCK........  $   (4,800) $   (5,305) $   (5,135)
                                             ==========  ==========  ==========
NET LOSS PER COMMON SHARE--BASIC AND
 DILUTED...................................  $    (1.96) $    (2.13) $    (2.04)
                                             ==========  ==========  ==========
WEIGHTED AVERAGE COMMON SHARES ASSUMED
OUTSTANDING--BASIC AND DILUTED.............   2,444,666   2,490,136   2,512,309
                                             ==========  ==========  ==========


                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                Consolidated Statements of Shareholders' Deficit
                     (in thousands, except for share data)

                                                                                  Notes
                           Common Stock       Stock     Additional              Receivable      Total
                         ----------------- Subscription  Paid-in   Accumulated     from     Shareholders'
                          Shares    Amount  Receivable   Capital     Deficit   Shareholders    Deficit
                         ---------  ------ ------------ ---------- ----------- ------------ -------------
BALANCE AT DECEMBER 31,
 1995................... 1,842,738   $18       $ (6)      $  13     $   (173)                 $   (148)
 Collection on stock
  subscription
  receivable............                          6                                                  6
 Change in redeemable
  common stock..........                                    (13)      (3,373)                   (3,386)
 Preferred stock
  dividends.............                                                (111)                     (111)
 Accretion of preferred
  stock.................                                                (190)                     (190)
 Net loss...............                                              (1,113)                   (1,113)
                         ---------   ---       ----       -----     --------                  --------
BALANCE AT DECEMBER 31,
 1996................... 1,842,738    18        --          --        (4,960)                   (4,942)
 Issuance of common
  stock options.........                                    350                                    350
 Issuance of common
  stock warrants........                                    544                                    544
 Issuance of common
  stock.................    65,766     1                    389                   $(275)           115
 Repurchase of common
  stock.................    (9,258)                         (50)                                   (50)
 Payments of notes
  receivable due from
  shareholders..........                                                              4              4
 Change in redeemable
  common stock..........                                   (677)                                  (677)
 Preferred stock
  dividends.............                                   (556)        (229)                     (785)
 Accretion of preferred
  stock.................                                                (524)                     (524)
 Net loss...............                                              (3,319)                   (3,319)
                         ---------   ---       ----       -----     --------      -----       --------
BALANCE AT DECEMBER 28,
 1997................... 1,899,246    19        --          --        (9,032)      (271)        (9,284)
 Issuance of common
  stock warrants........                                    761                                    761
 Issuance of common
  stock.................    28,882                          200                    (160)            40
 Repurchase of common
  stock.................   (10,072)                         (60)                                   (60)
 Payments of notes
  receivable due from
  shareholders..........                                                            138            138
 Change in redeemable
  common stock..........                                   (650)                                  (650)
 Preferred stock
  dividends.............                                   (251)      (1,041)                   (1,292)
 Accretion of preferred
  stock.................                                                (247)                     (247)
 Net loss...............                                              (2,946)                   (2,946)
                         ---------   ---       ----       -----     --------      -----       --------
BALANCE AT DECEMBER 27,
 1998................... 1,918,056   $19       $--        $ --      $(13,266)     $(293)      $(13,540)
                         =========   ===       ====       =====     ========      =====       ========

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows
                 For the Fiscal Years Ended December 31, 1996,
                    December 28, 1997, and December 27, 1998
                                 (in thousands)

                                                     1996     1997      1998
                                                    -------  -------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss.......................................... $(1,113) $(3,319) $ (2,946)
 Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Depreciation and amortization....................     381      781     1,617
  Cumulative effect of change in accounting
   principle.......................................              351
  Deferred income taxes............................               34
  Loss (gain) on sale of property and equipment....              112       (52)
  Accretion of call premium........................      50       51        51
  Amortization of debt discount....................                        216
  Issuance of common stock and common stock options
   for services....................................              439
  Change in assets and liabilities:
   Accounts receivable.............................     (43)    (130)     (876)
   Inventories.....................................    (101)    (247)     (390)
   Preopening costs................................    (134)
   Prepaids and other..............................     (27)    (370)     (128)
   Accounts payable................................     582      985       948
   Accrued expenses................................     236     (137)    1,676
   Other liabilities...............................                        222
                                                    -------  -------  --------
     Net cash (used in) provided by operating
      activities...................................    (169)  (1,450)      338
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment................  (2,783)  (7,896)  (17,864)
 Escrow deposits...................................    (551)    (131)
 Increase in other assets..........................     (33)     (45)      (48)
 Proceeds from sale of property and equipment......                      2,263
                                                    -------  -------  --------
     Net cash used in investing activities.........  (3,367)  (8,072)  (15,649)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt..........     896    2,500     3,500
 Principal payments on long-term debt..............    (331)    (489)     (599)
 Collection on stock subscription receivable.......       6
 Payments of notes receivable from shareholders....                4        80
 Repurchase of common stock........................              (30)
 Net proceeds from issuance of preferred stock.....   7,614    8,537    12,958
 Issuance of common stock..........................                         40
 Loan and lease acquisition costs..................             (251)     (191)
 Principal payments on note payable................    (104)    (400)
 Proceeds from issuance of note payable............     400
                                                    -------  -------  --------
     Net cash provided by financing activities.....   8,481    9,871    15,788
                                                    -------  -------  --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..........   4,945      349       477
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.....     805    5,750     6,099
                                                    -------  -------  --------
CASH AND CASH EQUIVALENTS AT END OF YEAR........... $ 5,750  $ 6,099  $  6,576
                                                    =======  =======  ========

                See notes to consolidated financial statements.

                          BUCA, INC. AND SUBSIDIARIES

                   Notes To Consolidated Financial Statements
            Fiscal Years Ended December 31, 1996, December 28, 1997,
                             and December 27, 1998

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business--BUCA, Inc. and Subsidiaries (BUCA or the Company) develops and operates family-style, immigrant Southern Italian restaurants located in Minnesota, Wisconsin, California, Illinois, Indiana, Arizona, Ohio, Kansas, and Washington. Effective December 31, 1994, Parasole Restaurant Holdings, Inc. (Parasole) acquired all the common stock of BUCA, which resulted in BUCA becoming a wholly owned subsidiary of Parasole. On September 30, 1996, the Parasole Board of Directors in a spin-off distributed all of the outstanding common stock of BUCA pro rata to the Parasole shareholders. Prior to a written action of the Board of Directors on May 14, 1996, the Company was known as BUCA Ventures, Inc.

The Company incurred net losses of $1,113,000, $3,319,000 and $2,946,000 in 1996, 1997 and 1998, respectively, and as of December 27, 1998, had an accumulated deficit of $13,266,000. Losses have been primarily attributable to costs and expenses incurred in the completion of the development and opening of new restaurants and the costs associated with the hiring of senior corporate management to position the Company for its future expansion plans. Future revenues and results from operations will depend upon various factors, including the Company's ability to open new restaurants on a timely and profitable basis and general economic conditions. The Company's ability to meet its expansion plans and achieve profitability depends on its ability to obtain additional financing for the development of new locations currently under consideration. There are no assurances that such financing will be available on terms acceptable or favorable to the Company.

The Company manages its operations by restaurant. All of the Company's restaurants operate under the same concept, are marketed to similar customers, and have comparable economic characteristics. The Company has aggregated its operating segments into one reportable segment.

Principles of Consolidation--The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents--The Company considers all unrestricted demand deposits and all unrestricted highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. At December 28, 1997 and December 27, 1998, cash and cash equivalents consisted primarily of money market funds.

Fair Value of Financial Instruments--At December 28, 1997 and December 27, 1998, the fair values of cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying value due to the short-term nature of the instrument. The fair value of debt is estimated at its carrying value based upon current rates available to the Company. The fair value of the redeemable preferred stock is estimated at $35,375,000 based upon the December 1998 closing of the Series C preferred stock private placement.

                          BUCA, INC. AND SUBSIDIARIES

Inventories--Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out method of valuation. Inventories consisted of the following as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                       1997 1998
                                                                       ---- ----
      Food and beverage............................................... $300 $521
      Supplies........................................................  245  414
                                                                       ---- ----
                                                                       $545 $935
                                                                       ==== ====

Other Assets--Other assets consisted of the following as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                      1997 1998
                                                                      ---- ----
      Loan and lease acquisition costs, net.......................... $300 $365
      Escrow deposits................................................  131  131
      Other..........................................................   44  111
                                                                      ---- ----
                                                                      $475 $607
                                                                      ==== ====

Loan and lease acquisition costs are being amortized over the term of the related debt or lease. Accumulated amortization as of December 28, 1997 and December 27, 1998 was $94,000 and $206,000, respectively.

Accrued expenses--Accrued expenses consisted of the following as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                    1997  1998
                                                                    ---- ------
      Accrued payroll and related benefits......................... $315 $1,117
      Gift certificate liability...................................  230    518
      Accrued sales taxes..........................................  241    546
      Other accrued expenses.......................................  176    457
                                                                    ---- ------
                                                                    $962 $2,638
                                                                    ==== ======

Recoverability of Long-Lived Assets--The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value amount of an asset or group of assets may not be recoverable. The Company considers a history of operating losses to be its primary indicator of potential impairment. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows, individual restaurants. A restaurant is deemed to be impaired if a forecast of undiscounted future operating cash flows directly related to the restaurant is less than its carrying amount. If a restaurant is determined to be impaired, the loss is measured as the amount by which the carrying amount of the restaurant exceeds its fair value. Fair value is an estimate based on the best information available, including prices for similar assets or the results of valuation techniques such as discounted estimated future cash flows as if the decision to continue to use the impaired restaurant was a new investment decision. The Company generally measures fair value by discounting estimated future cash flows.

Net Loss Per Share--Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted earnings per share assumes conversion of the convertible subordinated debentures and convertible preferred stock as of the beginning of the year and exercise of stock options and warrants using the treasury stock method, if dilutive. Dilutive net loss per share for 1996, 1997, and 1998 are the same as basic net loss per share due to the antidilutive effect of the assumed exercise of stock options, warrants, convertible subordinated debentures, and convertible preferred stock securities.

                          BUCA, INC. AND SUBSIDIARIES

Diluted loss per share excludes the following due to their antidilutive effect:

                                    1996               1997               1998
                             ------------------ ------------------ ------------------
                                       Weighted           Weighted           Weighted
                                       Average            Average            Average
                                        Price              Price              Price
                             Number Of   Per    Number of   Per    Number of   Per
                              Shares    Share    Shares    Share    Shares    Share
                             --------- -------- --------- -------- --------- --------
   Stock warrants..........    104,532  $5.63     218,420  $3.73     331,196  $2.46
   Stock options...........     13,331   4.84     581,507   5.38     854,155   6.08
   Convertible preferred
    stock..................  1,493,331   5.63   2,774,808   6.14   4,505,239   6.76
   Convertible subordinated
    debentures.............    565,079   3.15     565,079   3.15     439,506   4.05
                             ---------  -----   ---------  -----   ---------  -----
                             2,176,273  $4.98   4,139,814  $5.50   6,130,096  $6.24
                             =========  =====   =========  =====   =========  =====

Postemployment and Postretirement Benefits--The Company does not provide postemployment health care or postretirement benefits.

Stock Compensation--The Company accounts for its stock-based compensation awards to employees under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and will disclose the required pro forma effect on net loss as recommended by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

Accounting Change--Effective January 1, 1997, the Company changed its method of accounting for restaurant preopening costs in accordance with Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. Prior to fiscal 1997, preopening costs were deferred and amortized over the initial 12 months of a restaurant's operation. Under the new method, preopening costs are expensed as incurred. The expensing of preopening costs is prevalent in industry practice. The change in accounting method increased the 1997 loss before cumulative effect of change in accounting principle by $834,000.

Fiscal Year--The Company changed its fiscal year-end from December 31 to the last Sunday in December, beginning with the fiscal year ended December 28, 1997. The fiscal years ended December 31, 1996, December 28, 1997, and December 27, 1998 were 52-week years.

Comprehensive Income--The Company does not have any items of other comprehensive income in any of the periods presented.

Accounting Pronouncements--In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 requires companies to record derivatives on the balance sheet as assets and liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, with earlier adoption encouraged. Management has not yet determined the effects SFAS No. 133 will have on its financial position or the results of its operations.

2. PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are charged to expense. The cost of property and equipment is depreciated on the straight-line method over their estimated useful lives. Leasehold improvements are amortized on the straight-

                          BUCA, INC. AND SUBSIDIARIES
line method over the shorter of the life of the lease including extensions or their estimated useful lives. Estimated useful lives are as follows:

                                                                           Years
                                                                           -----
      Leasehold improvements.............................................. 5-20
      Furniture, fixtures, and equipment.................................. 5-10
      Building............................................................   20

Property and equipment consisted of the following as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                 1997    1998
                                                                ------- -------
      Leasehold improvements................................... $ 8,639 $19,214
      Furniture, fixtures, and equipment.......................   4,991  10,869
      Land.....................................................     793     267
      Building.................................................     300     114
                                                                ------- -------
                                                                 14,723  30,464
      Less accumulated depreciation and amortization...........   1,295   2,767
                                                                ------- -------
                                                                $13,428 $27,697
                                                                ======= =======

In 1998, the Company sold the building and land associated with a restaurant in Illinois for approximately $1,200,000 and simultaneously entered into an operating lease for a term of 20 years. The assets were removed from the financial statements and a deferred gain included as other liabilities on the consolidated balance sheet of approximately $132,000 was recorded which is being amortized over the lease term.

Additionally, in 1998, the Company purchased the land and building associated with a restaurant in Minnesota for approximately $375,000.

3. NOTE PAYABLE

The Company had a $1,000,000 line of credit agreement secured by the assets of the Company that expired on June 30, 1998.

                          BUCA, INC. AND SUBSIDIARIES

4. LONG-TERM DEBT

Long-term debt consisted of the following as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                 1997   1998
                                                                ------ ------
   Notes payable maturing October 2002, $2,500,000 and June
    2003, $3,500,000, with interest payable monthly at 13.5%
    and accretion of common stock warrant value of 4.4%.
    Collateralized by equipment, inventory, accounts
    receivable, trademarks, and copyrights. Net of discounts of
    $544,000 and $1,089,000, respectively, resulting from
    common stock warrants issued to lenders.................... $1,956 $4,911
   Convertible subordinated debentures maturing July 2001 with interest payable quarterly at 8.0% until January 1997, at
    which time interest will be adjusted semiannually to 1.0%
    in excess of the prime rate, not to exceed 12.0% per annum
    (9.50% and 8.75% at December 28, 1997 and December 27,
    1998, respectively); includes call premium accretion of
    $165,000 and $216,000, respectively........................  1,945  1,996
   Note payable to bank in monthly installments, including
    interest at 2.0% in excess of the prime rate (10.50% and
    9.75% at December 28, 1997 and December 27, 1998,
    respectively), maturing July 2000, with a principal balloon payment upon maturity of $185,000, collateralized by
    equipment, accounts receivable, and inventory..............    363    296
   Note payable to bank in monthly installments, including
    interest at 2.0% in excess of the prime rate (10.50% and
    9.75% at December 28, 1997 and December 27, 1998,
    respectively), maturing May 1999, collateralized by
    equipment, accounts receivable, and inventory..............     97     29
   Note payable to bank in monthly installments including
    interest at 2.0% in excess of the prime rate (10.50% and
    9.75% at December 28, 1997 and December 27, 1998,
    respectively), maturing March 2003, collateralized by
    equipment, accounts receivable, and inventory..............    332    269
   Note payable in monthly installments, including interest at
    7.153%, maturing May 2006, collateralized by equipment, a
    guarantee of Parasole, and the personal guarantees of
    certain shareholders and the U.S. Small Business
    Administration.............................................    402    365
   Capitalized leases..........................................    365    --
                                                                ------ ------
      Total....................................................  5,460  7,866
   Less current maturities.....................................    320    205
                                                                ------ ------
      Total long-term maturities............................... $5,140 $7,661
                                                                ====== ======

The Company's loan agreements, among other things, restrict additional indebtedness and dividend payments and requires the Company to meet certain financial covenants, the most restrictive of which includes maintaining tangible net worth of $4,000,000. The Company was in compliance with these financial covenants at December 27, 1998.

The holders of the convertible subordinated debentures are entitled, at their option for a one year period commencing upon an initial public offering (IPO) of common stock by BUCA, to convert the entire principal amount held by such person into fully paid shares of common stock at a specified discount. The discount amount is based upon the effective date of the IPO: a 30% discount if the effective date is on or prior to August 1, 1997; a 40% discount if the effective date is after August 1, 1997 but on or prior to August 1, 1999; and a 50% discount if the effective date is after August 1, 1999 but on or prior to the conversion rights

                          BUCA, INC. AND SUBSIDIARIES
termination date of July 30, 2001. In accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contigently Adjustable Conversion Ratios, the Company will record an expense associated with the beneficial conversion feature at the effective date of the IPO. The individual holders of the debentures may elect to have the debentures paid in full in July 1999, at which time any holder would be entitled to a premium payment equal to 10% of the original principal sum of the debenture. In the event the holder retains the debenture to maturity, the holder will be entitled to a premium payment equal to 20% of the original principal sum of the debenture. The 20% premium is being accreted over the debenture term. The debentures are fully subordinated to all obligations of BUCA to the bank.

The future maturities of long-term debt, excluding the discount related to common stock warrants, are as follows (in thousands):

      1999............................................................... $  205
      2000...............................................................    328
      2001...............................................................  2,104
      2002...............................................................  2,612
      2003...............................................................  3,570
      Thereafter.........................................................    136
                                                                          ------
                                                                          $8,955
                                                                          ======

On February 5, 1999, the Company refinanced its existing term debt, excluding the convertible subordinated debentures and the note payable guaranteed by the U.S. Small Business Administration, with a $15 million credit arrangement that expires on December 31, 2000. The credit arrangement includes a $7 million term loan which bears a fixed rate of interest of 9.63% and an $8 million revolving line of credit which bears interest at prime plus .75% to 1.25%, depending on the then-applicable cash flow coverage ratio of the Company. In accordance with the credit agreement, the term loan must be repaid upon the consummation of an initial public offering along with any borrowings under the revolving line of credit in excess of $3 million. The credit agreement, among other things, restricts additional indebtedness and requires the Company to meet certain financial covenants. In conjunction with the refinancing, the Company will recognize an extraordinary loss on extinguishment of debt of approximately $1.4 million in 1999 which includes deferred financing costs associated with the refinanced debt.

5. INCOME TAXES

Deferred income taxes are recognized for the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. At December 28, 1997 and December 27, 1998 the Company has recorded a valuation allowance to reduce recorded deferred tax assets to zero.

At December 27, 1998, for income tax return purposes, the Company has estimated net operating loss carryforwards of approximately $3,500,000. If not used, these carryforwards will begin to expire in 2003.

                          BUCA, INC. AND SUBSIDIARIES

The (benefit) provision for income taxes consisted of the following for the fiscal years ended December 31, 1996, December 28, 1997, and December 27, 1998 (in thousands):

                                                       1996    1997     1998
                                                       -----  -------  -------
      Federal......................................... $(107) $    34
      State...........................................     6        4  $    17
      Deferred........................................             34
                                                       -----  -------  -------
      (Benefit) provision for income taxes............ $(101) $    72  $    17
                                                       =====  =======  =======

A reconciliation between taxes computed at the expected federal income tax rate and the effective tax rate for the fiscal years ended December 31, 1996, December 28, 1997, and December 27, 1998 is as follows (in thousands):

                                                       1996    1997     1998
                                                       -----  -------  -------
      Tax benefit computed at statutory rates......... $(425) $(1,162) $(1,025)
      State taxes, net of federal effect..............   (47)    (129)    (114)
      Other...........................................                      12
      Change in valuation allowance...................   371    1,363    1,144
                                                       -----  -------  -------
                                                       $(101) $    72  $    17
                                                       =====  =======  =======

The tax effect of significant temporary differences representing deferred tax assets is as follows as of December 28, 1997 and December 27, 1998 (in thousands):

                                                                  1997    1998
                                                                 ------  ------
      Current:
       Preopening costs......................................... $  108  $  228
       Accrued liabilities......................................            131
       Less valuation allowance.................................   (108)   (359)
                                                                 ------  ------
                                                                 $  --   $  --
                                                                 ======  ======
      Noncurrent:
       Preopening costs and property and equipment.............. $  400  $  873
       Call premium accretion...................................     65      84
       Net operating loss carryforwards.........................  1,028   1,380
       Other....................................................             49
       Less valuation allowance................................. (1,493) (2,386)
                                                                 ------  ------
                                                                 $  --   $  --
                                                                 ======  ======

6. EMPLOYEE BENEFIT PLANS

Effective with the spin-off of BUCA discussed in Note 1, the BUCA employee stock ownership plan (ESOP) was established for the benefit of eligible employees of BUCA. A pro rata portion of the assets held by the Parasole ESOT were transferred to the BUCA ESOP as of that date, and the BUCA participants became 100% vested in their accounts. The Parasole ESOT retained the entire unallocated stock account and the entire obligation under the loan agreement with the bank. The BUCA ESOP was frozen upon its establishment and no contributions were made during fiscal 1997 or 1998. BUCA's pro rata portion of compensation expense related to the Parasole ESOT was $50,000 in 1996.

                          BUCA, INC. AND SUBSIDIARIES

BUCA has entered into a redemption agreement with Parasole whereby BUCA has agreed to redeem at fair value shares of BUCA stock distributed by the Parasole ESOT if no public market exists. Additionally, the BUCA stock held in the BUCA ESOP must be redeemed by the Company in accordance with the plan agreement. At December 28, 1997 and December 27, 1998, 504,702 and 97,227 shares were held in the Parasole ESOT and BUCA ESOP, respectively. Such shares have been classified as redeemable stock on the consolidated balance sheet.

Company employees with one year of service, age 21 or older, who worked at least 1,000 hours in the prior year are eligible to participate in the Company's 401(k) Plan. Under the provisions of the plan, the Company may, at its discretion, make contributions to the 401(k) Plan. Participants are 100% vested in their own contributions. No contributions were made by the Company during 1996, 1997 or 1998.

7. COMMITMENTS AND CONTINGENCIES

Leases--The Company is obligated under various operating leases for restaurant and storage space and equipment. Generally, the base lease terms are between 5 and 15 years. Certain of the leases provide for additional rents based on a percentage of annual sales in excess of stipulated minimums. The leases also require the Company to pay its pro rata share of real estate taxes, operating expenses, and common area costs. In addition, the Company has received lease incentives in connection with certain leases. The Company is recognizing the benefits related to the lease incentives on a straight-line basis over the applicable lease term. The Company has recorded deferred rent related to their lease incentives of $17,000 and $239,000 as of December 28, 1997 and December 27, 1998, respectively.

Total rent expense, including real estate taxes, operating expenses, and percentage rent, was $941,000, $1,754,000, and $3,812,000 in 1996, 1997, and
1998, respectively.

Approximate future minimum lease obligations, including units which are not yet open and excluding percentage rents, at December 27, 1998, are as follows (in thousands):

      1999............................................................. $ 2,989
      2000.............................................................   3,950
      2001.............................................................   4,038
      2002.............................................................   4,118
      2003.............................................................   4,189
      Thereafter.......................................................  29,405
                                                                        -------
      Total future minimum base rents.................................. $48,689
                                                                        =======

Litigation--The Company is subject to certain legal actions arising in the normal course of business, none of which are expected to have a material effect on the Company's results of operations, financial condition or cash flows.

8. RELATED-PARTY TRANSACTIONS

Management Agreement--The Company has entered into a management agreement with Parasole to provide for certain management and administrative services. The management agreement may be terminated by Parasole upon one year's written notice and the Company may terminate the management agreement upon 60 days' written notice. Management fees of approximately $354,000, $270,000, and $248,000 were charged to operations in 1996, 1997, and 1998, respectively.

Purchase of Inventory--The Company has entered into a vendor relationship with Parasole whereby the Company purchases bread products and a majority of the dessert products offered at the Company's

                          BUCA, INC. AND SUBSIDIARIES

Minneapolis-Saint Paul metropolitan area restaurants. The Company purchases the products at rates which management believes approximate market rates. The relationship can terminate at any time at the discretion of the Company; however, the Company expects this relationship to continue. The Company purchased bakery products in the amount of $211,000, $180,000, and $169,000 in 1996, 1997, and 1998, respectively.

Employment Agreement--The Company entered into an employment agreement with one of its officers which requires the payment of annual compensation and certain fringe benefits through 2001 and includes bonus provisions in the form of both a stock grant and stock options.

9. REDEEMABLE STOCK

Series A Preferred Stock Private Placement--During October 1996, the Company issued 2,240,000 shares of Series A preferred stock in a private placement at an offering price of $3.75 per share. This stock is convertible into 1,493,331 shares of common stock and the preferred shares are redeemable in cash on October 1, 2003, 2004, and 2005 at the election of the holder and accumulate dividends at a rate of $.2625 per share annually beginning October 24, 1996. The shares are redeemable at $3.75 per share plus unpaid and accumulated dividends. Accumulated undeclared dividends amounted to $699,000 and $1,287,000 at December 28, 1997 and December 27, 1998, respectively. Total liquidation preference of outstanding shares is $3.75 per share plus, unpaid and accumulated dividends. The Company received net proceeds of $7,614,000 after the payment of $786,000 in related offering costs. The net proceeds were used to pay off certain indebtedness and to fund expansion and operating expenses.

Series B Preferred Stock Private Placement--During 1997, the Company issued a total of 1,922,222 shares of Series B preferred stock in a private placement at an offering price of $4.50 per share. The stock is convertible into 1,281,477 shares of common stock and the preferred shares are redeemable in cash on October 1, 2003, 2004, and 2005 at the election of the holder and accumulate dividends at a rate of $.315 per share annually beginning September 3, 1997. The shares are redeemable at $4.50 per share plus unpaid and accumulated dividends. Accumulated undeclared dividends amounted to $197,000 and $802,000 at December 28, 1997 and December 27, 1998, respectively. Total liquidation preference of outstanding shares is $4.50 per share plus, unpaid and accumulated dividends. The Company received net proceeds of $8,537,000 after the payment of $113,000 in related offering costs. The net proceeds were used to fund expansion and operating expenses.

Series C Preferred Stock Private Placement--In October 1998, the Company sold 1,639,025 shares of Series C preferred stock in a private placement at an offering price of $5.125 per share. The stock is convertible into 1,092,679 shares of common stock. In December 1998, the Company sold an additional 975,609 shares of Series C preferred stock at an offering price of $5.125 per share. The stock is convertible into 637,752 shares of common stock. Preferred shares are redeemable in cash on October 1, 2003, 2004, and 2005 at the election of the holder and accumulate dividends at a rate of $.35875 per share annually beginning October 13, 1998. The shares are redeemable at $5.125 (1,639,025 shares) and $5.22 (975,609 shares) per share plus unpaid and accumulated dividends. Accumulated undeclared dividends amounted to $99,000 at December 27, 1998. Total liquidation preference of outstanding shares is $5.125 (1,639,025) and $5.22 (975,609) per share plus, unpaid and accumulated dividends. The Company received net proceeds of $12,958,000 after the payment of $442,000 in related offering expenses. The net proceeds were used to fund expansion, operating expenses, and pay off certain indebtedness.

Additionally, the purchasers of the Series C preferred stock received 2,614,634 "Contingent Value Rights" which entitles the holder to receive additional shares of common stock if, on or prior to October 12, 2001, the Company has not effected a qualified public offering or had a publicly traded security with an average closing price of $18 per share for a period of at least 120 consecutive trading days. In 1999, the Company agreed to

                          BUCA, INC. AND SUBSIDIARIES
issue 40,195 shares of common stock contingent upon the completion of the initial public offering (IPO) in exchange for an agreement which results in the termination of the contingent value rights.

The Series A, B, and C preferred stock are automatically convertible to common stock upon a public offering that meets each of the following requirements: (i) the aggregate public offering price is $15 million, (ii) the public offering is underwritten on a firm commitment basis by an underwriter that is a member of the New York Stock Exchange, and (iii) the public offering price per share is at least $18, except as one or more of such requirements may be modified or waived by holders of two-thirds of the shares of preferred stock then outstanding.

The carrying value of the preferred stock includes cumulative undeclared dividends and the accretion to the redemption value.

10. SHAREHOLDERS' EQUITY

Stock Split--On February 17, 1999, the Company effected a two-for-three reverse stock split which has been retroactively reflected in the consolidated financial statements.

Warrants--The Company has issued warrants to placement agents and debt holders in connection with the issuances of debt and equity securities. The warrants are exercisable at various dates through September 2004. No warrants have been exercised. The fair market value of the warrants were recorded as additional paid-in capital. The excess of fair market value over exercise price is being amortized over the respective debt maturity term. A summary of the Company's common stock warrant activity is as follows:

                                                             Number of Weighted
                                                              Common    Average
                                                               Stock     Price
                                                              Shares   Per Share
                                                             --------- ---------
      Warrants issued--Series A placement agents............  104,532    $5.63
                                                              -------    -----
      Outstanding, December 31, 1996........................  104,532     5.63
      Warrants issued--Series B placement agents............   33,333     6.75
      Warrants issued--debt holders.........................   80,555      .01
                                                              -------    -----
      Outstanding, December 28, 1997........................  218,420     3.73
      Warrants issued--debt holders.........................  112,776      .01
                                                              -------    -----
      Outstanding and exercisable, December 27, 1998........  331,196    $2.46
                                                              =======    =====

Additionally, the Company issued warrants to purchase 66,663 shares of common stock at $.01 per share to the purchasers of Series B preferred stock. The warrants vest upon completion of an IPO, but only if the public offering price per share is less than $13.50.

Stock Option Plans--During 1996, the Company adopted the 1996 Incentive Stock Option Plan (the 1996 Plan), pursuant to which options to acquire an aggregate of 433,333 shares of the Company's common stock may be granted. Under the 1996 Plan, the Board of Directors may grant options to purchase shares of the Company's stock to eligible employees for both incentive and nonstatutory stock options. Options granted under the 1996 Plan vest as determined by the Board of Directors and are exercisable for a term not to exceed ten years.

During 1998, the Board of Directors approved amendments to the 1996 Plan to increase the number of shares available for issuance under the 1996 Plan to 1,000,000 shares.

                          BUCA, INC. AND SUBSIDIARIES

During 1996, the Company adopted the 1996 Stock Option Plan for Nonemployee Directors (the Directors' Plan) pursuant to which options to acquire an aggregate of 26,666 shares of the Company's common stock may be granted to outside directors. Under the Directors' Plan, 1,333 options will automatically be granted to each outside director upon election to the Board of Directors, and thereafter 666 options will be granted annually for each year of continued service by the outside director. Options granted under the Directors' Plan vest over one year from date of grant and are exercisable for ten years.

A summary of the status of the Company's stock options are presented in the table and narrative below:

                                                                       Options
                                                  Weighted            Available
                                                  Average                for
                                                  Extended   Price     Future
                                         Shares    Price     Range      Grant
                                        --------  -------- ---------- ---------
      Granted..........................   13,331   $4.84   $4.50-5.63
                                        --------   -----   ----------  -------
      Outstanding, December 31, 1996...   13,331    4.84    1.13-5.63  413,335
                                                                       =======
      Granted..........................  700,353    4.61    1.13-6.75
      Terminated....................... (132,177)   1.25    1.13-5.63
                                        --------   -----   ----------  -------
      Outstanding, December 28, 1997...  581,507    5.38    1.13-6.75  111,826
                                                                       =======
      Granted..........................  273,314    7.59    6.75-7.68
      Terminated.......................     (666)   7.68         7.68
                                        --------   -----   ----------  -------
      Outstanding, December 27, 1998...  854,155   $6.08   $1.13-7.68  172,511
                                        ========   =====   ==========  =======
      Exercisable, December 27, 1998...  212,109   $4.47   $1.13-7.68
                                        ========   =====   ==========

During 1998, the Company granted 16,000 stock options to a landlord at a price of $6.75 per share which were outside of the two stock option plans.

The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed by APB Opinion No. 25 and related interpretations. No compensation cost has been recognized for options issued to employees under the Plans when the exercise price of the options granted are at least equal to the fair value of the common stock on the date of grant. Had compensation costs for these plans been determined consistent with SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts for 1996, 1997, and 1998 (in thousands):

                                                      1996     1997     1998
                                                     -------  -------  -------
      Net loss applicable to common stock:
       As reported.................................. $(4,800) $(5,305) $(5,135)
       Pro forma....................................  (4,800)  (5,773)  (5,380)
      Net loss per common share, basic and diluted:
       As reported.................................. $ (1.96) $ (2.13) $ (2.04)
       Pro forma....................................   (1.96)   (2.32)   (2.14)

                        BUCA, INC. AND SUBSIDIARIES

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


The fair value of each option grant for the pro forma disclosure required by SFAS No. 123 is estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions and the results for the grants:

                                                   1996      1997       1998
                                                  -------  ---------  ---------
      Dividend yield.............................    None       None       None
      Expected volatility........................    None       None       None
      Expected life of option.................... 7 years    7 years    7 years
      Risk-free interest rate....................    6.38% 5.76-6.70% 4.63-5.68%

Paisano Partners Program--On January 1, 1997, the Company implemented the Paisano Partners program for certain restaurant employees. This program requires restaurant general managers known as Paisano Partners to purchase approximately $20,000 of the Company's common stock and they also receive stock options. In addition, kitchen managers also receive stock options. The Company allows the Paisano Partners the option to finance the initial stock purchase over five years at an interest rate of 8%. At December 28, 1997 and December 27, 1998 the notes receivable balances related to this financing were $271,000 and $293,000, respectively, were included as contra-equity. At December 28, 1997 and December 27, 1998, 31,998 and 81,396 shares of common stock was issued under this program.

11. SUPPLEMENTAL CASH FLOW INFORMATION

The following is supplemental cash flow information for the years ended:

                                                               1996  1997 1998
                                                               ----- ---- -----
      Cash paid during year for:
       Interest..............................................  $ 359 $527 $ 714
       Income taxes..........................................           9    17
      Noncash investing and financing activities:
       Property and equipment additions financed through
        capital lease obligation.............................     18  401
       Shareholder receivable from issuance of common stock..         275   160
       Shareholder receivable reduction due to retirement of
        stock................................................                58
       Escrow deposit transferred to property and equipment..         551
       Accretion of redeemable preferred stock to redemption
        value................................................    190  524   247
       Dividends accrued on redeemable preferred stock.......    111  785 1,292
       Change in value of redeemable common stock............  3,386  677   650

12. PRO FORMA SHAREHOLDERS' EQUITY

The redeemable preferred and common stock will convert to common or the obligation to redeem shares will terminate in conjunction with the closing of a initial public offering. Pro forma shareholders' equity represents the conversion of redeemable preferred stock and the termination of the obligation to redeem shares of common stock excluding the effect of any offering proceeds. The pro forma adjustment does not include the 1999 $1.4 million extraordinary loss on extinguishment of debt disclosed in Note 4.

                               [Restaurant Menu]

Buon
Appetito!










                                   BUCA(TM)
                                   di BEPPO

                                   ANTIPASTI
     Meant to be shared, Buca di Beppo antipasti ($5.95-$12.95) arrive in family-style portions ("That's Italian family, not nuclear family" warns the
    Seattle Post-Intelligencer). From our signature garlic bread to mussels marinara, each boasts the powerful flavors of our immigrant southern
                                Italian roots.

                                 GARLIC BREAD

                                  BRUSCHETTA

                   ROASTED PEPPERS WITH GARLIC AND ANCHOVIES

                                FRIED CALAMARI

                               MUSSELS MARINARA


                                   INSALATE

      Overflowing from their platters right onto the table, Buca di Beppo salads ($7.95-$13.95) will feed your family and all the in-laws.
     A small Ceasar easily serves four, our signature "Beppo 1893" salad, laden with imported mortadella, pepperoni, and pepperoncini --
                    has yet to be consumed in one sitting.

                       MIXED GREEN SALAD SMALL AND LARGE

                       MIXED GREEN SALAD SMALL AND LARGE
                     WITH PROSCIUTTO AND GORGONZOLA CHEESE

                         CEASAR SALAD SMALL AND LARGE

                             DI BEPPO "1893" SALAD

                                FRESH TOMATOES
                     WITH RED ONIONS, OLIVE OIL, AND BASIL

                                FRESH TOMATOES
        WITH RED ONIONS, FRESH MOZZARELLA, BASIL, SALAMI AND MORTADELLA


                               NEAPOLITAN PIZZA

      Bigger than the 1-by-2-foot slabs they're served on, Buca di Beppo pizzas ($9.95 up to $17.95) evoke the best of Napoli,
         with their purity and simplicity of both flavor and texture.

                                   MARINARA
                TOMATOES GARLIC, BASIL AND OREGANO (NO CHEESE)

                                   CALABRESE
          TOMATOES, POTATOES, ROSEMARY, OLIVES, ONIONS, PROCIUTTO AND
                                PECORINO CHEESE

                                  ARRABBIATA
            FOUR CHEESES, PEPPERONI, SAUSAGE, AND CARMELIZED ONIONS

                                  MARGHERITA
                     TOMATOES, FRESH MOZZARELLA AND BASIL

                                 PIZZA BIANCA
           GORGONZOLA, PROVOLONE, MOZZARELLA, ROMANO AND RED ONIONS

                                   PEPPERONI
                               WITH PEPPERONCINI

                               VEGETALE RUSTICA
        EGGPLANT, ESCAROLE, ONIONS, TOMATOES, ARTICHOKES, BROCCOLI AND
                               PROVOLONE CHEESE

                             SAUSAGE AND MUSHROOMS


                                  SIDE DISHES

        Powerfully flavored and utterly fresh, each of our side dishes ($6.95-$8.95) demonstrates the vitality and simplicity of immigrant southern Italian cooking. And each is meant for family-style sharing.

                            GARLIC MASHED POTATOES

                                   ESCAROLE
                       SAUTEED WITH OLIVE OIL AND GARLIC

                       ONE OF OUR NICE POCKET PROTECTORS

                                MEAT BALLS (3)

                               GREENS AND BEANS
                 ESCAROLE, CANNELLINI BEANS AND TOMATOE SAUCE

                              ITALIAN SAUSAGE (4)

                                  GREEN BEANS
                           WITH OLIVE OIL AND LEMON

                          A HANDY REFRIGERATOR MAGNET


                                     PASTA

       Portioned to withstand the most powerful appetites, Buca di Beppo pastas ($7.95-$19.95) overwhelm with flavor. We make all sauces daily;
      serve only imported, 100% durum semolina (two pounds to an order);
                 and slow-cook our meatballs in pure marinara.

                      SPAGHETTI MARINARA SMALL AND LARGE

                     SPAGHETTI MEAT SAUCE SMALL AND LARGE

                     SPAGHETTI AGLIO OLIO SMALL AND LARGE
                       WITH FRESH VEGETABLES AND GARLIC

                             SPAGHETTI MATRICIANA
             TOMATOES, RED ONIONS, BACON & PECORINO ROMANO CHEESE

                     SPAGHETTI MEAT BALLS SMALL AND LARGE

              LINGUINI CLAM SAUCE (RED OR WHITE) SMALL AND LARGE

                            LINGUINI FRUTTI DI MARE
                          MUSSELS, CLAMS AND CALAMARI

                         HOMEMADE RAVIOLI AL POMODORO

                         HOMEMADE RAVIOLI - MEAT SAUCE

                               RIGATONI POSITANO
          WITH CHIKEN, EGGPLANT, MARINARA SAUCE AND FRESH MOZZARELLA

                        BUCA(TM) RIGATONI COUNTRY STYLE
         WITH WHITE BEANS, SAUSAGE, RED ONIONS, BROCCOLI AND TOMATOES

                                 MACARONI ROSA
           WITH CHICKEN, BROCCOLLI, MUSHROOMS AND PEAS IN PINK SAUCE

                                  TORTELLONI
               WITH CREAM, MUSHROOMS, TOMATOES, PEAS, BROCCOLI

                                    ENTREES

    If you're not Italian, you'll feel like one after partaking in entrees
            ($14.95-$19.95) like eggplant parmigiana, veal Marsala, or our signature chicken cacciatore -- consisting of an entire bird, served over garlic mashed potatoes, ladled with spicy cacciatore sauce.

                              EGGPLANT PARMIGIANA

                              CHICKEN WITH LEMON

                              CHICKEN PARMIGIANA

                     CHICKEN MARSALA WITH FRESH MUSHROOMS

                              CHICKEN CACCIATORE
                          OVER GARLIC MASHED POTATOES

                           BUCA(TM) CHICKEN VESUVIO
                  WHITE BEANS, SAUSAGE, OREGANO AND POTATOES

                                  VEAL LIMONE
                  WITH WHITE BEANS, ESCAROLE AND LEMON SAUCE

                       VEAL MARSALA WITH FRESH MUSHROOMS

                                VEAL PARMIGIANA


                                     DOLCI

           One glimpse of our dolci ($5.95-$8.95) will goad you into
        "joyous gluttony" (Pasadena Star News). One taste will justify the indulgence--whether you order a slab of spumoni, a platter of chocolate-drenched cannoli, or a quart-sized bowl of rum- and espresso-soaked tiramisu.

                                    SPUMONI

                         SPUMONI WITH CHOCOLATE SAUCE

                               CHOCOLATE CANNOLI (3)

                       BUCA(TM) BREAD PUDDING CARAMELLO

                                   TIRAMISU

                         TORTA FORMAGGIO CON RASBERRY

                             BOTTLE OF LIMONCELLO





                         -----------------------------

                          WE PROUDLY FEATURE PERONI,
                                ITALY'S #1 BEER

LIKE LITTLE ITALY IN THE '50S,

Buca di Beppo celebrates the hearty
cooking of southern Italian immigrants.
It's a place where meats and
pastas overflow from their                   HEALTH
plates right onto the table,                INSPECTED
wine flows from the jug,
and laughter often drowns                   SANITARY
out the music.                              BATHROOMS

     You'll smell the sauces before you reach the door. Inside, Neapolitan pizzas, as grand as our ovens can accommodate, pass before your eyes. Family platters of ravioli al pomodoro and chicken cacciatore. And our signature spaghetti and meatballs, two pounds of pasta, and ladles of fresh marinara sauce.

     You won't have room for dessert, but
order some anyway -- maybe our house-made tiramisu or chocolate cannoli, with three ricotta-stuffed pastry shells, submerged in chocolate.
Looking for something on the lighter side?
Though buried under raspberries, the torta formaggio is as white as snow.

     This is real immigrant Italian food. Smell it, taste it, wander into the kitchen to watch us prepare it.

                                                             "Joyous Gluttony"
 "1998 Hot Concepts Award Winner"                            Pasadena Star News
 Nation's Restaurant News
                                                        "BEST ITALIAN
                                                         BEST VALUE,
                                                         TOP 10 BEST"
                                                         Minneapolis-
                                                         St. Paul Magazine
                                                         Readers' Poll

             Lynwood         Eden Prairie     Burnsville       Minneapolis
            [PHOTO OF                         [PHOTO OF         [PHOTO OF
 Seattle  STORE EXTERIOR]                   STORE EXTERIOR]   STORE EXTERIOR]

                                                                  St. Paul
                       [MAP OF UNITED STATES WITH ARROWS
 San Francisco         POINTING OUT RESTAURANT LOCATIONS]         Milwaukee

                    "Feeds an American hunger for community"      Westlake
Palo Alto            Minneapolis Star-Tribune
                                                               Indianapolis
 Redondo Beach                                Louisville        [PHOTO OF
  [PHOTO OF                                                   STORE EXTERIOR]
STORE EXTERIOR]        Lenexa      Lombard
                                                                      "Bawdy
                                                                    informality
   Encino         Scottsdale       Chicago          Wheeling     and delicious
  [PHOTO OF       [PHOTO OF       [PHOTO OF        [PHOTO OF      Italian fare"
STORE EXTERIOR] STORE EXTERIOR] STORE EXTERIOR]  STORE EXTERIOR] Chicago Tribune

  Pasadena      "Voted BEST New Restaurant"            "WHERE TO EAT"
  [PHOTO OF     Pasadena Weekly Readers' Poll          The New York Times
STORE EXTERIOR]

                        [PHOTO OF MAN PEELING ARTICHOKE]


"Packed Like a Ravioli"
Indianapolis Star/News

"Boisterously BIG in every way"
Seattle Post-Intelligencer

"Best Pizza for Sharing"
Chicago

"Vital, vibrant and powerfully flavored"
San Jose Mercury News

"OUT-AND-OUT GOOD"
The Courier Journal
Louisville

                                    [LOGO]


                             2,770,819 Shares



                                   BUCA, INC.

                                  Common Stock


                                   BUCA(TM)
                                   di BEPPO

                                Italian Dinners
                            and Sanitary Bathrooms

                                ---------------
                                   PROSPECTUS
                                ---------------

Until            , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                        U.S. Bancorp Piper Jaffray

                     NationsBanc Montgomery Securities LLC

                                         , 1999

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of the shares of Common Stock being registered hereunder, other than underwriting commissions and expenses, are estimated below.

     SEC registration fee............................................. $ 10,591
     NASD filing fee..................................................    4,333
     Nasdaq listing fee...............................................   53,700
     Legal fees and expenses..........................................  225,000
     Accounting fees and expenses.....................................  225,000
     Blue Sky fees and expenses.......................................    5,000
     Printing expenses................................................  210,000
     Transfer agent fees and expenses.................................   15,000
     Miscellaneous expenses...........................................  113,876
                                                                       --------
         Total........................................................ $862,500

Item 14. Indemnification of Directors and Officers

Section 302A.521 of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding, by a reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, if, with respect to the acts or omissions of the person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, committee member, employee or agent, reasonably believed that the conduct was in the best interests of the Company, or in the case of performance by a director, officer, employee or agent of the Company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested Board of Directors present at a meting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

Under the terms of the form of Purchase Agreement filed as Exhibit 1.1 hereto, the Underwriters have agreed to indemnify, under certain conditions, the Company, its directors, certain of its officers and persons who control the Company within the meaning of the Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

During the past three years, the Company has sold the following securities pursuant to exemptions from registration under the Act. The sales referred to in numbers 1, 2, 3, 4, 6, 7, 12, 14, 15, 16, 17, 20, 21, 28, 30, 33, 34, 37,
39, 40 and 41 were made in reliance upon the exemptions from registration provided under Section 4(2) of the Act for transactions not involving a public offering and the sales referred to in numbers 5, 8, 9, 10, 11, 13, 18, 19, 22, 23, 24, 25, 26, 27, 29, 31, 32, 35, 36 and 38 were made in reliance upon the exemptions from registration provided pursuant to Rule 701 under the Act for securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation, and related state securities laws. Unless otherwise stated, all shares were issued directly by the Company, no underwriters were involved and, except as otherwise noted below, no discount, commission or other transaction-related remuneration was paid. Share figures have been adjusted for the 2-for-3 reverse stock split that was effective on February 17, 1999.

    1. On August 27, 1996, the Company granted options to purchase an aggregate of 9,332 shares of the Company's common stock at $4.50 per share to two of the Company's directors.

    2. On October 23, 1996, the Company issued warrants to purchase an aggregate of 156,800 shares of its Series A Convertible Preferred Stock convertible into 104,532 shares of common stock at $5.625 per common share to U.S. Bancorp Piper Jaffray Inc. and Michael Bochert.

    3. On October 23, 1996, the Company issued 2,240,000 shares of its Class A Convertible Preferred Stock convertible into 1,493,331 shares of common stock to outside investors for $8,400,000 or $5.625 per common share.

    4. On October 24, 1996, the Company granted options to purchase an aggregate of 3,999 shares of the Company's common stock at $5.625 per share to the Company's directors.

    5. On February 1, 1997, the Company granted options to purchase an aggregate of 78,331 shares of the Company's common stock at $5.625 per share to employees of the Company.

    6. On February 1, 1997, the Company granted options to purchase 122,854 shares of the Company's common stock at $1.125 per share to Joseph P. Micatrotto under the terms of his employment agreement with the Company.

    7. On February 1, 1997, the Company sold 16,000 shares of common stock to Joseph P. Micatrotto under the terms of his employment agreement with the Company for $90,000 or $5.625 per share.

    8. On February 6, 1997, the Company granted options to purchase 33,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    9. On March 1, 1997, the Company granted options to purchase 13,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    10. On April 21, 1997, the Company sold an aggregate of 31,995 shares of common stock to employees of the Company for $179,998.75 or $5.625 per share.

    11. On June 1, 1997, the Company granted options to purchase an aggregate of 4,000 shares of the Company's common stock at $5.625 per share to two of the Company's employees.

    12. On July 8, 1997, the Company granted options to purchase 1,333 shares of the Company's common stock at $5.625 per share to a director of the Company.

    13. On August 1, 1997, the Company granted options to purchase 13,333 shares of the Company's common stock at $5.625 per share to an employee of the Company.

    14. On September 3, 1997, the Company issued warrants to purchase 50,000 shares of the Company's Class B Convertible Preferred Stock convertible into 33,333 shares of common stock at $6.75 per common share to U.S. Bancorp Piper Jaffray Inc.

    15. On September 3, 1997, the Company sold an aggregate of 961,000 shares of its Class B Convertible Stock convertible into 640,739 shares of common stock to outside investors for $4,324.999.50 or $6.75 per common share.

    16. On October 24, 1997, the Company granted options to purchase an aggregate of 1,332 shares of common stock at $6.75 per share to directors of the Company.

    17. On October 31, 1997, the Company issued warrants to purchase an aggregate of 147,218 shares of the Company's common stock at $0.01 per share to its investors and lenders in connection with the Company's subordinated debt transaction.

    18. On November 4, 1997, the Company granted options to purchase an aggregate of 214,327 shares of the Company's common stock at $6.75 per share to employees of the Company.

    19. On December 18, 1997, the Company sold an aggregate of 11,848 shares of common stock to employees of the Company for $79,992, or $6.75 per share.

    20. On December 18, 1997, the Company granted options to purchase 51,511 shares of the Company's common stock at $1.125 per share and options to purchase 186,666 shares of the Company's common stock at $5.675 per share to Joseph P. Micatrotto under the terms of his employment agreement with the Company.

    21. On December 19, 1997, the Company sold an aggregate of 961,000 shares of Series B Convertible Preferred Stock convertible into 640,739 shares of common stock to outside investors for $4,324,999.50 or $6.75 per common share.

    22. On January 1, 1998, the Company sold 2,962 shares of common stock to an employee of the Company for $20,000, or $6.75 per share.

    23. On February 1, 1998, the Company sold 5,924 shares of common stock to an employee of the Company for $40,000, or $6.75 per share.

    24. On February 1, 1998, the Company granted options to purchase 2,000 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    25. On March 1, 1998, the Company sold 2,962 shares of common stock to an employee of the Company for $20,000, or $6.75 per share.

    26. On April 28, 1998, the Company granted options to purchase 13,333 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    27. On May 1, 1998, the Company granted options to purchase 2,000 shares of the Company's common stock at $6.75 per share to an employee of the Company.

    28. On May 18, 1998, the Company issued warrants to purchase an aggregate of 112,776 shares of the Company's common stock at $0.01 per share to its lenders in connection with the Company's subordinated debt transaction.

    29. On June 1, 1998, the Company granted options to purchase an aggregate of 10,000 shares of the Company's common stock at $6.75 per share and sold 8,886 shares of the Company's common stock for $60,000, or $6.75 per share, to employees of the Company.

    30. On July 1, 1998, the Company granted options to purchase 666 shares of the Company's common stock at $6.75 per share to a director of the Company.

    31. On September 1, 1998, the Company granted options to purchase an aggregate of 8,000 shares of the Company's common stock at $6.75 per share to employees of the Company.

    32. On September 1, 1998, the Company sold an aggregate of 10,404 shares of common stock to employees of the Company for $80,000, or $6.75 per share.

    33. On October 13, 1998, the Company sold an aggregate of 1,639,025 shares of its Series C Convertible Preferred Stock convertible into 1,092,679 shares of common stock to outside investors for $8,400,007.02 or $7.6875 per common share.

    34. On October 24, 1998, the Company granted options to purchase 1,332 shares of the Company's common stock at $7.6875 per share to directors of the Company.

    35. On October 27, 1998, the Company sold 2,601 shares of common stock to an employee of the Company for $20,000 or $7.6875 per share.

    36. On October 27, 1998, the Company granted options to purchase an aggregate of 235,983 shares of the Company's common stock at $7.6875 per share to employees of the Company.

    37. On December 23, 1998, the Company issued 975,609 shares of its Series C Convertible Preferred Stock convertible into 637,752 shares of common stock to outside investors, for $5,000,000 or $7.84 per common share.

    38. On January 26, 1999, the Company granted options to purchase 3,333 shares of the Company's common stock at $7.6875 per share to an employee at the Company.

    39. On February 15, 1999, the Company granted options to purchase 48,000 shares of the Company's common stock at $11.25 per share to directors of the Company.

    40. On February 15, 1999, the Company granted options to purchase 126,666 shares of the Company's common stock at $11.25 per share to Joseph P. Micatrotto.

    41. On February 15, 1999, the Company agreed to issue 40,195 shares of the Company's common stock to holders of the Series C Preferred Stock in connection with the conversion of the Series C Preferred Stock.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
     1.1     Form of Underwriting Agreement.
    *3.1     Amended and Restated Articles of Incorporation of the Registrant.
    *3.2     Amendment to Amended and Restated Articles of Incorporation of the
             Registrant.
    *3.3     By-Laws of the Registrant.
     3.4     Amended and Restated Articles of Incorporation of the Registrant,
             adopted subject to completion of this offering.
     3.5     Amended and Restated By-Laws of the Registrant, adopted subject to completion of the offering.
     4.1     Specimen of Common Stock certificate.
     5.1     Opinion of Faegre & Benson LLP.
   *10.1     1996 Stock Incentive Plan of BUCA, Inc. and Affiliated Companies.
   *10.2     Stock Option Plan for Non-Employee Directors
   *10.3     BUCA, Inc. Employee Stock Ownership Plan.
    10.4     BUCA, Inc. 401(k) Plan.
   *10.5     Employment Agreement dated as of July 22, 1996, between the
             Registrant and Joseph P. Micatrotto, including amendments and option agreements related thereto.
   *10.6     Letter Agreement dated April 1, 1997 between the Registrant and
             Greg A. Gadel.
   *10.7     Credit Agreement dated as of February 5, 1999 between the
             Registrant, as Borrower, and U.S. Bank National Association, as
             Lender.
   *10.8     Security Agreement dated as of February 5, 1999 by the Registrant, in favor of U.S. Bank National Association.
   *10.9     Form of Series A Convertible Subordinated Debenture due July 30,
             2001 of the Registrant.
   *10.10    Form of Stock Purchase Warrant for the purchase of Series A
             Convertible Preferred Stock of the Registrant.
   *10.11    Form of Stock Purchase Warrant for the purchase of Series B
             Convertible Preferred Stock of the Registrant.
   *10.12    Form of Stock Purchase Warrant dated as of October 31, 1997.
   *10.13    Form of Stock Purchase Warrant for the purchase of common stock of the Registrant, dated October 31, 1997.
   *10.14    Form of Stock Purchase Warrant for the purchase of common stock of the Registrant, dated May 19, 1998.
   *10.15    Non-Statutory Stock Option Agreement between the Registrant and
             1204 Harmon Partnership for the purchase of 24,000 shares of common stock of the Registrant, dated as of June 1, 1998.
   *10.16    Stock Purchase Agreement dated as of September 2, 1997 between the
             Registrant and the Purchasers.
   *10.17    Securities Purchase Agreement dated as of October 13, 1998 between the Registrant and the Purchasers.
   *10.18    Redemption Agreement between BUCA, Inc. and Parasole Restaurant
             Holdings, Inc. regarding the Parasole Employee Stock Ownership
             Plan.
   *10.19    Form of BUCA, Inc. Contingent Value Rights to Receive Shares of
             Capital Stock.
    10.20    Amended and Restated Employment Agreement dated as of February 17,
             1999, between the Registrant and Joseph P. Micatrotto.
    21.1     Subsidiaries of the Registrant.
    23.1     Consent of Arthur Andersen LLP.
    23.2     Consent of Deloitte & Touche LLP.
    23.3     Consent of Faegre & Benson LLP (included in Exhibit No. 5.1 to the
             Registration Statement).
   *24.1     Powers of Attorney.
    27.1     Financial Data Schedule.

* Previously filed
(b) Financial Statement Schedules

  None required.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions summarized in Item 14 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

The undersigned Company hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

The undersigned Company hereby undertakes that:

   (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to the registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on March 24, 1999.

                                          BUCA, INC.

                                                 /s/ Joseph P. Micatrotto
                                          By___________________________________
                                                 Joseph P. Micatrotto
                                                 President and Chief Executive
                                                 Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 24, 1999.

              Signature                                   Title


      /s/ Joseph P. Micatrotto            President and Chief Executive
_____________________________________     Officer
        Joseph P. Micatrotto              (Principal Executive Officer) and
                                          Director


          /s/ Greg A. Gadel
_____________________________________     Chief Financial Officer
            Greg A. Gadel                 (Principal Financing and Accounting
                                          Officer)


            Don W. Hays                   Board of Directors
            Peter J. Mihajlov
            Philip A. Roberts
            John P. Whaley
            David Yarnell
            Paul Zepf

--------
* Joseph P. Micatrotto, by signing his name hereto, does hereby sign this document on behalf of each of the above-named officers and/or directors of the Company pursuant to powers of attorney duly executed by such persons.


                                                 /s/ Joseph P. Micatrotto
                                          By___________________________________
                                            Joseph P. Micatrotto, Attorney-in-
                                                           Fact